As filed with the Securities and Exchange Commission on July 22, 2015

File No. 333-204434

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ANTRIABIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54495	27-3440894
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1450 Infinite Drive

Louisville, CO 80027

(303)222-2128

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

AntriaBio, Inc.

Attn: Nevan Elam, CEO

1450 Infinite Drive

Louisville, CO 80027

(303)222-2128

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Dorsey & Whitney LLP

Attn: Michael L. Weiner

1400 Wewetta Street, Suite 400

Denver, CO 80202

(303) 629-3400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act: ☐ a large accelerated filer, ☐ an accelerated file, ☐ a non-accelerated filer, or ☒ a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum aggregate offering price (2)	Amount of Registration Fee (3)
Common stock, $0.001 to be offered for resale by the selling stockholders issued in connection with the Unit Financings (as defined herein).	6,040,921	$1.58	$9,544,655.18	$1,109.09
Common stock, $0.001 to be offered for resale by the selling stockholders and issuable upon the exercise of Unit Warrants (as defined herein) issued in connection with the Unit Financing.	6,040,921	$1.58	$9,544,655.18	$1,109.09
Common stock, $0.001 to be offered for resale by the selling stockholders and issuable upon the exercise of compensation warrants issued in connection with the Unit Financing.	1,824,489	$1.58	$2,882,692.62	$334.97
Total Registration Fee	13,906,331	$1.58	$21,972,002.98	$2,553.15

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder also include an indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends, stock distributions and similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(c) under the Securities using the average of the high and low prices of the common stock on the OTCQB on May 18, 2015, a date within five (5) trading days prior to the date of the filing of this registration statement.

(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2015

ANTRIABIO, INC.

PRELIMINARY PROSPECTUS

13,906,331 Shares of Common Stock

This prospectus relates to the resale, from time to time by certain selling stockholders (the “selling stockholders”), of up to an aggregate 13,906,331 shares of our common stock consisting of:

(1)	6,040,921 shares of common stock issued to the selling stockholders in connection with the Unit Financing (as defined herein);

(2)	6,040,921 shares of common stock issuable upon the exercise of outstanding warrants (the “Unit Warrants”) issued to the selling stockholders in connection with the Unit Financing; and

(3)	1,824,489 shares of common stock issuable upon the exercise of outstanding compensation warrants issued to certain selling stockholders for services rendered to us in connection with the Unit Financing.

We will not receive any of the proceeds from the resale of these shares of our common stock by the selling stockholders. However, upon exercise we will receive the cash exercise price of the Unit Warrants. If the compensation warrants are cashlessly exercised we will not receive any cash from these exercises.

The selling stockholders may sell or otherwise dispose of the shares of common stock or the shares of common stock issuable upon exercise of warrants covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. Additional information about the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided in the sections entitled “Selling Stockholders” and “Plan of Distribution” of this prospectus.

Our common stock is presently quoted on the OTCQB under the symbol “ANTB”. On July 20, 2015, the closing bid price of our common stock was $1.90 per share of common stock.

We issued an aggregate 13,906,331 of the shares covered by this prospectus in the Unit Financing. Additional information about the Unit Financing is provided in the section entitled “Description of Private Placements” of this prospectus.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on Page 12 of this prospectus before deciding whether to invest in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2015

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You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that this prospectus is correct as of any time after its date.

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ABOUT THE PROSPECTUS

Unless otherwise stated to the contrary, this prospectus, references to the “Company,” “AntriaBio,” “we,” “us,” and “our” and similar terms refer to AntriaBio, Inc. and its subsidiary, AntriaBio Delaware, Inc. References to our “common stock” refer to the common stock, par value $0.001 per share, of AntriaBio, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and the documents incorporated by reference herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and the information it incorporates by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” beginning on page 12 of this prospectus, in our most recent Annual Report on Form 10-K, as well as any subsequent filings with the United States Securities and Exchange Commission. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” in this prospectus before making an investment decision. See the Risk Factors section of this prospectus on page 12 for a discussion of the risks involved in investing in our securities. Unless otherwise noted, all share and per share data in this prospectus, as well as all exercise price or conversion price data with respect to our convertible securities gives effect to a 6 for 1 reverse stock split of our common stock effected on May 1, 2014.

ANTRIABIO, INC.

Our Company

We are a biopharmaceutical company that develops novel, sustained release therapeutics based on our proprietary microsphere formulation and manufacturing platform. Specifically, we apply our microsphere technology to well-characterized molecules in order to improve significantly the existing standard of care. We also believe that our approach to pharmaceutical development may result in differentiated, patent-protected products which provide significant benefits to patients while reducing safety concerns, approval risks and overall development costs.

Our Lead Product Candidate

Our lead product candidate, AB101, is human recombinant insulin that has been formulated with a polymer in biodegradable microspheres for use in patients with type 1 and type 2 diabetes who require basal insulin replacement therapy for the control of hyperglycemia. We believe that AB101 is a unique and differentiated product when compared to existing commercially available therapies. We expect AB101 to be administered through a once per week subcutaneous injection which provides a near peak-less, slow and uniform release of human recombinant insulin. In contrast, the two currently approved basal insulin products in this $10 billion market are administered by subcutaneous injection either daily or twice a day and unlike AB101, these products are insulin analogues (synthetic insulin).

Summary of Diabetes

Diabetes is a chronic, life-threatening disease that is characterized by elevated levels of blood sugar, or glucose. Glucose is vital to the body as a source of energy for cells that constitute muscles and other tissues. Insulin is a hormone that is secreted by the pancreas and it regulates blood glucose levels by moving glucose into cells for utilization. The pancreas produces what is known as basal insulin which is a slow, steady release of insulin between meals and overnight and in response to food that is consumed, the pancreas also produces bolus (meal-time) insulin. Diabetes is a condition that results from either the inability of the pancreas to produce insulin or the inability of the body to effectively use the insulin that is produced. Further, a condition known as pre-diabetes is characterized by blood glucose levels which are higher than normal, but not high enough to be classified as diabetes. Possible long-term complications of diabetes include heart disease, stroke, kidney failure, blindness and amputation.

According to the International Diabetes Federation (IDF), approximately 380 million people in the world are currently living with diabetes and that number is expected to increase to nearly 600 million by 2035. In 2013, diabetes resulted in more than $500 billion in health expenditures globally, or 11% of the total healthcare related spending on adults. In the United States, the Centers for Disease Control (CDC) estimates that 29 million people – or roughly one out of every 11 people – are currently living with diabetes. The CDC also estimates that in the United States over 85 million people – more than one out of three adults – have pre-diabetes.

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The most prevalent forms of diabetes are referred to as type 1 and type 2 diabetes. In type 1 diabetes, which accounts for approximately 5% to 10% of all diagnosed cases of diabetes, the precise cause is still unknown, although it is hypothesized that the onset of the disease is triggered by a combination of genetic and environmental factors such as viruses. In most cases of type 1 diabetes, the body’s immune system mistakenly destroys the beta cells in the pancreas that produce insulin. Type 1 diabetes can only be treated with insulin replacement therapy, delivered via multiple injections or through an insulin pump.

Type 2 diabetes, which accounts for approximately 90% of all diagnosed cases, occurs when the body becomes resistant to insulin or does not make enough insulin to properly regulate blood glucose levels. Common risk factors for type 2 diabetes include: obesity, high cholesterol, high blood pressure, advanced age, physical inactivity, gestational diabetes, race/ethnicity and a family history of diabetes. Management of type 2 diabetes requires a multifaceted approach, beginning with a healthy dietary and exercise regimen. While some individuals with type 2 diabetes are able to successfully manage their blood glucose levels through diet and exercise alone, many require oral medications to: decrease glucose production and glucose levels, stimulate insulin production, increase sensitivity to the effects of insulin, and prevent the kidneys from reabsorbing glucose. Examples of oral medications include metformin, sulfonylureas, meglitinides, thiazolidinediones, DPP-4 inhibitors, GLP-1 receptor agonists and SGLT-2 inhibitors. When oral medications in concert with lifestyle adjustments are insufficient to regulate blood glucose levels, insulin replacement therapy is required for individuals with type 2 diabetes.

AB101 Formulation and Preclincial Results

Our goal was to develop a human recombinant insulin formulation which could be administered in a single, small volume injection to cover approximately one week of basal insulin requirements. We believe that the use of a solvent based microsphere technology is ideal to achieve this objective. However, insulin is a protein that is not dissolvable in oil-based solvents which presents a fundamental challenge when trying to develop a robust, predicable therapeutic. Our scientific team was able to overcome this conundrum by using PEGylation chemistry to attach a low molecular weight PEG on a specific site (PheB1) at the terminus of the insulin B peptide chain. By applying a PEG to the molecule in this fashion, insulin becomes amphiphilic and can be uniformly dissolved in either oil or water based solutions, including microsphere formulations. We have completed most of the critical analytical methods for AB101 including determining the strength and release profile of the drug as well as other physical and chemical attributes such as particle size and residual solvents.

AB101’s Market Potential

We believe that a once-a-week injection of AB101, if approved, will result in greater patient compliance and set a new standard in basal insulin therapy. In North America, basal insulin already commands a 47% share of total insulin usage. In 2013, Sanofi-Aventis sold approximately $8 billion of Lantus, a daily injectable basal insulin therapy while Novo Nordisk sold approximately $2 billion of Levemir, a twice daily injectable basal insulin. We believe that our once-a-week injection would provide seven days of basal insulin coverage with the potential to significantly improve the treatment paradigm. Furthermore, there is an opportunity for AB101 to enter new markets outside of North America where basal insulin has limited penetration. Basal insulin represents 36% of all insulin use in Europe, 29% of all insulin use in Japan and Korea, 13% of all insulin use in China, and 26% of all insulin use in rest of world. As a result of AB101’s weekly injection profile, it has the potential to be used in patients with type 2 diabetes who are using oral agents but who require improved glycemic control through the addition of insulin. According to the CDC, 58% of all individuals with diabetes use oral medications only, and 16% use no medication at all. As a basal insulin replacement therapy, AB101 supplements the effects of endogenous and exogenous insulin and complements the effects of orally administered hypoglycemic agents. Endogenous insulin is insulin produced by the pancreas in the human body. Exogenous insulin is insulin delivered by administration of AB101. It is generally believed that the reluctance to initiate insulin therapy is a result of resistance to take multiple injections for both regular and current long-acting insulin as well as the multiple finger sticks needed to monitor blood glucose levels.

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AB101 Development Program

In calendar year 2014 and first quarter of calendar year 2015, we successfully raised $22.8 million to fund our operations including hiring and retaining qualified staff, leasing a manufacturing and research facility and engaging third party advisors to assist in the AB101 development efforts. In May 2014, we leased a facility in Louisville, Colorado which was previously used by a pharmaceutical company, allowing us to take advantage of existing pharmaceutical specific infrastructure. Nonetheless, we will still have to make leasehold improvements in our laboratory and construct a current good manufacturing principals (cGMP) aseptic manufacturing suite. We commenced construction of the laboratory improvements and the manufacturing suite in February 2015 and we estimate the construction will cost at least $2.5 million. We have also hired critical staff in the areas of formulation chemistry, analytical method development, preclinical development, manufacturing and quality assurance and quality control.

Following the move into our Louisville, Colorado facility, we placed into service the manufacturing and analytical equipment which was previously used by PR Pharmaceuticals, Inc. to produce AB101. We have tested and re-commissioned the equipment including carrying out simulated manufacturing to ensure that the platform is operational. As part of this process, we have discovered that some of the equipment is broken or was managed by software which is outdated and unsupported. Additional equipment is needed to maintain a cGMP manufacturing suite. As a result, we anticipate acquiring or leasing additional equipment which may cost approximately $2 million. We have produced fresh GLP AB101 material this year to support our investigational new drug application (IND) enabling animal studies and following the completion of our manufacturing suite, we plan on producing cGMP material in the second half of calendar year 2015 to support our US clinical program.

Additional AB101 Preclinical and Clinical Plans

In 2015, as a precursor to our US clinical studies and in order to fulfill the US Food and Drug Administration (FDA) requirements for GLP toxicity studies in support of our IND, we are conducting necessary IND-enabling pre-clinical studies, including acute and sub-acute toxicity studies in at least two species, safety pharmacology, and mutagenicity/genotoxicity studies.

In our clinical studies our objective is to demonstrate that AB101 is safe and effective at the intended once weekly subcutaneous dosing frequency and that it is non-inferior to current standard of care basal insulin therapies in controlling blood glucose without an undue risk of hypoglycemia. After completion of additional IND-enabling work, we plan on filing an IND with the FDA, followed by the initiation of a clinical trial in the fourth quarter of calendar 2015. The objectives of the Phase 1 program will be to assess the single and repeat (once weekly) ascending dose safety, pharmacokinetics (PK), and pharmacodynamics (PD) in the target population with type 1 and type 2 diabetes, including confirmation of the time action profile for glucose lowering (Phase 2a data). Following successful completion of the Phase 1/2a program, Phase 2b trials in both populations will be conducted to obtain proof-of-concept for the intended once weekly dosing regimen, using the accepted biomarker for glucose efficacy, compared to a standard of care basal insulin such as Lantus.

If proof-of-concept trials are successful, we intend to expand our clinical program to include Phase 3 registration trials in various jurisdictions including the United States and Europe, to obtain regulatory and marketing approval. The Phase 3 program would include studies in combination with other injectable and oral glucose lowering therapies, and would be designed to meet regulatory guidelines for the development of therapies for diabetes, while achieving an expanded label at the time of product launch.

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Our Corporate Strategy

In calendar year 2015 we have five key objectives including the following:

1)	Complete the build-out of our manufacturing suite in our Louisville, Colorado facility and produce AB101 material for our first human clinical study in accordance with current good manufacturing practices (cGMP).
2)	Complete toxicology studies in two animal species for AB101 to enable the filing of an IND with the FDA.
3)	File the IND with FDA.
4)	Commence our first clinical study for AB101 in the fourth quarter of calendar 2015.
5)	Announce an additional pipeline candidate using our proprietary platform.

Our 2015 corporate objectives are dependent upon one another and to the extent that there is a delay or complication in any one objective, our ability to timely complete our other goals could be adversely impacted.

For example, prior to conducting our first human study, we must first file and have accepted an IND with FDA. Preparing the IND is an involved process and, amongst other things, its submission is predicated upon completion of toxicology studies in two animal species. We have begun these animal studies and we expect to have final results this year which would facilitate the filing of our IND.

We are currently in the process of producing the requisite AB101 material for use in the toxicology studies and to the extent there is a delay in the production and release of that material, our timeline for obtaining results from the toxicology studies could be extended which would delay our submission of the IND to FDA and ultimately delay the commencement of our first human study.

As another example of the interdependent nature of our corporate objectives, to date we have successfully produced AB101 material in our labs, but we have not produced material under aseptic process conditions which will require the construction of a sterile manufacturing suite in our facilities in Louisville, Colorado. We commenced the construction of that suite in February 2015 and while we have secured the necessary permits and retained a qualified contractor with relevant pharmaceutical construction experience, the fabrication of a cGMP suite is complex and there could be construction delays. There are also uncertainties with respect to the procurement and installation of specialized equipment for our microsphere platform. We currently anticipate completion of construction by August 2015, but any unforeseen construction related issues could delay the completion of the suite and commencement of any clinical studies.

Further, once the cGMP manufacturing suite is complete, we will need to produce test batches of AB101 material to be analyzed for suitability for use in human clinical studies. If we discover that certain modifications need to be made to the manufacturing suite to meet our specifications for AB101, our ability to produce sterile material suitable for human dosing would be delayed.

Risks that We Face

Our Business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 12. These risks include, among others, the following:

•	We are a preclinical stage company and we do not have, and may never have, any products that generate significant revenues.

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•	We will need substantial additional capital to fund our operations and if we fail to obtain additional capital, we may be unable to complete the development and commercialization of our product candidates or continue our research and development programs.
•	We rely on a single product candidate, and if the market does not develop for that candidate it could adversely impact our operating results.
•	Adverse events in our clinical trials may force us to stop development of our product candidate or prevent regulatory approval of our product candidates.
•	As our product candidates advance through clinical trials, they may not have favorable results or receive regulatory approval.

Corporate Information

Our principal executive offices are located at 1450 Infinite Drive, Louisville, CO 80027, and our telephone number is (303) 222-2128. Our internet address is http://www.antriabio.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

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The Offering

Common stock offered by selling stockholders	13,906,331 shares of common stock consisting of:

(1)	6,040,921 shares of common stock issued to the selling stockholders in connection with the Unit Financing;

(2)	6,040,921 shares of common stock issuable upon the exercise of the Unit Warrants issued to the selling stockholders in connection with the Unit Financing; and

(3)	1,824,489 shares of common stock issuable upon the exercise of compensation warrants issued to certain selling stockholders as compensation for services rendered to us in connection with the Unit Financing.

Common stock offered by us	None.

Common stock outstanding after this offering (assuming full exercise of the Unit Warrants and the Compensation Warrants (as defined below))	32,203,629

Use of Proceeds	We will not receive any of the proceeds from the resale or other disposition of the shares of our common stock covered by this prospectus by the selling stockholders. However, we will receive the cash exercise price upon the exercise of the common stock purchase warrants, other than the compensation warrants, the underlying shares of which are offered by this prospectus.

OTCQB symbol for our Common Stock	“ANTB”

Risk Factors	Investing in our common stock involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 12 for a discussion of factors you should consider carefully before deciding to invest in our securities.

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DESCRIPTION OF PRIVATE PLACEMENTS

During the fiscal year of 2015, our management and board of directors (the “Board”) entered into discussions with respect to potential equity and debt financing opportunities to raise up to $15,000,000 to address the Company’s working capital needs. As a result of these discussions, on September 11, 2014, we entered into a placement agent agreement (the “Placement Agent Agreement”) with Paulson Investment Company, Inc. (“Paulson” or the “Placement Agent”), a registered FINRA broker-dealer, whereby Paulson agreed to act as our exclusive placement agent from the date of the Placement Agent Agreement until the agreement is terminated.

Unit Financing

On February 23, 2015 and April 6, 2015, we closed private placement transactions (the “Unit Financing”) with approximately 104 accredited investors for 6,040,921 Units at a price per unit of $1.85 per Unit. In connection with the close of the Unit Financing, we entered into subscription agreements pursuant to which we issued units of the Company (each a “Unit” and collectively, the “Units”) to the investors. Each Unit consists of one share of our common stock and one transferable Unit Warrant. Each whole Unit Warrant entitles the holder to purchase one share of our common stock at a price of $2.50 per share of common stock at any time until 5:00 p.m. (Pacific Time) on the date that is thirty-six (36) months following the close of the Unit Financing. We received gross cash proceeds of approximately $11.1 million, excluding Placement Agent compensation, transaction costs, fees and expenses in the Unit Financing. This prospectus covers the shares of our common stock issuable upon the exercise of the Unit Warrants.

Placement Agent Compensation

As compensation for its efforts in the Bridge Financing and the Unit Financing, we paid Paulson placement agent fees of approximately $1.1 million and we issued them a compensation warrant in connection with the Unit Financing to purchase up to 1,824,489 shares of our common stock for a period of seven (7) years from the date of issuance with an exercise price of $2.50 per share of common stock. The compensation warrants issued to Paulson in connection with the Unit Financing contain cashless exercise rights, and shall be adjusted both as to the number of shares of common stock and price into which and at which they are exercisable, based on any splits, conversions, or reorganizations that affect the Company’s common stock. The compensation warrants issued to Paulson in connection with the Unit Financings are referred to herein as the “Compensation Warrants.” This prospectus covers the shares of our common stock issuable upon the exercise of the Compensation Warrants.

Registration Rights

Pursuant to our contractual obligations under the Placement Agent Agreement and the Unit Financing, we are required to file a registration statement (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”) within ninety (90) days following the close of the Unit Financing. The Registration Statement covers: (i) shares of common stock issued in connection with the Unit Financing; (ii) shares of common stock issuable upon the exercise of the Unit Warrants; and (iii) shares of common stock issuable upon the exercise of the Compensation Warrants issued to Paulson as compensation in connection with the Unit Financing. We have agreed to take all necessary actions and make all necessary filings to keep the Registration Statement effective for a period that extends from the first date on which the United States Securities and Exchange Commission (the “SEC”) issues an order of effectiveness in relation to the Registration Statement until such date as our legal counsel issues a legal opinion asserting that the shares of our common stock registered for resale under this prospectus are available for resale under Rule 144 of the Securities Act.

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RISK FACTORS

An investment in us involves a high degree of risk. You should consider carefully the following information about these risks before deciding to purchase any of our securities. If any of the events or developments described below actually occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, you may lose all or part of your investment. In addition, it is also possible that other risks and uncertainties that affect our business may arise or become material in the future.

Risks Related to Our Business

We will need substantial additional capital to fund our operations and if we fail to obtain additional capital, we may be unable to complete the development and commercialization of our product candidates or continue our research and development programs

Our operations will consume substantial amounts of cash. We expect to spend substantial amounts on research and development, including amounts spent on conducting preclinical activities, clinical trials for our product candidates, manufacturing, clinical trial materials, and expanding our research and development program. As of May 18, 2015, we have $8.4 million in cash on hand. It is anticipated that we will need additional capital through fiscal year end June 30, 2016 to cover operating expenses, clinical testing and leasehold improvements on a lab facility. We expect that our cash used by operations will continue to increase for the next several years. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our drug development or research and development programs. We also may be required to:

•	seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; and

•	relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available.

Our independent registered public accounting firms reports, contained herein, include explanatory paragraphs that express substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on the basis that we will continue as a going concern. For the period from March 24, 2010 (inception) to June 30, 2014, we have an accumulated deficit of $17,746,924. As of June 30, 2014, our total stockholder’s equity was $6,406,731 and we had working capital of $5,343,519. We expect to continue to incur losses for the foreseeable future as we develop and commercialize AB101, and we must raise additional capital from external sources in order to sustain our operations. Primarily as a result of our history of losses and limited cash balances, our independent registered public accounting firm has included in their audit report an explanatory paragraphs expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, our ability to obtain financing to continue to fund our operations. We cannot provide any assurance that we will be able to raise additional capital. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our clinical and regulatory efforts.

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We are at an early stage of development as a company and we do not have, and may never have, any products that generate significant revenues

We are at an early stage of development as a proprietary product specialty pharmaceutical company and we do not have any commercial products. Our existing product candidates will require extensive additional clinical evaluation, regulatory review, significant marketing efforts and substantial investment before they could provide us with any revenues. Our efforts may not lead to commercially successful products, for a number of reasons, including:

•	our product candidates may not prove to be safe and effective in clinical trials;

•	we may not be able to obtain regulatory approvals for our product candidates or approved uses may be narrower than we seek;

•	we may not have adequate financial or other resources to complete the development and commercialization of our product candidates; or

•	any products that are approved may not be accepted or reimbursed in the marketplace.

We do not expect to be able to market any of our product candidates for a number of years. If we are unable to develop, receive approval for, or successfully commercialize any of our product candidates, we will be unable to generate significant revenues. If our development programs are delayed, we may have to raise additional capital or reduce or cease our operations.

Initially, we expect to derive all of our revenues, if any, from AB101. As we cannot currently enter the market with AB101, it is uncertain whether AB101 will achieve and sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on our ability to successfully commercialize and market our produces. Failure of consumers to accept AB101 would significantly adversely affect our revenues and profitability.

We have never generated any revenues and may never become profitable

Since inception, we have not generated any revenues and have incurred an accumulated deficit of $17,746,924 through June 30, 2014. We expect to continue to incur substantial operating losses for the next several years as we pursue our clinical trials and research and development efforts. To become profitable, we must successfully develop, manufacture and market our product candidates, either alone or in conjunction with possible collaborators. We may never have any revenues or become profitable.

Our limited operating history makes it difficult to evaluate our business and prospects

Our operations to date have been limited to organizing and staffing our company and acquiring product and technology rights. We have not demonstrated an ability to perform preclinical testing, conduct clinical trials, obtain regulatory approval for or commercialize a product candidate. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a history of successfully testing, developing and commercializing pharmaceutical products.

Our 2015 corporate objectives are dependent upon one another and to the extent that there is a delay or complication in any one objective, our ability to timely complete our other goals could be adversely impacted

For example, prior to conducting our first human study, we must first file and have accepted an IND with FDA. Preparing an IND is an involved process and, amongst other things, its submission is predicated upon completion of toxicology studies in two animal species. We have begun these animal studies and we expect to have final results this year which would facilitate the filing of our IND.

We are currently in the process of producing the requisite AB101 material for use in the toxicology studies and to the extent there is a delay in the production and release of that material, our timeline for obtaining results from the toxicology studies could be extended which would delay our submission of an IND to FDA and ultimately delay the commencement of our first human study.

As another example of the interdependent nature of our corporate objectives, to date we have successfully produced AB101 material in our labs, but we have not produced material under aseptic process conditions which will require the construction of a sterile manufacturing suite in our facilities in Louisville, Colorado. We commenced the construction of that suite in February 2015 and while we have secured the necessary permits and retained a qualified contractor with relevant pharmaceutical construction experience, the fabrication of a cGMP suite is complex and there could be construction delays. There are also uncertainties with respect to the procurement and installation of specialized equipment for our microsphere platform. We currently anticipate completion of construction by August 2015, but any unforeseen construction related issues could delay the completion of the suite and commencement of any clinical studies.

Further, once the cGMP manufacturing suite is complete, we will need to produce test batches of AB101 material to be analyzed for suitability for use in human clinical studies. If we discover that certain modifications need to be made to the manufacturing suite to meet our specifications for AB101, our ability to produce sterile material suitable for human dosing would be delayed. If the material we produce is of insufficient quality, we may not be able to use it in our preclinical trials. Any inability to use our supply of AB101 in our pre-clinical trials would cause delays in our plans and increase costs.

Any failure by our third-party manufacturers on which we rely to produce our preclinical and clinical drug supplies and on which we intend to rely to produce commercial supplies of any approved product candidates may delay or impair our ability to commercialize our product candidates

We rely upon a small number of third-party manufacturers and active pharmaceutical ingredient formulators for the manufacture of raw materials which are necessary for formulation of our material, including AB101, for preclinical and clinical testing purposes and intend to continue to do so in the future. We also expect to rely upon third parties to produce materials required for the commercial production of our product candidates if we succeed in obtaining necessary regulatory approvals. If we are unable to arrange for third-party manufacturing sources, or do so on commercially unreasonable terms, we may not be able to complete development of our product candidates or market them.

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There are a small number of suppliers for raw materials that we use to manufacture our drugs. Such suppliers may not sell these raw materials to our manufacturers at the times we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Although we generally do not begin a clinical study unless we believe we have a sufficient supply of a product candidate to complete the clinical study, any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical study due to the need to replace a third-party manufacturer could considerably delay completion of our clinical studies, product testing and potential regulatory approval of our product candidates. If our manufacturers or we are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply of such product candidates, which would impair our ability to generate revenues from the sale of our product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control including a failure to synthesize and manufacture our product candidates in accordance with our product specifications and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. In addition, the FDA and other regulatory authorities require that our product candidates be manufactured according to current good manufacturing practices and similar foreign standards. Any failure by our third-party manufacturers to comply with current good manufacturing practices or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of product candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our product candidates. In addition, such failure could be the basis for action by the FDA to withdraw approvals for product candidates previously granted to us and for other regulatory action, including recall or seizure, total or partial suspension of production or injunction.

Because of the complex nature of our compounds, our manufacturers may not be able to manufacture our compounds at a cost or in quantities or in a timely manner necessary to make commercially successful products. If we successfully commercialize any of our drugs, we may be required to establish large-scale commercial manufacturing capabilities. In addition, as our drug development pipeline increases and matures, we will have a greater need for clinical study and commercial manufacturing capacity. We have no experience manufacturing pharmaceutical products on a commercial scale and some of these suppliers will need to increase their scale of production to meet our projected needs for commercial manufacturing, the satisfaction of which on a timely basis may not be met.

We may experience delays in our clinical trials that could adversely affect our financial position and our commercial prospects

For AB101, we are currently planning to begin clinical trials in the second half of calendar year 2015. Many factors could affect the timing of clinical trials, including lack of material, insufficiency of the quality of material, slow patient recruitment, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Other companies may be conducting clinical trials or may announce plans for future trials that will be seeking patients with the same indications as those we are studying. As a result of all of these factors, our trials may take longer to enroll patients than we anticipate. Delays in patient enrollment in the trials may increase our costs and slow down our product development and approval process. Our product development costs will also increase if we need to perform more or larger clinical trials than planned. Any delays in completing our clinical trials will delay our ability to generate revenue from product sales, and we may have insufficient capital resources to support our operations.

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Adverse events in our clinical trials may force us to stop development of our product candidates or prevent regulatory approval of our product candidates

Our product candidates may produce serious adverse events. These adverse events could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA, or other regulatory authorities requesting additional preclinical data or denying approval of our product candidates for any or all targeted indications. An institutional review board, independent data safety monitoring board, the FDA, other regulatory authorities or the Company itself may suspend or terminate clinical trials at any time. We cannot assure you that any of our product candidates will prove safe for human use.

If our product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and we will be unable to market them

The regulatory review approval process typically is expensive, takes many years and the timing of any approval cannot be accurately predicted. If we fail to obtain regulatory approval for our current or future product candidates, we will be unable to market and sell such products and therefore may never be profitable.

As part of the regulatory approval process, we must conduct preclinical studies and clinical trials for each product candidate to demonstrate safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results and regulations applicable to any particular product candidate.

The results of preclinical studies and initial clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. We cannot assure you that the data collected from the preclinical studies and clinical trials of our product candidates will be sufficient to support FDA or other regulatory approval. In addition, the continuation of a particular study after review by an independent data safety monitoring board does not necessarily indicate that our product candidate will achieve the clinical endpoint.

The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:

•	a product candidate may not be safe or effective;

•	the manufacturing processes or facilities we have selected may not meet the applicable requirements; and

•	changes in their approval policies or adoption of new regulations may require additional work.

Any delay in, or failure to receive or maintain, approval for any of our products could prevent us from ever generating meaningful revenues or achieving profitability.

Our product candidates are prone to the risks of failure inherent in drug development. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate with substantial evidence gathered in preclinical and well-controlled clinical studies, and, with respect to approval in the US, to the satisfaction of the FDA and, with respect to approval in other countries, similar regulatory authorities in those countries, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate.

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Despite our efforts, our product candidates may not:

•	offer therapeutic or other improvement over existing, comparable therapeutics;

•	be proven safe and effective in clinical studies;

•	meet applicable regulatory standards;

•	be capable of being produced in sufficient quantities at acceptable costs;

•	be successfully commercialized; or

•	obtain favorable reimbursement.

We are not permitted to market AB101 or any of our other product candidates in the US until we receive approval of a new drug application, or approval of a biologics license application, from the FDA, or in any foreign countries until we receive the requisite approval from such countries. We have not submitted a new drug application or biologics license application or received marketing approval for any of our product candidates.

Preclinical testing and clinical studies are long, expensive and uncertain processes. We may spend several years completing our testing for any particular product candidate, and failure can occur at any stage. Negative or inconclusive results or adverse medical events during a clinical study could also cause the FDA or us to terminate a clinical study or require that we repeat it or conduct additional clinical studies. Additionally, data obtained from a clinical study is susceptible to varying interpretations and the FDA or other regulatory authorities may interpret the results of our clinical studies less favorably than we do. The FDA and equivalent foreign regulatory agencies have substantial discretion in the approval process and may decide that our data is insufficient to support a marketing application and require additional preclinical, clinical or other studies.

Because the results of preclinical testing or earlier clinical studies are not necessarily predictive of future results none of the product candidates we advance into clinical studies, if any, may have favorable results in later clinical studies or receive regulatory approval

Success in preclinical testing and early clinical studies does not ensure that later clinical studies will generate adequate data to demonstrate the efficacy and safety of an investigational drug or biologic. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience, have suffered significant setbacks in Phase 3 clinical studies, even after seeing promising results in earlier clinical studies. We do not know whether any clinical studies we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our product candidates. If later stage clinical studies do not produce favorable results, our ability to achieve regulatory approval for any of our product candidates may be adversely impacted. Even if we believe that our product candidates have performed satisfactorily in preclinical testing and clinical studies, we may nonetheless fail to obtain FDA approval for our product candidates.

Due to our reliance on contract research organizations or other third parties to conduct clinical trials, we are unable to directly control the timing, conduct and expense of our clinical trials

We plan to rely primarily on third parties to conduct our clinical trials. As a result, we will have less control over the conduct of the clinical trials, the timing and completion of the trials, the required reporting of adverse events and the management of data developed through the trial than would be the case if we were to rely entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may experience unexpected increased costs that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

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Our competitors may develop and market drugs that are less expensive, more effective or safer than our product candidates

The pharmaceutical market is highly competitive. For our product candidates that use currently approved active ingredients, we will face competition from the existing delivery method with each product candidate for which we are able to obtain approval, if any. In particular, if we successfully commercialize AB101, our product candidate would compete directly against Lantus, Levemir and Novo Nordisk’s Tresiba, which is pending FDA approval. Additionally, other pharmaceutical and biotechnology companies may be developing improved formulations of the same drugs that will compete with products we are developing. It is possible that our competitors will develop and market products that are less expensive, more effective or safer than our future products or that will render our products obsolete. We expect that competition from pharmaceutical and biotechnology companies, universities and public and private research institutions will increase. Many of these competitors have substantially greater financial, technical, research and other resources than we do. We may not have the financial resources, technical and research expertise or marketing, distribution or support capabilities to compete successfully.

After the completion of our clinical studies, we cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates and we cannot, therefore, predict the timing of any future revenue from these product candidates

Even if we achieve positive clinical results and file for regulatory approval, we cannot commercialize any of our product candidates until the appropriate regulatory authorities have reviewed and approved the applications for such product candidates. We cannot assure you that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate we develop. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical studies and FDA regulatory review.

Even if our product candidates receive regulatory approval, they may still face future development and regulatory difficulties

Even if US regulatory approval is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. For example, the label ultimately approved, if any, may include restrictions on use. Further, the FDA may require that long-term safety data may need to be obtained as a post-market requirement. Our product candidates will also be subject to ongoing FDA requirements governing the labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of safety and other post-market information. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices and regulations. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

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•	issue warning letters or untitled letters;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical studies;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate revenue.

If any of our product candidates for which we receive regulatory approval does not achieve broad market acceptance, the revenue that we generate from its sales, if any, will be limited

The commercial success of our product candidates for which we obtain marketing approval from the FDA or other regulatory authorities will depend upon the acceptance of these products by the medical community, including physicians, patients and health care payers. The degree of market acceptance of any of our approved products will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy compared to other products;

•	the prevalence and severity of any adverse effects;

•	limitations or warnings contained in a product’s FDA-approved labeling;

•	availability of alternative treatments;

•	pricing and cost-effectiveness;

•	the effectiveness of our or any future collaborators’ sales and marketing strategies;

•	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid; and

•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payers and patients, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payers on the benefits of our product candidates may require significant resources and may never be successful.

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Recently enacted and future legislation or regulatory reform of the health care system in the US and foreign jurisdictions may affect our ability to sell our products profitably

Our ability to commercialize our future products successfully, alone or with collaborators, will depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payers. The continuing efforts of the US and foreign governments, insurance companies, managed care organizations and other payers of health care services to contain or reduce health care costs may adversely affect our ability to set prices for our products which we believe are fair, and our ability to generate revenues and achieve and maintain profitability.

Specifically, in both the US and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Health Care Reform Law, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.

We will not know the full effects of the Health Care Reform Law until applicable federal and state agencies issue regulations or guidance under the new law. Although it is too early to determine the effect of the Health Care Reform Law, the new law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and also may increase our regulatory burdens and operating costs. We expect further federal and state proposals and health care reforms to continue to be proposed by legislators, which could limit the prices that can be charged for the products we develop and may limit our commercial opportunity.

Also in the US, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

The continuing efforts of government and other third-party payors to contain or reduce the costs of health care through various means may limit our commercial opportunity. It will be time-consuming and expensive for us to go through the process of seeking reimbursement from Medicare and private payors. Our products may not be considered cost-effective, and government and third-party private health insurance coverage and reimbursement may not be available to patients for any of our future products or sufficient to allow us to sell our products on a competitive and profitable basis. Our results of operations could be adversely affected by the MMA, the Health Care Reform Law, and additional prescription drug coverage legislation, by the possible effect of this legislation on amounts that private insurers will pay and by other health care reforms that may be enacted or adopted in the future. In addition, increasing emphasis on managed care in the US will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we or any potential collaborators could receive for any of our future products and could adversely affect our profitability.

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In some foreign countries, including major markets in the European Union and Japan, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical study that compares the cost effectiveness of our product candidates to other available therapies. Such pharmacoeconomic studies can be costly and the results uncertain. Our business could be harmed if reimbursement of our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

We face potential product liability exposure, and, if successful claims are brought against us, we may incur substantial liability

The use of our product candidates in clinical studies and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation;

•	withdrawal of clinical study participants;

•	costs of related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	the inability to commercialize our product candidates; and

•	decreased demand for our product candidates, if approved for commercial sale.

We currently do not have any product liability insurance coverage as we have not yet begun our clinical trials on our current product candidates. We plan on obtaining product liability insurance prior to beginning our clinical trials. Our product liability insurance coverage for our clinical studies may not be sufficient to reimburse us for all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for any of our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain this product liability insurance on commercially reasonable terms. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages

Our research and development activities involve the controlled use of potentially hazardous substances, including toxic chemical and biological materials. We could be held liable for any contamination, injury or other damages resulting from these hazardous substances. In addition, our operations produce hazardous waste products. While third parties are responsible for disposal of our hazardous waste, we could be liable under environmental laws for any required cleanup of sites at which our waste is disposed. Federal, state, foreign and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials. If we fail to comply with these laws and regulations at any time, or if they change, we may be subject to criminal sanctions and substantial civil liabilities, which may harm our business. Even if we continue to comply with all applicable laws and regulations regarding hazardous materials, we cannot eliminate the risk of accidental contamination or discharge and our resultant liability for any injuries or other damages caused by these accidents.

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If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue

We do not currently have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved by the FDA, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

Guidelines and recommendations published by various organizations may adversely affect the use of any products for which we may receive regulatory approval

Government agencies issue regulations and guidelines directly applicable to us and to our product candidates. In addition, professional societies, practice management groups, private health or science foundations and organizations involved in various diseases from time to time publish guidelines or recommendations to the medical and patient communities. These various sorts of recommendations may relate to such matters as product usage and use of related or competing therapies. For example, organizations like the American Heart Association have made recommendations about therapies in the cardiovascular therapeutics market. Changes to these recommendations or other guidelines advocating alternative therapies could result in decreased use of any products for which we may receive regulatory approval, which may adversely affect our results of operations.

If we are unable to successfully remediate material weaknesses in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, which adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with the audit of the fiscal 2014 consolidated financial statements of AntriBio, Inc., our auditors noted material weaknesses in our controls, principally as a result of not having segregated duties as our Chief Accounting Officer can initiate and complete transactions and not having measures that would prevent the Chief Accounting Officer from overriding the internal control system. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting that results in more than reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. We have also begun evaluating and implementing additional procedures to improve the segregation of duties. We cannot assure you, however, that these or other measures will fully remediate the deficiencies or material weakness described above. We also cannot assure you that we have identified all of our existing significant deficiencies and material weaknesses, or that we will not in the future have additional significant deficiencies or material weaknesses.

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Risks Related to Our Intellectual Property

If our or our licensors’ patent positions do not adequately protect our product candidates or any future products, others could compete with us more directly, which would harm our business

Our commercial success will depend in part on our and our licensors’ ability to obtain additional patents and protect our existing patent positions, particularly those patents for which we have secured exclusive rights, as well as our ability to maintain adequate protection of other intellectual property for our technologies, product candidates and any future products in the US and other countries. If we or our licensors do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could materially harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our product candidates and delay or render impossible our achievement of profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the US, and we may encounter significant problems in protecting our proprietary rights in these countries.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We and our licensors will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our or our licensors’ pending patent applications will result in issued patents;

•	any of our or our licensors’ patents will be valid or enforceable;

•	any patents issued to us or our licensors and collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others will not have an adverse effect on our business.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time- consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position.

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Our current patent positions and license portfolio may not include all patent rights needed for the full development and commercialization of our product candidates. We cannot be sure that patent rights we may need in the future will be available for license to us on commercially reasonable terms, or at all

We typically develop our product candidates using compounds that we have in-licensed, including their original composition of matter patents and patents that claim the activities and methods for such compounds’ production and use to the extent known at that time. The Company acquired from PR Pharmaceuticals, Inc. (“PRP”) a license agreement with Brookwood Pharmaceuticals (“Brookwood”) which is owned by Surmodics, Inc. The license agreement allows the Company to use certain controlled delivery technology owned by Brookwood that may prove useful in the delivery of basal insulin. The license agreement requires royalty payments to be made starting when commercial sales of products using the licensed technology occurs. As we learn more about the mechanisms of action and new methods of manufacture and use of these product candidates, we may file additional patent applications for these new inventions or we may need to ask our licensors to file them. We may also need to license additional patent rights or other rights on compounds, treatment methods or manufacturing processes because we learn that we need such rights during the continuing development of our product candidates.

Although our patents may prevent others from making, using or selling similar products, they do not ensure that we will not infringe the patent rights of third parties. We may not be aware of all patents or patent applications that may impact our ability to make, use or sell any of our product candidates or proposed product candidates. For example, because we sometimes identify the mechanism of action or molecular target of a given product candidate after identifying its composition of matter and therapeutic use, we may not be aware until the mechanism or target is further elucidated that a third party has an issued or pending patent claiming biological activities or targets that may cover our product candidate. US patent applications filed after November 29, 2000 are confidential in the US Patent and Trademark Office for the first 18 months after such applications’ earliest priority date, and patent offices in other countries often publish patent applications for the first time six months or more after filing. Furthermore, we may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. If others obtain patents with conflicting claims, we may need to obtain licenses to these patents or to develop or obtain alternative technology.

We may not be able to obtain any licenses or other rights to patents, technology or know-how from third parties necessary to conduct our business as described in this report and such licenses, if available at all, may not be available on commercially reasonable terms. Any failure to obtain such licenses could delay or prevent us from developing or commercializing our drug candidates or proposed product candidates, which would harm our business. Litigation or patent interference proceedings may be necessarily brought against third parties, as discussed below, to enforce any of our patents or other proprietary rights or to determine the scope and validity or enforceability of the proprietary rights of such third parties.

Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are involved in such litigation, it could cause delays in bringing product candidates to market and harm our ability to operate

Our commercial success will depend in part on our ability to manufacture, use, sell and offer to sell our product candidates and proposed product candidates without infringing patents or other proprietary rights of third parties. Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to our product candidates, the pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our or our licensors’ existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding the patentability of our inventions relating to our product candidates or the enforceability, validity or scope of protection offered by our patents relating to our product candidates.

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Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have our patents declared invalid, we may incur substantial monetary damages; encounter significant delays in bringing our product candidates to market; or be precluded from participating in the manufacture, use or sale of our product candidates or methods of treatment requiring licenses.

If our patent and other intellectual property protection is inadequate, our sales and profits could suffer or competitors could force our products completely out of the market

Patents which prevent the manufacture or sale of our products may be issued to others. We may have to license those patents and pay significant fees or royalties to the owners of the patents in order to keep marketing our products. This would cause profits on sales to suffer.

We have been granted patents or licensed patents in the United States, but patent applications that have been, or may in the future be, filed by us may not result in the issuance of additional patents. The scope of any patent issued may not be sufficient to protect our technology. The laws of foreign jurisdictions in which we intend to sell our products may not protect our rights to the same extent as the laws of the US.

In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology advances. We enter into confidentiality agreements with our employees and others, but these agreements may not be effective in protecting our proprietary information. Others may independently develop substantially equivalent proprietary information or obtain access to our know-how. Litigation, which is expensive, may be necessary to enforce or defend our patents or proprietary rights and may not end favorably for us. We may also choose to initiate litigation against other parties who we come to believe are infringing these patents. If such litigation is unsuccessful or if the patents are invalidated or canceled, we may have to write off the related intangible assets and such an event could significantly reduce our earnings. Any of our licenses, patents or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to us

Risks Related to Our Common Stock

Investors may experience dilution if we issue additional shares of common stock

In general, stockholders do not have preemptive rights to any common stock issued by us in the future. Therefore, stockholders may experience dilution of their equity investment if we issue additional shares of common stock in the future, including shares issuable under equity incentive plans, or if we issue securities that are convertible into shares of our common stock. Given that we will we require additional capital, we intend to raise funds in the future by issuing common stock which will cause dilution to our stockholders. We also have outstanding warrants to purchase a significant number of shares of common stock as well as a stock option pool available to employees, which if exercised, would cause dilution to our stockholders.

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There is a limited trading market for our common stock, which could make it difficult for you to liquidate an investment in our common stock, in a timely manner

Our common stock is currently traded on the OTCQB. Because there is a limited public market for our common stock, you may not be able to liquidate your investment when you want. We cannot assure you that an active trading market for our common stock will ever develop. The lack of an active public trading market means that you may not be able to sell your shares of common stock when you want, thereby increasing your market risk. However, an investor may find it difficult to obtain accurate quotations regarding the common stock’s market value. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

If securities analysts do not publish research or reports about our business or if they downgrade us or our sector, the price of our common stock could decline

The trading market for our common stock will depend in part on research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who cover us downgrades us or the industry in which we operate or the stock of any of our competitors, the price of our common stock will probably decline. If one or more of these analysts ceases coverage altogether, we could lose visibility, which could also lead to a decline in the price of the common stock.

We cannot assure you that our common stock will become listed on a securities exchange and the failure to do so may adversely affect your ability to dispose of our common stock in a timely fashion

We plan to seek listing of our common stock on the NYSE MKT or the NASDAQ exchange as soon as reasonably practicable. In 2011, the NYSE MKT and the NASDAQ amended their listing rules to restrict the ability of companies that have completed reverse mergers to list their securities on such exchanges. In order to become eligible to list their securities on such exchanges, reverse merger companies must have had their securities traded on an over-the-counter market for at least one year, maintained a closing price of $4.00 or higher for not less than 30 of the most recent 60 days prior to the filing of an initial listing application and prior to listing, and timely filed with the SEC all required reports since the consummation of the reverse merger, including one annual report containing audited financial statements for a full fiscal year commencing after the date of the filing of the Form 8-K containing the Company’s Form 10 information. As such, we may not be able to satisfy the initial listing standards of the NYSE MKT or NASDAQ exchanges in the foreseeable future or at all. Even if we are able to list our common stock on such exchanges, we may not be able to maintain a listing of the common stock on such stock exchange.

The market price and trading volume of our common stock may be volatile, which may adversely affect its market price

The market price of our common stock could be subject to significant fluctuations due to factors such as:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	limited trading activity;

•	the success or failure of our operating strategies and our perceived prospects; realization of any of the risks described in this section; failure to be covered by securities analysts or failure to meet the expectations of securities analysts;

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•	a decline in the stock prices of peer companies; and

•	a discount in the trading multiple of our common stock relative to that of common stock of certain of our peer companies due to perceived risks associated with our smaller size.

As a result, shares of our common stock may trade at prices significantly below the price you paid to acquire them. Furthermore, declines in the price of our common stock may adversely affect our ability to conduct future offerings or to recruit and retain key employees, including our managing directors and other key professional employees.

Our common stock may be considered a “penny stock”

Trades of our common stock are subject to Rule 15g-9 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has other rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

We have no current plan to pay dividends on our common stock and investors may lose the entire amount of their investment

We have no current plans to pay dividends on our common stock. Therefore, investors will not receive any funds absent a sale of their shares. We cannot assure investors of a positive return on their investment.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in section entitled “Risk Factors” of this prospectus and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the selling stockholders in the Unit Financing. We will not receive any proceeds from the sale or other disposition by the selling stockholders of the shares of our common stock covered by this prospectus. However, we will receive the cash exercise price of the Unit Warrants and will use the proceeds for normal operations.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB of the OTC Markets Group under the trading symbol “ANTB.” The OTCQB is an inter-dealer quotation and trading system and only market makers can apply to quote securities on the OTCQB. Trading in our common stock on the OTCQB has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these prices reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

The market data table takes into account our 6 for 1 Reverse Split effective May 1, 2014. The Company acknowledges that some media sites that report market and trading information reflect our trading information on a pre-Reverse Split basis and have not updated the share price data prior to the effectiveness of the Reverse Split to account for the Reverse Split.

The following table sets forth the high and low bid price information for our common stock for the fiscal quarters:

	Common Stock
	High	Low

Third quarter 2013	$15.00	$7.50
Fourth quarter 2013	$8.40	$3.90
First quarter 2014	$5.70	$1.85
Second quarter 2014	$4.56	$1.20
Third quarter 2014	$4.08	$2.40
Fourth quarter 2014	$4.00	$1.01
First quarter 2015	$2.14	$1.35
Second quarter 2015	$1.50	$0.90
Third quarter 2015	$2.25	$1.21

Prior to January 1, 2013, there had been limited trades of our common shares and all had been for a nominal amount.

Holders

As of July 20, 2015, there were of record approximately 291 holders of common stock.

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Dividends

We have never paid cash dividends and intend to employ all available funds in the development of our business. We have no plans to pay cash dividends in the near future. If we issue in the future any preferred stock or obtain financing from a bank, the terms of those financings may contain restrictions on our ability to pay dividends for so long as the preferred stock or bank financing is outstanding.

Equity Compensation Plan Information

Upon our acquisition of Antria Delaware pursuant to the Reverse Merger, we assumed the option agreements for 1,500,000 shares that had been issued by Antria Delaware (Assumed Options). The Assumed Options are governed by the terms of their respective option agreements. The Assumed Options generally are nontransferable and expire no later than five years from the date of grant. Between 50-66.7% of the shares of common stock issuable and/or exercised under the option agreements vest immediately on the grant date with the remainder to vested ratably monthly until the vesting date. The Assumed Options have an exercise price of $4.50 per share. The Assumed Options were duly approved by the Antria Delaware stockholders prior to the closing of the Reverse Merger and were granted to Steve Howe, Hoyoung Huh, Sankaram Mantripragada and Nevan Elam.

In June 2013, the Company approved the grant of options to purchase 8,334 shares of common stock to contractors of the Company. The options are governed by the terms of their respective option agreements and expire no later than five years from the date of the grant. The first 25% of the shares of common stock issuable and/or exercised under the option agreement vested immediately on the grant date with the remainder vesting in 25% intervals through October 2015. The options have an exercise price of $4.50

On March 26, 2014, the board of directors and the holders of a majority of the Company’s issued and outstanding stock, adopted the Company’s 2014 Stock and Incentive Plan. With the effectiveness of the plan by shareholder approval, the board issued to executives, directors and other employees options to purchase 2,835,000 shares of common stock and have issued additional options to purchase 460,000 shares of common stock since June 30, 2014. The options are governed by the 2014 Stock and Incentive Plan and expire no later than seven years from the date of the grant. The options vest on a monthly basis over 48 months with some options subject to a one year cliff and have an exercise price based on the fair value of the common stock on the date of grant.

On February 23, 2015, the board of directors adopted the Company’s 2015 Non Qualified Stock Option Plan which allows the Company to issue up to 6,850,000 shares of common stock in the form of stock options. The board of directors has issued options to purchase 4,072,000 shares of common stock on February 23, 2015. The options are governed by the 2015 Non Qualified Stock Option Plan and expire no later than ten years from the date of the grant. The options vest on a monthly basis over 48 months with some options subject to a one year cliff and have an exercise price based on the fair value of the common stock on the date of grant.

The following table displays equity compensation plan information as of June 30, 2014:

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	2,835,000	$3.14	915,000
Equity compensation plans not approved by security holders	1,508,334	$4.50	-
Total	4,343,334	$3.61	915,000

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SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year.

Summary of Operations

	Nine Month
	Period Ended	Year Ended	Year Ended
	March 31, 2015	June 30, 2014	June 30, 2013
	(Unaudited)
Revenues	$-	$-	$-
Loss from Operations	$(7,604,344)	$(5,176,033)	$(6,106,881)
Net Loss	$(8,322,900)	$(9,730,454)	$(6,727,457)
Net loss per common share (basic and diluted)	$(0.42)	$(1.04)	$(1.08)
Weighted average common shares outstanding	19,840,425	9,384,662	6,204,568

Statement of Financial Position

	March 31, 2015	June 30, 2014	June 30, 2013
	(Unaudited)
Cash	$8,224,718	$5,934,534	$527
Total Assets	$12,056,030	$7,404,652	$1,103,971
Convertible Notes Payable	$60,000	$60,000	$3,732,500
Working Capital	$7,143,740	$5,343,519	$(4,450,634)
Long Term Debt	$-	$-	$-
Stockholder's Equity (Deficit)	$9,704,104	$6,406,731	$(4,162,212)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Report. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with Antria’s financial statements and related notes.

General

This management discussion and analysis should be read in conjunction with the accompanying financial statements and related notes. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors.

Effective May 1, 2014, the Company effected a 6 to 1 reverse split of the Company’s common stock, in which for every (6) shares of common stock combined into one (1) share of common stock. All share and per share amounts in this prospectus supplement have been retroactively restated to reflect the forward split.

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Our Company

We are a biopharmaceutical company that develops novel, sustained release therapeutics by applying our proprietary microsphere formulation and manufacturing platform to well-characterized molecules to improve standards of care. We believe that our approach to pharmaceutical development may result in differentiated, patent-protected products that provide significant benefits to patients while reducing safety concerns, approval risks and overall development costs.

Our Lead Product Candidate

Our lead product candidate, AB101, is a once per week subcutaneous injection of human recombinant insulin that has been formulated with a polymer in biodegradable microspheres to provide a near peak-less, slow and uniform release of basal insulin for patients with type 1 and type 2 diabetes. We believe that AB101 is a unique candidate relative to the two commercially available basal insulin analogs (synthetic insulin) that are administered daily or twice a day by subcutaneous injection and collectively generate more than $10 billion in annual sales.

We believe that a once-a-week injection of AB101, if approved, will result in greater patient compliance and set a new standard in basal insulin therapy. In North America, basal insulin already commands a 47% share of total insulin usage. In 2013 Sanofi-Aventis sold approximately $8 billion of Lantus, a daily injectable basal insulin therapy while Novo Nordisk sold approximately $2 billion of Levemir, a twice daily injectable basal insulin. Our once-a-week injection would provide seven days of basal insulin coverage with the potential to significantly improve the treatment paradigm. Our objective is to create value by advancing AB101 through various stages of clinical development and to explore potential partnerships with larger pharmaceutical companies following successful clinical trials.

Company Objectives

In calendar year 2015 we have five key objectives including the following:

1)	Complete the build-out of our manufacturing suite in our Louisville, Colorado facility and produce AB101 material for our first human clinical study in accordance with current good manufacturing practices (cGMP).
2)	Complete toxicology studies in two animal species for AB101 to enable the filing of an investigational new drug application (IND) with the US Food and Drug Administration (FDA).
3)	File the IND with FDA.
4)	Commence our first clinical study for AB101 in the fourth quarter of calendar 2015.
5)	Announce an additional pipeline candidate using our proprietary platform.

Our 2015 corporate objectives are dependent upon one another and to the extent that there is a delay or complication in any one objective, our ability to timely complete our other goals could be adversely impacted.

For example, prior to conducting our first human study, we must first file and have accepted an IND with FDA. Preparing an IND is an involved process and, amongst other things, its submission is predicated upon completion of toxicology studies in two animal species. We have begun those animal studies and we expect to have final results this year which would facilitate the filing of our IND.

We are currently in the process of producing the requisite AB101 material for use in the toxicology studies and to the extent there is a delay in the production and release of that material, our timeline for obtaining results from the toxicology studies could be extended which would delay our submission of the IND to FDA and ultimately delay the commencement of our first human study.

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As another example of the interdependent nature of our corporate objectives, to date we have successfully produced AB101 material in our labs, but we have not produced material under aseptic process conditions which will require the construction of a sterile manufacturing suite in our facilities in Louisville, Colorado. We commenced the construction of that suite in February 2015 and while we have secured the necessary permits and retained a qualified contractor with relevant pharmaceutical construction experience, the fabrication of a cGMP suite is complex and there could be delays. There are also uncertainties with respect to the procurement and installation of specialized equipment for our microsphere platform. We currently anticipate completion of construction by August 2015, but any unforeseen construction related issues could delay the completion of the suite and commencement of any clinical studies.

Further, once the cGMP manufacturing suite is complete, we will need to produce test batches of AB101 material to be analyzed for suitability for use in human clinical studies. If we discover that certain modifications need to be made to the manufacturing suite to meet our specifications for AB101, our ability to produce sterile material suitable for human dosing would be delayed.

Significant Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to recoverability of long-lived assets, fair value of derivative instruments, allowances and contingencies. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstance, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The methods, estimates, and judgments used by us in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Patents

Costs of establishing patents consisting of legal fees paid to third parties and related costs are currently expensed as incurred. We will continue this practice unless we can demonstrate that such costs add economic value to our business, in which case we will capitalize such costs as part of intangible assets. The primary consideration in making this determination is whether or not we can demonstrate that such costs have, in fact, increased the economic value of our intellectual property. The $68,000 value of the patents acquired in connection with the asset acquisition from PRP is being amortized over the remaining patent lives of approximately eleven years.

Research and Development

Research and development costs are expensed as incurred. These costs consist primarily of expenses for personnel engaged in the design and development of product candidates, the scientific research necessary to produce commercially viable applications of our proprietary drugs, early stage clinical testing of product candidates, and development equipment and supplies, facilities costs and other related overhead.

Stock-Based Compensation

We account for stock-based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. We determine the estimated grant date fair value of options using the Black-Scholes option pricing model and recognize compensation costs ratably over the vesting period using the straight-line method. Common stock issued in exchange for services is recorded at fair value of the common stock at the date which we became obligated to issue the shares. The value of the shares is expensed over the requisite service period.

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Derivatives

We account for our liability warrants by recording the fair value of the warrant derivative liability. The fair value of the liability warrants is calculated using either the Black-Scholes pricing model or the Lattice model. We recorded the derivative expense at the inception of each instrument reflecting the difference between the fair value and the cash received. Changes in the fair value in subsequent periods were recorded to derivative income or expense for the period.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, we recognize deferred assets and liabilities based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. We establish a valuation allowance for all deferred tax assets for which there is uncertainty regarding realization.

Results of Operations

For Three and Nine Months Ended March 31, 2015 and 2014

Results of operations for the three months ended March 31, 2015 (the “2015 quarter”) and the three months ended March 31, 2014 (the “2014 quarter”) reflected losses of $3,172,640 and $5,087,130, respectively. These losses include charges related to compensation and benefits of $1,408,752 in the 2015 quarter and $591,023 in the 2014 quarter. The losses also include interest expense of $2,086 in the 2015 quarter and $3,441,448 in the 2014 quarter due to the amortization of debt discounts and beneficial conversion features.

Results of operations for the nine months ended March 31, 2015 (the “2015 period”) and the nine months ended March 31, 2015 (the “2014 period”) reflected losses of $8,322,900 and $7,725,223, respectively. These losses include charges related to compensation and benefits of $4,134,838 in the 2015 period and $1,361,355 in the 2014 period. The losses also include interest expense of $4,885 in the 2015 period and $4,229,612 in the 2014 period due to the amortization of debt discounts and beneficial conversion features

Revenues - We are a preclinical stage company and have not yet generated any revenues.

Expenses - Research and development costs include salaries, benefits and other staff-related costs; consultants and outside costs; material manufacturing costs; and facilities and other costs. Research and development costs were approximately $1,291,000 in the 2015 quarter compared to $2,000 in the 2014 quarter. Research and development costs were approximately $2,970,000 in the 2015 period compared to $2,000 in the 2014 period. The increase is due to the Company starting significant research and development activities during the 2015 period.

General and administrative costs were approximately $1,009,000 in the 2015 quarter compared to $1,593,000 in the 2014 quarter. General and administrative costs were approximately $4,634,000 in the 2015 period compared to $2,944,000 in the 2014 period. The increase is due to an increase in stock-based compensation in the 2015 period as well as having more full time employees in the 2015 period compared to the 2014 period. The increase is also due to an increase in investor relations expenses due to several contracts that have been entered into that the Company did not have during the 2014 quarter and 2014 period.

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For the Years Ended June 30, 2014 and 2013

The Company recorded net losses of $9,730,454 and $6,727,457 for the years ended June 30, 2014 and 2013, respectively.

Revenues - We are a preclinical stage company and have not yet generated any revenues.

Expenses – Operating expenses for the years ended June 30, 2014 and 2013 were $5,176,033 and $6,106,881, respectively. The operating expenses represent expenses for getting the Company fully operational. The main decrease in operating expenses is for payroll expenses for the year ended June 30, 2014 which included $1,081,792 of stock-based compensation expense compared to $3,687,502 for the year ended June 30, 2013.

Interest expense for the years ended June 30, 2014 and 2013, were $4,230,112 and $568,859, respectively, which is interest on debt issued and the debt discount related to the beneficial conversion features recorded. The main increase in interest expense is related to the beneficial conversion feature of $2,922,938 that was recorded and amortized into interest expense during the year ended June 30, 2014.

Factors impacting our Results of Operations

We have not generated any revenues since our inception in March 2010. Since inception, we have engaged in organizational activities, conducted private placements which raised additional capital, began establishing our management team, entered into an Asset Purchase Agreement to acquire all of PRP’s operating and intellectual property assets, and leased our manufacturing and research facility.

As we have now moved into our facility, hired additional employees, and placed in service the equipment we have acquired from PRP, we expect our general and administrative expenses as well as our research and development expenses to increase substantially in the next fiscal year. Among other things, we expect payroll expenses and research and development expenses to increase as we how have several additional staff hired to begin to manufacture AB101 and conduct research and development on our pipeline product candidates.

Due to the time required to conduct clinical trials and obtain regulatory approval for any of our product candidates, we anticipate it will be some time before we generate substantial revenues, if ever. We expect to generate operating losses for the foreseeable future, therefore we are continuing to evaluate raising additional capital in the near future to maintain the current operating plan. We cannot assure you that we will secure such financing, that it will be adequate to execute our business strategy or that it will be on acceptable terms. Even if we obtain this financing, it may be costly and may require us to agree to covenants or other provisions that will favor new investors over our existing stockholders.

Net Cash Used in Operating Activities

During the year ended June 30, 2014, our operating activities used approximately $3.2 million in cash. The use of cash was $6.1 million lower than the net loss due to non-cash charges for stock-based compensation, derivative expenses, amortization and depreciation as well as other non-cash activities. Net cash used in operating activities also included a $134,946 decrease in accounts payable and accrued expenses – related party and cash provided by a $271,965 increase in accounts payable and accrued expenses and a $353,091 increase in interest payable.

During the year ended June 30, 2013, our operating activities used approximately $1.6 million in cash. The use of cash was $4.1 million lower than the net loss due to non-cash charges for stock-based compensation, derivative expenses and amortization. Net cash used in operating activities also included a $206,609 increase in due from related parties and cash provided by a $804,861 increase in accounts payable and accrued expenses – related party and a $270,451 increase in interest payable.

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Net Cash Used in and Provided by Investing Activities

Net cash used in investing activities during the year ended June 30, 2014 was $830,185. During the year, the Company paid a security deposit of $750,000, purchased fixed assets of $69,974 and had an increase in interest receivable – related party of $10,211.

Net cash provided by investing activities during the year ended June 30, 2013 was $185,114. During the year, the Company paid $500,000 for the acquisition of assets, purchased fixed assets of $11,717, had a decrease in interest receivable – related party of $28,206, issued notes receivable – related party of $305,603 and received payments on note receivable – related party of $974,228.

Net Cash from Financing Activities

Net cash provided by financing activities during the year ended June 30, 2014 was $9,931,549. During the year, the Company issued convertible notes payable of $2,703,000, repaid convertible notes payable of $67,500 and paid financing fees of $270,300. The Company also received proceeds from equity financings of $8,931,434 and paid out $1,365,085 in issuance costs.

Net cash provided by financing activities during the year ended June 30, 2013 was $1,417,500. During the year, the Company issued convertible notes payable of $1,575,000 and paid financing fees of $157,500.

Liquidity and Capital Resources

In calendar year 2014 and first quarter of calendar year 2015, we successfully raised approximately $22.8 million of the originally targeted $25-30 million that we believe is necessary to achieve our near term objective of generating human proof of concept data for AB101 and as of March 31, 2015, we had $8.7 million cash on hand. Our monthly general operating expenses average approximately $500,000 and based on this average spend, we have sufficient cash to fund our operations well into the first half of calendar year 2016. However, in order to accomplish our primary objective of conducting our first clinical study for AB101 and having sufficient capital to fund our operations through mid calendar year 2016, we will require additional funding.

Specifically, we anticipate that the requisite construction of our manufacturing suite will cost at least $2.5 million along with the purchase of an additional $1.5-2.0 million of manufacturing equipment. We are also planning on spending approximately $4.0 million on our first clinical study for AB101 which we currently anticipate will begin in the fourth quarter of calendar 2015. In order to have sufficient capital to cover our ongoing operations through the first half of 2016 including the principal objective of producing human proof of concept data for AB101, we will need to secure additional funding.

During the year ended June 30, 2014, we closed on an equity transaction in which we issued 5,725,327 units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock. The Company received net proceeds of approximately $7.6 million from the equity transaction. Through May 22, 2015 for the fiscal year ended June 30, 2015, we closed on equity transactions in which we issued 6,040,921 units in which each unit consisting of one share of common stock and a warrant to purchase one share of common stock. We received net proceeds of approximately $10.1 million from the equity transactions.

Going Concern

The continuation of our business is dependent upon obtaining further financing and achieving a break even or profitable level of operations in our business. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. There are no assurances that we will be able to obtain additional financing through private placements and/or bank financing or other means necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. These conditions raise substantial doubt about our ability to continue as a going concern.

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DESCRIPTION OF BUSINESS

ANTRIABIO, INC.

Our Company

We are a biopharmaceutical company that develops novel, sustained release therapeutics by applying our proprietary microsphere formulation and manufacturing platform to well-characterized molecules to improve standards of care. We believe that our approach to pharmaceutical development may result in differentiated, patent-protected products that provide significant benefits to patients while reducing safety concerns, approval risks and overall development costs.

Our Lead Product Candidate

Our lead product candidate, AB101, is a once per week subcutaneous injection of human recombinant insulin that has been formulated with a polymer in biodegradable microspheres to provide a near peak-less, slow and uniform release of basal insulin for patients with type 1 and type 2 diabetes. We believe that AB101 is a unique candidate relative to the two commercially available basal insulin analogs (synthetic insulin) that are administered daily or twice a day by subcutaneous injection and collectively generate more than $10 billion in annual sales.

Summary of Diabetes

Diabetes is a chronic, life-threatening disease that is characterized by elevated levels of blood sugar, or glucose. Glucose is vital to the body as a source of energy for cells that constitute muscles and other tissues. Insulin is a hormone that is secreted by the pancreas and it regulates blood glucose levels by moving glucose into cells for utilization. The pancreas produces what is known as basal insulin which is a slow, steady release of insulin between meals and overnight and in response to food that is consumed, the pancreas also produces bolus (meal-time) insulin. Diabetes is a condition that results from either the inability of the pancreas to produce insulin or the inability of the body to effectively use the insulin that is produced. Further, a condition known as pre-diabetes is characterized by blood glucose levels which are higher than normal, but not high enough to be classified as diabetes. Possible long-term complications of diabetes include heart disease, stroke, kidney failure, blindness and amputation.

According to the International Diabetes Federation (IDF), approximately 380 million people in the world are currently living with diabetes and that number is expected to increase to nearly 600 million by 2035. In 2013, diabetes resulted in more than $500 billion in health expenditures globally, or 11% of the total healthcare related spending on adults. In the United States, the Centers for Disease Control (CDC) estimates that 29 million people – or roughly one out of every 11 people – are currently living with diabetes. The CDC also estimates that in the United States over 85 million people – more than one out of three adults – have pre-diabetes.

The most prevalent forms of diabetes are referred to as type 1 and type 2 diabetes. In type 1 diabetes, which accounts for approximately five to 10% of all diagnosed cases of diabetes, the precise cause is still unknown, although it is hypothesized that the onset of the disease is triggered by a combination of genetic and environmental factors such as viruses. In most cases of type 1 diabetes, the body’s immune system mistakenly destroys the beta cells in the pancreas that produce insulin. Type 1 diabetes can only be treated with insulin replacement therapy, delivered via multiple injections or through an insulin pump.

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Type 2 diabetes, which accounts for approximately 90% of all diagnosed cases, occurs when the body becomes resistant to insulin or does not make enough insulin to properly regulate blood glucose levels. Common risk factors for type 2 diabetes include: obesity, high cholesterol, high blood pressure, advanced age, physical inactivity, gestational diabetes, race/ethnicity and a family history of diabetes. Management of type 2 diabetes requires a multifaceted approach, beginning with a healthy dietary and exercise regimen. While some individuals with type 2 diabetes are able to successfully manage their blood glucose levels through diet and exercise alone, many require oral medications to: decrease glucose production and glucose levels, stimulate insulin production, increase sensitivity to the effects of insulin, and prevent the kidneys from reabsorbing glucose. Examples of oral medications include metformin, sulfonylureas, meglitinides, thiazolidinediones, DPP-4 inhibitors, GLP-1 receptor agonists and SGLT-2 inhibitors. When oral medications in concert with lifestyle adjustments are insufficient to regulate blood glucose levels, insulin replacement therapy is required for individuals with type 2 diabetes.

AB101 Formulation and Preclinical Results

Our goal was to develop a human recombinant insulin formulation which could be administered in a single, small volume injection to cover approximately one week of basal insulin requirements. We believe that the use of a solvent based microsphere technology is ideal to achieve this objective, but insulin is a protein that is not dissolvable in oil-based solvents which presents a fundamental challenge when trying to develop a robust, predicable therapeutic. Our scientific team was able to overcome this conundrum by using PEGylation chemistry to attach a low molecular weight PEG on a specific site (PheB1) at the terminus of the insulin B peptide chain. By applying a PEG to the molecule in this fashion, insulin becomes amphiphilic and can be uniformly dissolved in either oil or water based solutions—including microsphere formulations. We have completed most of the critical analytical methods for AB101 including determining the strength and release profile of the drug as well as other physical and chemical attributes such as particle size and residual solvents.

AB101’s Market Potential

We believe that a once-a-week injection of AB101, if approved, will result in greater patient compliance and set a new standard in basal insulin therapy. In North America, basal insulin already commands a 47% share of total insulin usage. In 2013, Sanofi-Aventis sold approximately $8 billion of Lantus, a daily injectable basal insulin therapy while Novo Nordisk sold approximately $2 billion of Levemir, a twice daily injectable basal insulin. We believe that our once-a-week injection would provide seven days of basal insulin coverage with the potential to significantly improve the treatment paradigm. Furthermore, there is an opportunity for AB101 to enter new markets outside of North America where basal insulin has limited penetration. Basal insulin represents 36% of all insulin use in Europe, 29% of all insulin use in Japan and Korea, 13% of all insulin use in China, and 26% of all insulin use in rest of world. As a result of AB101’s weekly injection profile, it has the potential to be used in patients with type 2 diabetes who are using oral agents but who require improved glycemic control through the addition of insulin. According to the CDC, 58% of all individuals with diabetes use oral medications only, and 16% use no medication at all. As a basal insulin replacement therapy, AB101 supplements the effects of endogenous and exogenous insulin and complements the effects of orally administered hypoglycemic agents. Endogenous insulin is insulin produced by the pancreas in the human body. Exogenous insulin is insulin delivered by administration of AB101. It is generally believed that the reluctance to initiate insulin therapy is a result of resistance to take multiple injections for both regular and current long-acting insulin as well as the multiple finger sticks needed to monitor blood glucose levels.

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AB101 Development Program

In calendar year 2014 and first quarter of calendar year 2015, we successfully raised $22.8 million to fund our operations including hiring and retaining qualified staff, leasing a manufacturing and research facility and engaging third party advisors to assist in the AB101 development efforts. In May 2014 we leased a facility in Louisville, Colorado which was previously used by a pharmaceutical company, allowing us to take advantage of existing pharmaceutical specific infrastructure. Nonetheless, we will still have to make leasehold improvements in our laboratory and construct a current good manufacturing principals (cGMP) aseptic manufacturing suite. We commenced construction of the laboratory improvements and the manufacturing suite in 2015 and we estimate the construction will cost at least $2.5 million. We have also hired critical staff in the areas of formulation chemistry, analytical method development, preclinical development, manufacturing and quality assurance and quality control.

Following the move into our Louisville facility, we placed into service the manufacturing and analytical equipment which was previously used by our predecessor to produce AB101. We have tested and re-commissioned the equipment including carrying out simulated manufacturing to ensure that the platform is operational. As part of this process, we have discovered that some of the equipment is broken or was managed by software which is outdated and unsupported. Additional equipment is needed to maintain a cGMP manufacturing suite. As a result, we anticipate acquiring or leasing additional equipment which may cost approximately $2 million. We have produced fresh GLP AB101 material this year to support our IND enabling animal studies and following the completion of our manufacturing suite, we plan on producing cGMP material in the second half of calendar year 2015 to support our US clinical program.

Additional AB101 Preclinical and Clinical Plans

In the first half of calendar 2015, as a precursor to our US clinical studies and in order to fulfill FDA requirements for GLP toxicity studies in support of our IND, we are conducting necessary IND-enabling pre-clinical studies, including acute and sub-acute toxicity studies in at least two species, safety pharmacology, and mutagenicity/genotoxicity studies.

In our clinical studies our objective is to demonstrate that AB101 is safe and effective at the intended once weekly subcutaneous dosing frequency and that it is non-inferior to current standard of care basal insulin therapies in controlling blood glucose without an undue risk of hypoglycemia. After completion of additional IND-enabling work, we plan on filing an IND with the FDA, followed by the initiation of a clinical trial in the second half of 2015. The objectives of the Phase 1 program will be to assess the single and repeat (once weekly) ascending dose safety, pharmacokinetics (PK), and pharmacodynamics (PD) in the target population with type 1 and type 2 diabetes, including confirmation of the time action profile for glucose lowering (Phase 2a data). Following successful completion of the Phase 1/2a program, Phase 2b trials in both populations will be conducted to obtain proof-of-concept for the intended once weekly dosing regimen, using the accepted biomarker for glucose efficacy, compared to a standard of care basal insulin such as Lantus.

If proof-of-concept trials are successful, we intend to expand our clinical program to include Phase 3 registration trials in various jurisdictions including the United States and Europe, to obtain regulatory and marketing approval. The Phase 3 program would include studies in combination with other injectable and oral glucose lowering therapies, and would be designed to meet regulatory guidelines for the development of therapies for diabetes, while achieving an expanded label at the time of product launch.

Our Corporate Strategy

In calendar year 2015 we have five key objectives including the following:

1)	Complete the build-out of our manufacturing suite in our Louisville, Colorado facility and produce AB101 material for our first human clinical study in accordance with current good manufacturing practices (cGMP).
2)	Complete toxicology studies in two animal species for AB101 to enable the filing of an IND with the FDA.

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3)	File the IND with FDA.
4)	Commence our first clinical study for AB101 in the fourth quarter of calendar 2015.
5)	Announce an additional pipeline candidate using our proprietary platform.

Our 2015 corporate objectives are dependent upon one another and to the extent that there is a delay or complication in any one objective, our ability to timely complete our other goals could be adversely impacted.

For example, prior to conducting our first human study, we must first file and have accepted an IND with FDA. Preparing the IND is an involved process and, amongst other things, its submission is predicated upon completion of toxicology studies in two animal species. We have begun these animal studies and we expect to have final results this year which would facilitate the filing of our IND.

We are currently in the process of producing the requisite AB101 material for use in the toxicology studies and to the extent there is a delay in the production and release of that material, our timeline for obtaining results from the toxicology studies could be extended which would delay our submission of the IND to FDA and ultimately delay the commencement of our first human study.

As another example of the interdependent nature of our corporate objectives, to date we have successfully produced AB101 material in our labs, but we have not produced material under aseptic process conditions which will require the construction of a sterile manufacturing suite in our facilities in Louisville, Colorado. We commenced the construction of that suite in February 2015 and while we have secured the necessary permits and retained a qualified contractor with relevant pharmaceutical construction experience, the fabrication of a cGMP suite is complex and there could be construction delays. There are also uncertainties with respect to the procurement and installation of specialized equipment for our microsphere platform. We currently anticipate completion of construction by August 2015, but any unforeseen construction related issues could delay the completion of the suite and commencement of any clinical studies.

Further, once the cGMP manufacturing suite is complete, we will need to produce test batches of AB101 material to be analyzed for suitability for use in human clinical studies. If we discover that certain modifications need to be made to the manufacturing suite to meet our specifications for AB101, our ability to produce sterile material suitable for human dosing would be delayed.

Our Corporate History

We were incorporated under the name “Fits My Style Inc.” on July 26, 2010, as a corporation organized under the laws of the State of Nevada. From inception until the consummation of a series of transactions entered into on January 31, 2013 by and between the Company, Antria Delaware and the Stockholders of Antria Delaware pursuant to which Antria Delaware became the wholly-owned operating subsidiary of AntriaBio, Inc., the principal business of the Company was consumer retail technology.  During that time, we had no revenue and our operations were limited to capital formation, website development and refining of our business plan. As a result of the acquisition of Antria Delaware, on January 31, 2013, we ceased the operations of “Fits My Style”.

Antria Delaware was formed as a Delaware corporation in March 2010 under the name “AntriaBio, Inc.”  Effective January 10, 2013, Antria Delaware changed its name from “AntriaBio, Inc.” to “AntriaBio Delaware, Inc.”  Antria Delaware was formed with the express purpose of acquiring the assets of PRP. PRP was a company that developed proprietary technology to be used with active pharmaceutical ingredients to create sustained release injectable formulations. On January 31, 2013, we closed an asset purchase, as a result, PRP’s lead product candidate, a potential once-a-week basal insulin injection for the diabetes market, became our lead product candidate (AB101).

Effective January 10, 2013, we effectuated the following corporate actions: (i) change our state of incorporation from Nevada to Delaware; (ii) change our name from “Fits My Style Inc.” to “AntriaBio, Inc.”; and (iii) effect a 6 for 1 forward stock split of the outstanding shares of our common stock.

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Acquisition of Antria Delaware

On January 31, 2013, we entered into and closed the Share Exchange and Reorganization Agreement to acquire Antria Delaware through: (i) the purchase of all of Antria Delaware's issued and outstanding shares of its common stock; and (ii) the assumption of any options, warrants or convertible securities of Antria Delaware (the “Reverse Merger”).  In the acquisition we issued 5,880,667 shares of our common stock representing approximately 88.2% of our Company’s issued and outstanding capital stock to the stockholders of Antria Delaware. Antria Delaware is now our wholly-owned operating subsidiary and our business is Antria Delaware’s business.

Competition

We face competition from pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and private research organizations in recruiting and retaining highly qualified scientific personnel and consultants and in the development and acquisition of technologies. In particular, if we successfully commercialize AB101, our product candidate would compete directly against Lantus, Levemir and Novo Nordisk’s Tresiba, which is pending FDA approval. Each of these drugs is backed by a large pharmaceutical company with substantially greater financial, marketing and development resources than AntriaBio. Further, the pharmaceutical and biotechnology industries are very competitive and are characterized by rapid and continuous technological innovation.

We believe that there are a number of potential drugs in preclinical studies and clinical trials to treat diabetes that may result in effective, commercially successful treatments, including drugs that may be in development by Sanofi, Novo Nordisk and other organizations. Each of these therapies and others may compete with AB101.

Intellectual Property

As an innovator in the development of extended release drug therapies, we are executing a patent strategy to protect technologies and inventions that are essential to our business. As part of this strategy, we will continue to build on our existing patent portfolio by filing patent applications for additional product candidates, and novel technologies, through ongoing research and development. Our patent strategy also involves relying upon trade secrets and know-how – particularly in formulation and manufacturing – in order to develop and maintain our competitive position.

Our existing patent involves a single-step method for rapidly and efficiently preparing conjugates of insulin and its analogs with hydrophilic polymers, specifically polyethylene glycol (PEG). This method includes reacting a protein and a hydrophilic polymer in the presence of at least one organic solvent and at least one metal chelator, under near-neutral conditions. More specifically, this invention is directed to the site-specific modification of the proteins with PEG. It also provides a pharmaceutical formulation for the uniform mixture of the protein-PEG conjugate in a biodegradable polymer. This patent, which expires in April 2024, is issued in Australia, India, Japan and Europe, is allowed in the US, and is pending in Canada, Brazil, China and Hong Kong.

As it relates to this invention, our lead product candidate, AB101, is comprised of a PEG molecule linked to human recombinant insulin specifically at the phenylalanine amino acid at position B1 (PheB1). A biodegradable microsphere that is a homogenous solid solution of poly (lactide-co-glycolide) and the insulin-PEG conjugate is formulated. We plan to apply this method of preparing protein-polymer conjugates, and formulating them with PLGA to future product candidates as well.

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As part of our strategy to enhance our patent portfolio, in July 2014, we filed a patent application around novel methods and systems used to create biodegradable microparticles with superior syringability, injectability, flowability, uniformity and purity. When issued, this patent will expire in 2034. The methods claimed in the patent are directed towards the enhancements to the microsphere manufacturing technology platform that is broadly applicable to current and future products under development.

We plan on filing additional patent applications over the next several months that are directed towards both technology enhancements and product candidates.

Government Regulation

Regulation by governmental authorities in the US and other countries is a significant factor in the development, manufacture and marketing of pharmaceutical products. All of our potential products, including AB101, will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical therapies are subject to rigorous preclinical testing and clinical trials and other pre-market approval requirements by the FDA and regulatory authorities in foreign countries. Various federal, state and foreign statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products.

A number of steps must be taken before a pharmaceutical agent may be marketed in the US. First, the pharmaceutical agent must undergo preclinical testing including laboratory evaluation of product chemistry and animal studies to assess the potential safety and activity of the product candidate and its formulations. The results of these studies must be submitted to the FDA as part of an IND which must be reviewed by the FDA before a proposed clinical trial can begin. Typically, clinical trials involve a three-phase process. In Phase 1, clinical trials are conducted with a small number of healthy volunteers to determine the early safety and tolerability profile and the pattern of drug distribution and metabolism. In Phase 2, clinical trials are conducted with groups of patients afflicted with a specified disease in order to determine preliminary efficacy, dosing regimens and expanded evidence of safety and tolerability. In Phase 3, large-scale, multi-center, adequate and well-controlled comparative clinical trials are typically conducted with patients afflicted with a target disease in order to provide enough data for the statistical proof of efficacy and safety required by the FDA and others. Some variation in these typical steps may be expected depending on the therapeutic disease area under investigation. For example, Phase 1 clinical trials in the area of diabetes may include patients with the target diseases.

The results of the preclinical testing and clinical trials for a pharmaceutical product are then submitted to the FDA in the form of an NDA for approval to commence commercial sales. Once a drug is approved for marketing in the US, the FDA requires ongoing safety monitoring to ascertain any undiscovered issues since the expanded patient exposure once a drug is introduced to the marketplace can reveal new risks (as well as new benefits) that were not detectable during clinical testing.

Among the conditions for NDA approval is the requirement that the prospective manufacturer’s quality control and manufacturing procedures conform to current good manufacturing principles (“cGMP”). In complying with cGMP, manufacturers must continue to expend time, money and effort in the area of production, quality control, and quality assurance to ensure full technical compliance. Manufacturing facilities are subject to periodic inspections by the FDA to ensure compliance.

We are also subject to various federal, state, and local laws, regulations and recommendations relating to safe working conditions; laboratory and manufacturing practices; the experimental use of animals; and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research, development and manufacturing.

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The activities required before a pharmaceutical agent may be marketed in the European Union are dictated by the International Conference on Harmonization and are generally similar to those established in the US. Approval of new drugs across the European Union relies on either the centralized authorization procedure of the European Medicines Agency or national authorization procedures that allow simultaneous approval in several countries via mutual recognition or decentralization. Under the centralized procedure, the marketing application is referred for review to two review teams, each representing one of the member countries. Each reviewer then forwards an early assessment to the Committee for Medicinal Products for Human Use, or CHMP, for discussion and preparation of an initial consolidated assessment report, including a list of questions requesting clarification as well as additional information. This step initiates a series of dialogues, meetings and other communications among the CHMP, the two review teams and the applicant, leading in turn to clarification, education and refinement of the original assessment reports. Ultimately, a decision is reached to either grant marketing authorization or deny the application if it is determined that the application does not satisfy the regulatory approval criteria. The clinical testing, manufacture and sale of pharmaceutical products outside of the US and the European Union are subject to regulatory approvals by other jurisdictions which may be more or less rigorous than those required by the US or the European Union.

Research and Development

We did not incur any significant research and development expenses for the period from July 1, 2013 to June 30, 2014 as most operations were start-up operations and getting the assets we acquired operational.

Legal

We are not aware of any material legal proceedings other than ordinary routine litigation, relating to securities or other proceedings that could have an adverse impact on the Company in which any director, officer, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Employees

As of July 20, 2015, we have nineteen full-time employees as well as five contract employees, all of whom have experience with pharmaceutical, biotechnology or medical product companies. None of our employees or contractors are covered by collective bargaining agreements.

Properties

Our corporate headquarters are located at 1450 Infinite Drive, Louisville, Colorado. On May 5, 2014, we entered into a lease agreement with SF Infinite Drive, LLC for a lease of 27,000 square feet of office, lab and clean room space in Louisville, Colorado.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Berman & Company

Effective on or about February 15, 2013, we terminated the services of our principal independent auditor, Berman & Company (“Berman”).

In Berman’s reports on our financial statements for each of the past two years, no adverse opinion was issued and no opinion of Berman was modified as to audit scope or accounting principles. Our principal accountant report on our financial statements for the years-ended June 30, 2012 and 2011, as reported in the our Form 10-K filed with the SEC on September 22, 2011, and Form 10-K/A filed with the SEC on November 9, 2012, contained a disclaimer paragraph concerning uncertainty as to our ability to continue as a going concern.

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The financial statements did not include any adjustments that might have resulted from the outcome of this uncertainty.

Spectra Financial Services, LLC

In addition, effective on February 15, 2013, we terminated the services of Antria Delaware’s independent auditor, Spectra Financial Services, LLC (“Spectra”).

In Spectra’s principal accountant reports on Antria Delaware’s financial statements for its fiscal years ended December 31, 2011 and 2010, no adverse opinion was issued and no opinion of Spectra was modified as to audit scope or accounting principles. Spectra’s report on Antria Delaware’s financial statements for the years ended December 31, 2011 and 2010, contained a disclaimer paragraph concerning uncertainty as to Antria Delaware’s ability to continue as a going concern.

Each change in auditor was recommended, approved and ratified by our Board.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth certain information with respect to our current directors, executive officers and key employees. The term for each director expires at our next annual meeting or until his or her successor is appointed. The ages of the directors, executive officer and key employees are shown as of July 20, 2015.

Name	Position	Age
Nevan C. Elam	Chief Executive Officer and Chairman of the Board	46 (1)
Sankaram Mantripragada, Ph.D.	Chief Scientific Officer	55 (2)
Hoyoung Huh, Ph.D.	Director	43 (3)
Barry Sherman, M.D	Director	73 (4)
Morgan Fields	Chief Accounting Officer	34 (5)
David F. Welch, Ph.D.	Director	54 (6)

(1)	Effective January 31, 2013, Nevan C. Elam was appointed as President, Chief Executive Officer and as a member of the Board for AntriaBio. Effective December 31, 2013, Nevan Elam was appointed as Chairman of the Board.
(2)	Effective January 31, 2013, Sankaram Mantripragada was appointed as Chief Scientific Officer for AntriaBio.
(3)	Effective January 31, 2013, Hoyoung Huh was appointed as a member of the Board of AntriaBio.
(4)	Effective July 18, 2014, Barry Sherman, M.D. was appointed as a member of the Board of AntriaBio.
(5)	Effective July 18, 2014, Morgan Fields was appointed as Chief Accounting Officer of AntriaBio.
(6)	Effective June 24, 2015, David Welch was appointed as a member of the Board of AntriaBio.

Set forth below is biographical information with respect to each of the aforementioned individuals.

Nevan C. Elam. Mr. Elam serves as our President and Chief Executive Officer and as the Chairman of our Board. Mr. Elam was a Managing Director of Konus Advisory Group, Inc. from January 2012 to September 2014. Prior to his service with Antria and Konus Advisory Group, Inc., Mr. Elam served as Chief Executive Officer and President of AeroSurgical Ltd., a medical device company operating out of Ireland. Prior to his service with AeroSurgical Ltd., Mr. Elam was Head of the Pulmonary Business Unit and Senior Vice President of Nektar Therapeutics from April, 2007 through December 2008 and served as Nektar's Senior Vice President of Corporate Operations and General Counsel from January 2005 through April 2007. From March 2004 through December 2004, Mr. Elam served as an Advisor to E2open, Inc. From February 2002 through March 2004, Mr. Elam served as Chief Financial Officer of E2open and from October 2000 to February 2002, he served as Vice President of Business and Corporate Development of E2open. Prior to E2open, Mr. Elam was a Partner in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati, where he served for eight years. He serves as Director of Savara, Inc., AeroSurgical Ltd. and Aerogen Ltd. Mr. Elam received his Juris Doctorate from Harvard Law School and a Bachelors of Arts from Howard University. We believe that Mr. Elam’s experience advising pharmaceutical companies of their unique legal and regulatory obligations qualifies him to serve on the Board.

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Sankaram Mantripragada, Ph.D. Dr. Mantripragada serves as our Chief Scientific Officer. Prior to his service with our Company, Dr. Mantripragada served as the Chief Scientific Officer of Antria Delaware. Prior to his service with Antria Delaware, Dr. Mantripragada served as VP of Research and Development of PR Pharmaceuticals from June 2005 until October 2009. From October 2004 until June 2005, Dr. Mantripragada was an advisor to companies specializing in diabetes, cell-based therapies and cardiovascular diseases. Dr. Mantripragada served as Director, Research and Development of Guidant Corporation, now part of Abbott Vascular, from September 2003 until October 2004. Prior to that, he served as Director, Research and Development and Vice President, Scientific Development of SkyePharma from September 1992 until September 2003. Prior to that, he was an Assistant Professor of Biochemistry at the University of Virginia, School of Medicine from January 1989 until September 1994. Dr. Mantripragada obtained his Ph.D. in Molecular Biophysics from the Indian Institute of Science and completed a postdoctoral research program at the Max Planck Institute for Biophysical Chemistry in Germany.

Hoyoung Huh, M.D., Ph.D. Dr. Huh serves as a member of the Board and Chairman of our Scientific Advisory Board and Business Development. Dr. Huh was a Managing Director of Konus Advisory Group, Inc. from January 2012 to September 2014 with Mr. Elam. Prior to founding Konus Advisory Group, Inc., Dr. Huh was Chief Executive Officer of BiPar Sciences, Inc. from February 2008 until December 2010. In addition, Dr. Huh has been involved in the formation, management and board positions of multiple biotechnology and innovation-based companies. Dr. Huh currently serves as the Chairman of the Board of Geron Corporation and CytomX Therapeutics as well as on the board of directors for Addex Therapeutics, ReSurge International and SF Jazz. Dr. Huh holds an M.D. from Cornell University Medical College, a Ph.D. in Genetics/Cell Biology from the Cornell University/Sloan-Kettering Institute, and a Bachelor’s degree in biochemistry from Dartmouth College. We believe that Dr. Huh’s medical experience and his experience working with pharmaceutical companies qualifies him to serve on the Board.

Barry Sherman, M.D. Dr. Sherman serves as a member of the Board. Dr. Sherman was most recently President and CEO of StemPar Sciences, a newly formed company in the emerging field of cancer metabolism. He has more than 30 years of experience in academic and pharmaceutical biomedical research. Dr. Sherman was Genentech's first Senior Vice President and Chief Medical Officer, served as President and CEO of Anergen Inc., and was a founder of Pain Therapeutics and BiPar Sciences. Prior to joining Genentech in 1985, Dr. Sherman was Professor of Medicine and Endocrinology at the University of Iowa-College of Medicine, where he served as Associate Chairman of the Department of Internal Medicine and Director of the National Institutes of Health-Sponsored Clinical Research Center. Dr. Sherman is a graduate of the University of Michigan where he received both his A.B. and M.D. degrees with honors. We believe that Dr. Sherman’s medical experience and his experience working with pharmaceutical companies qualifies him to serve on the Board.

David F. Welch, Ph.D. serves as a member of the Board. Dr. Welch is the co-founder of Infinera Corporation and has served as the President since June 2013 and as a member of the Board since October 2010. Dr. Welch has served in various executive roles within Infinera Corporation since May of 2001. Prior to joining Infinera, Dr. Welch served in various executive roles, including as Chief Technology Officer of the Transmission Products Group of JDS Uniphase Corporation, an optical component company, and Chief Technology Officer and Vice President of Corporate Development of SDL Inc., an optical component company. Dr. Welch holds over 130 patents, and has been awarded the Optical Society of America’s (“OSA”) Adolph Lomb Medal, Joseph Fraunhofer Award, the John Tyndall Award and the IET JJ Thompson Medal for Achievement in Electronics, in recognition of his technical contributions to the optical industry. He is a Fellow of OSA and the Institute of Electrical and Electronics Engineers. We believe that Dr. Welch’s leadership experience and his experience with public companies qualifies him to serve on the Board.

Morgan Fields. Ms. Fields serves as our Chief Accounting Officer. Ms. Fields, has served as the Controller of Antria Delaware since October 2012.   Prior to joining AntriaBio, Ms. Fields was an Assurance Director with McGladrey LLP and had been with McGladrey LLP since 2003. Ms. Fields is a Certified Public Accountant and received her Bachelor's degree in accounting as well as her Masters in Accounting from the University of Northern Iowa.

Family Relationships

There are no family relationships between any of our directors or executive officers.

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Legal Proceedings

During the past ten years, we are not aware of any legal proceedings to which any of our executive officers or any associate of any of our executive officers, any directors or person nominated to become a director was involved in which is required to be disclosed pursuant to Item 401(f) of Regulation S-K.

Other than Mr. Howe, who resigned as a member of the board on July 18, 2014, we are not aware of any of our executive officers or directors being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

On November 14, 2008, PR Pharmaceuticals Inc. filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. Mr. Howe served as the Chief Executive Officer of PR Pharmaceuticals Inc. during the time the bankruptcy petition was filed.

Code of Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors. The code is available on our web site, www.antriabio.com, under the “Investor Relations” tab. We intend to disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Committees of the Board of Directors

We have no standing audit, compensation, corporate governance or nominating committee due to our small size. Our Board is responsible for developing our approach to corporate governance issues.

The Company has established a Scientific Advisory Board (SAB). Dr. Huh will serve as the Chairman of the SAB. The other members of the board are Fredrick B. Kraemer, M.D., Philip Home, M.A., D.Phil,., D.M., F.R.C.P., Jerrold Olefsky, M.D., Andrew R. Hoffman, M.D., and C. Ronald Kahn, M.D.

Non-Employee Director Compensation

In consideration for their service, Antria compensates its directors in the form of options for each year for their continued service. Antria also reimburses its directors for reasonable out of pocket expenses incurred in attending Antria’s board meetings and in carrying out their board duties. During the fiscal year ended June 30, 2014, Mr. Howe was granted an option to purchase up to 125,000 shares of common stock under the 2014 Stock and Incentive Plan. Dr. Huh was granted an option to purchase up to 350,000 shares of common stock under the 2014 Stock and Incentive Plan.

On July 1, 2012, AntriaBio entered into a consulting agreement with Dr. Huh whereby Dr. Huh agreed to provide AntriaBio services including, but not limited to, serving on the Board as lead independent director, assisting AntriaBio in efforts to obtain funding and assisting in business development activities. On March 26, 2013, Dr. Huh and the Company entered into a termination agreement, whereby Dr. Huh and the Company agreed to terminate the consulting agreement in accordance with the termination agreement. Fees related to this consulting agreement were $54,000 for the period from July 1, 2013 through June 30, 2014 for the services performed, including serving as a director on the board.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the particulars of compensation paid to our current and former executive officers during the periods ended June 30, 2014 and 2013.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Award ($) (e)	Option Award ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Current Named Executive Officers

Nevan Elam (1)	2014	310,252	50,983	-	557,763	-	-	-	918,998
Chief Executive Officer	2013	230,000	-	-	1,181,939	-	-	-	1,411,939

Sankaram Mantripragada (2)	2014	295,000	70,175	-	177,293	-	-	-	542,468
Chief Scientific Officer	2013	285,000	-	-	337,697	-	-	-	622,697

Hoyoung Huh (6)	2014	-	-	-	-	-	-	-	-
Chairman of Scientific	2013	-	-	-	-	-	-	-	-
Advisory Board and Business Development

Morgan Fields (7)	2014	-	-	-	-	-	-	-	-
Chief Accounting Officer	2013	-	-	-	-	-	-	-	-

Former Named Executive Officers

Steve Howe (3)	2014	125,000	65,625	-	197,676	-	-	3,283	391,584
Executive Chairman	2013	250,000	-	-	675,394	-	-	6,152	931,546

Nickolay Kukekov (4)	2014	-	-	-	-	-	-	-	-
Chief Executive Officer	2013	-	-	-	-	-	-	-	-
to January 31, 2013

Nir Bar (5)	2014	-	-	-	-	-	-	-	-
President and Treasurer	2013	-	-	-	-	-	-	-	-
to September 15, 2012

Guy Turnowski (5)	2014	-	-	-	-	-	-	-	-
Secretary	2013	-	-	-	-	-	-	-	-
to September 15, 2012

(1)	Mr. Elam was appointed the Chief Executive Officer of Antria Delaware on June 1, 2012 and was appointed the Chief Executive Officer of AntriaBio on January 31, 2013. Mr. Elam received a base salary of $230,000 beginning in June 2012 which increased to $390,000 on March 26, 2014.

(2)	Dr. Mantripragada was appointed the Chief Scientific Officer of Antria Delaware on April 1, 2012 and was appointed the Chief Scientific Officer of AntriaBio on January 31, 2013. Dr. Mantripragada is to receive a base salary of $275,000 beginning in April 2012 which increased to $295,000 on January 1, 2013.

(3)	Mr. Howe was appointed the Executive Chairman of Antria Delaware on April 1, 2012 and was appointed the Executive Chairman of AntriaBio on January 31, 2013 and resigned as Executive Chairman on December 18, 2013 and resigned as director on July 18, 2014. Mr. Howe received a base salary of $250,000 beginning in April 2012, which ended upon his resignation as Chairman. Also included is the cost of a corporate country club membership of which Mr. Howe had exclusive use during the time.

(4)	Dr. Kukekov was appointed to these positions on September 4, 2012 and resigned on January 31, 2013. Dr. Kukekov did not receive any compensation for his service as our Chief Executive Officer and Director.

(5)	Mr. Bar and Mr. Turnowski were appointed to these positions on July 26, 2010 and resigned on September 15, 2012. For the years ended June 30, 2014 and 2013 no compensation was paid to either individual.

(6)	Dr. Huh was appointed as an executive officer on January 1, 2015. Prior to January 1, 2015 all compensation was as a director. See “Director compensation” Table.

(7)	Ms. Fields was appointed the Chief Accounting Officer on July 18, 2014. All Previous compensation was as non-executive compensation.

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Employment Agreements

Nevan Elam

On June 18, 2012, Antria Delaware entered into an agreement with Nevan Elam to serve as Chief Executive Officer of Antria Delaware. Under the terms of this agreement, Mr. Elam will be entitled to receive an annual base of two hundred thirty thousand dollars ($230,000) until the executive commits full time to the business at which time his salary will increase to three hundred fifty thousand dollars ($350,000). At any time following the date of Mr. Elam’s employment agreement, the Antria Delaware board of directors may request in writing that Mr. Elam commit one hundred percent (100%) of his time and energy to the business of Antria Delaware and Mr. Elam shall have 60 days to comply with the Antria Delaware board of directors’ request or shall tender his resignation as an officer of Antria Delaware. Mr. Elam is entitled to an annual bonus equal to forty percent (40%) of his base salary based on criteria set by the Antria Delaware board of directors. Mr. Elam is also eligible for a one-time bonus when the Company raises an aggregate of $5 million dollars in financing. Mr. Elam is also eligible to receive grants of options to purchase shares of common stock as consideration for services rendered. Mr. Elam will be eligible to participate in all benefit programs available to our executives and employees, including any employee incentive option plan, and medical and dental benefit plans. Antria Delaware will also provide life and disability insurance. Also under the terms of the agreement, Mr. Elam will be entitled to reimbursement for reasonable travel and business expenses and receives a monthly automobile allowance. Additionally, at age 65, Mr. Elam is entitled to a pension benefit equal to one-month's salary for each year of employment. The agreement requires Mr. Elam to undertake certain confidentiality, non-competition and non-solicitation obligations. In the event that Antria Delaware terminates Mr. Elam’s employment without cause, Antria Delaware will pay the base salary severance on a monthly basis to Mr. Elam for a period of six months.

On March 26, 2014, we entered into an amended and restated employment agreement with Mr. Elam, amending his employment agreement. The amended employment agreement provides, among other things, for: (i) an increase in Mr. Elam’s base salary from $230,000 to $390,000; (ii) a termination of the bonus due to Mr. Elam under the Employment Agreement upon the Company raising at least $5,000,000 in an equity financing; (iii) a termination of the car allowance granted to Mr. Elam under the Employment Agreement; and (iv) the termination of the pension benefit at the age of 65 equal to one-month salary for each year of employment.

On February 23, 2015, we entered into a second amended and restated employment agreement (the “CEO Second Amended and Restated Employment Agreement”) with our Chief Executive Officer, Nevan Elam, amending the Employment Agreement between the Company and Mr. Elam dated March 26, 2014 (the “Employment Agreement”). The CEO Second Amended and Restated Employment Agreement provides, among other things, for: (i) an increase in Mr. Elam’s base salary from $390,000 to $450,000 based on current market data; and (ii) an increase in Mr. Elam’s target bonus from 50% to 60% of his annual salary.

Sankaram Mantripragada

On April 1, 2012, Antria Delaware entered into an agreement with Sankaram Mantripragada to serve as Chief Scientific Officer of Antria Delaware. Dr. Mantripragada will report to the Chief Executive Officer and under the terms of the employment agreement, Dr. Mantripragada is entitled to receive an annual base salary of two hundred seventy five thousand ($275,000) which increased to two hundred ninety five thousand ($295,000) on January 1, 2013 that is subject to annual adjustment recommended by the Chief Executive Officer and approved by the Compensation Committee of the Antria Delaware board of directors. Dr. Mantripragada is eligible for one-time bonuses when certain clinical testing has begun. Dr. Mantripragada also is entitled to receive an annual cash bonus of up to forty percent (40%) of his base salary, determined based on specified criteria agreed upon in advance. Dr. Mantripragada is eligible to receive grants of options to purchase shares of our common stock as consideration for services rendered, at the discretion of our Antria Delaware board of directors. Dr. Mantripragada is eligible to participate in all benefit programs available to our executives and employees, including medical and dental benefit plans. Also under the terms of the agreement, Dr. Mantripragada is entitled to reimbursement for reasonable travel and business expenses and receives a monthly automobile allowance. Additionally, at the age of 65, Dr. Mantripragada is entitled to a pension benefit equal to one month’s salary for each year of his employment. If he is terminated other than for cause or due to or after a change of control, all of Dr. Mantripragada’ unvested options will accelerate, and he will continue to receive his then base salary and health insurance for a period of up to twelve months. The agreement also requires Dr. Mantripragada to undertake certain confidentiality, non-competition and non-solicitation obligations.

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On March 26, 2014, we entered into an amended and restated employment agreement with Dr. Mantripragada, amending the employment agreement. The amended employment agreement amends the employment agreement to remove the pension benefit owned to Dr. Mantripragada such that Dr. Mantripragada is no longer entitled to a pension benefit at the age of 65 equal to one-month’s salary for each year of employment.

On February 23, 2015, we entered into a second amended and restated employment agreement (the “CSO Second Amended and Restated Employment Agreement”) with our Chief Scientific Officer, Sankaram Mantripragada, amending the CSO Employment Agreement between the Company and Dr. Mantripragada dated March 26, 2014 (the “CSO Employment Agreement”). The CSO Second Amended and Restated Employment Agreement provides, among other things, for: (i) an increase in Mr. Mantripragada’s base salary from $295,000 to $350,000 based on current market data; and (ii) an increase in Mr. Mantripragada’s target bonus from 40% to 45% of his annual salary.

Hoyoung Huh

On January 7, 2015, we entered into an Employment Agreement (the “Employment Agreement”) with Dr. Huh with an effective date of January 1, 2015 (the “Effective Date”). Under the terms of the Employment Agreement, beginning on Effective Date, Dr. Huh will be paid a base salary of $216,000 (the “Base Salary”) per annum payable in accordance with our payroll practices for executives, but no less than once per month. In addition, we agreed to pay Dr. Huh a one-time cash payment of $95,000 in consideration for his efforts to support the Company in the 2014 calendar year. Dr. Hu will also be entitled to earn an annual performance bonus equal to 200% (the “Target Bonus”) of the Base Salary based upon performance criteria set by the Board in its sole discretion. Dr. Huh is also entitled to a one-time transaction related bonus (the “Transaction Bonus”) payable in cash or equity of the Company, subject to the Board’s discretion, equal to three percent (3%) of the gross proceeds of, (i) a Business Combination (as defined in the Employment Agreement), (ii) an equity or debt financing of the Company or (iii) strategic partnerships and collaborations

Steve Howe

On April 1, 2012, Antria Delaware entered into an agreement with Steve Howe to serve as Executive Chairman of Antria Delaware. Under the terms of this agreement, Mr. Howe will be entitled to receive an annual base of two hundred fifty thousand dollars ($250,000) which is to be raised to three hundred twenty five thousand dollars ($325,000) when the Company raises an aggregate of five million dollars ($5,000,000) in financing. In addition, Mr. Howe is entitled to an annual bonus equal to thirty percent (30%) of his base salary based on criteria set by the Antria Delaware board of directors. Mr. Howe is eligible to receive grants of options to purchase shares of common stock as consideration for services rendered. Mr. Howe will be eligible to participate in all benefit programs available to our executives and employees, including any employee incentive option plan, and medical and dental benefit plans. Antria Delaware will also provide life and disability insurance. Also under the terms of the agreement, Mr. Howe will be entitled to reimbursement for reasonable travel and business expenses and receives a monthly automobile allowance.

On December 13, 2013, Mr. Howe resigned as our Executive Chairman. Pursuant to his resignation, on March 26, 2014, Mr. Howe and the Company entered into a termination agreement to terminate Mr. Howe’s employment agreement. The termination agreement provides for, among other things: (i) the termination of the Howe Employment Agreement; (ii) the waiver of any notice provisions set forth in the Howe Employment Agreement; (iii) the release of any obligations owed to or from either Mr. Howe or the Company under the Howe Employment Agreement; and (iv) the waiver of any amounts due and owing to Mr. Howe under the Howe Employment Agreement.

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Morgan Fields

On January 27, 2014, the Company entered into an agreement with Morgan Fields to serve as the Controller of the Company. Under the terms of the agreement Ms. Fields will be entitled to receive an annual base of $100,000 an annual bonus of up to 15% of her base salary based on criteria set by the Company. Ms. Fields is eligible to participate in all benefit programs available to our executives and employees, including medical and dental benefit plans. The agreement also requires Ms. Fields to undertake certain confidentiality obligations. On July 18, 2014, the board of directors approved the appointment of Ms. Fields to Chief Accounting Officer. The board approved the change in the annual salary to $130,000 and the issuance of additional stock options for 25,000 shares of common stock. All other terms of the original employment agreement remain.

On February 23, 2015, we entered into an amended and restated employment agreement (the “CAO Amended and Restated Employment Agreement”) with our Chief Accounting Officer, Morgan Fields, amending the Employment Agreement between the Company and Ms. Fields dated January 27, 2014 (the “Employment Agreement”). The CAO Amended and Restated Employment Agreement provides, among other things, for: (i) an increase in Ms. Fields’ base salary from $130,000 to $145,000 based on current market data; and (ii) an increase in the target bonus from 15% to 25% of her annual salary.

Outstanding Equity Awards

The following table provides a summary of equity awards outstanding for each of the Named Executive Officers and Directors as of June 30, 2014:

Name (a)	Number of Securities Underlying Unexercised Options Exerciable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)

Steve R. Howe (1)	78,704	-	87,963	$4.50	1/30/2018
	7,813	-	117,118	$3.12	3/26/2021
	86,517		205,081

Nevan C. Elam	429,398	-	153,936	$4.50	1/30/2018
	84,375	-	1,265,625	$3.12	3/26/2021
	513,773		1,419,561

Sankaram Mantripragada, Ph.D.	122,686	-	43,981	$4.50	1/30/2018
	31,250	-	468,750	$3.12	3/26/2021
	153,936		512,731

Hoyoung Huh, Ph.D	416,667	-	-	$4.50	1/30/2018
	105,209	-	328,128	$3.12	3/26/2021
	521,876		328,128

(1)	Mr. Howe was originally granted 333,334 options, however, pursuant to a domestic relations order, on April 17, 2013, Mr. Howe transferred 166,667 vested shares to Mrs. Howe. On July 18, 2014, Mr. Howe resigned as a member of the board at which time options to purchase 93,751 shares had vested. The 197,916 options, which were unearned as of July 18, 2014, were forfeited.

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Director Compensation

The following table shows the particulars of compensation paid to our current and former directors during the periods ending June 30, 2014 and 2013.

Name and Principal Position (a)	Year (b)	Fees earned or paid in Cash ($) (c)	Stock Award ($) (d)	Option Award ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	Nonqualified Deferred Compensation Earnings ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
Current Named Directors
Nevan Elam (1)	2014	-	-	-	-	-	-	-
	2013	-	-	-	-	-	-	-

Hoyoung Huh (2)	2014	54,000	-	54,919	-	-	-	108,919
	2013	108,000	-	1,482,572	-	-	-	1,590,572

Barry Sherman (6)	2014	-	-	-	-	-	-	-
	2013	-	-	-	-	-	-	-

Former Named Directors

Steve Howe (3)	2014	-	-	-	-	-	-	-
	2013	-	-	-	-	-	-	-

Nickolay Kukekov (4)	2014	-	-	-	-	-	-	-
	2013	-	-	-	-	-	-	-

Nir Bar (5)	2014	-	-	-	-	-	-	-
Director to September 15, 2012	2013	-	-	-	-	-	-	-

Guy Turnowski (5)	2014	-	-	-	-	-	-	-
Director to September 15, 2012	2013	-	-	-	-	-	-	-

(1)	The only compensation received by this individual was for serving as an officer of the company and included in the executive compensation.

(2)	On July 1, 2012, AntriaBio entered into a consulting agreement with Dr. Huh whereby Dr. Huh agreed to provide AntriaBio services including, but not limited to, serving on AntriaBio’s board of directors as lead independent director, assisting AntriaBio in efforts to obtain funding and assisting in business development activities. He also received options to purchase 416,667 shares on January 30, 2013 and 350,000 shares on March 28, 2014.

On March 26, 2014, Dr. Huh entered into a termination agreement (the “Huh Termination Agreement”). Pursuant to the terms of the Huh Termination Agreement, Dr. Huh and the Company agreed to terminate the Consulting Agreement in accordance with the Huh Termination Agreement. The Huh Termination Agreement provides for the following: (i) the termination of the consulting agreement; (ii) the waiver of any notice provisions set forth in the Consulting Agreement; (iii) the release of any obligations owed to or from either Dr. Huh or the Company under the Consulting Agreement; and (iv) the waiver of any amounts due and owing to Dr. Huh under the Consulting Agreement. On January 1, 2015, Dr. Huh was hired as an executive officer of the Company.

(3)	On December 18, 2013, Mr. Howe resigned as the Executive Chairman and remained on as a director of the Board. On March 28, 2014, he received options to purchase 125,000 shares of common stock. On July 18, 2014, Mr. Howe resigned from the Board.

(4)	Dr. Kukekov was appointed to this position on September 4, 2012. Dr. Kukekov did not receive any compensation for his service as a Director. Effective September 25, 2013, Dr. Kukekov resigned from the Board.

(5)	Mr. Bar and Mr. Turnowski were appointed to these positions on July 26, 2010 and resigned on September 15, 2012. For the years ended June 30, 2014 and 2013 no compensation was paid to either individual.

(6)	Dr. Sherman was appointed to the Board on July 18, 2015. No compensation was paid prior to his appointment.

Compensation Committee Interlocks and Insider Participation

We do not have a standing compensation committee or a committee performing similar functions. Because we assumed the employment agreements of Antria Delaware in connection with the Reverse Merger, the Board did not have any deliberations concerning the compensation of our executive officers. All amendments to compensation agreements were approved by the Board. With respect to the amendments to Messrs. Elam and Mantripragada’s employment agreements, Dr. Huh and Dr. Sherman participated in the deliberation of such amendments. However, there were no compensation committee or board interlocks among the members of our board.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

Antria’s Relationship with Konus Advisory Group, Inc.

Advisory Agreement

On July 2, 2012, Antria Delaware and Konus Advisory Group, Inc. (“Konus”) entered into an advisory agreement (the “Advisory Agreement”) whereby Konus agreed to provide Antria Delaware services including, but not limited to, finance and strategy, clinical design, project management and portfolio assessment. Antria Delaware agreed to pay Konus a monthly retainer in the amount of $9,000 per month to cover general and administrative matters plus an hour fee ranging from $100 to $700 per hour for additional services provided to Antria Delaware. On March 11, 2015, the advisory agreement was terminated and the remaining outstanding payable balance due to Konus of $136,711 was written off by Konus.

Consulting Agreement

In addition to the Advisory Agreement, on July 1, 2012, Antria Delaware entered into a consulting agreement (the “Consulting Agreement”) with Dr. Huh whereby Dr. Huh agreed to provide Antria Delaware services including, but not limited to, serving on Antria Delaware’s board of directors as lead independent director, assisting Antria Delaware in efforts to obtain funding and assisting in business development activities. Dr. Huh is a significant shareholder, managing director and member of the board of directors of Konus. Pursuant to a mutual understanding between Dr. Huh, Konus and AntriaBio, the amounts owed to Dr. Huh pursuant to the terms of the Consulting Agreement will be paid directly to Konus.

On March 26, 2014, Dr. Huh and the Company entered into the Huh Termination Agreement. Pursuant to the terms of the Huh Termination Agreement, Dr. Huh and the Company agreed to terminate the Consulting Agreement in accordance with the termination agreement. The termination agreement provides for the following: (i) the termination of the Consulting Agreement; (ii) the waiver of any notice provisions set forth in the Consulting Agreement; (iii) the release of any obligations owed to or from either Dr. Huh or the Company under the Consulting Agreement; and (iv) the waiver of any amounts due and owing to Dr. Huh under the Consulting Agreement.

CEO Employment Agreement

On June 18, 2012, Antria Delaware entered into an agreement with Nevan Elam to serve as Chief Executive Officer of Antria Delaware. Under the terms of this agreement, Mr. Elam will be entitled to receive an annual base of $230,000 until the executive commits full time to the business at which time his salary will increase to $350,000. Mr. Elam is a significant shareholder managing director and member of the board of directors of Konus. Pursuant to a mutual understanding between Mr. Elam, Konus and AntriaBio, the amounts owed to Mr. Elam pursuant to the terms of his employment agreement will be paid directly to Konus.

On March 26, 2014, we entered into an amended and restated employment agreement with Mr. Elam, amending his employment agreement. The amended employment agreement provides, among other things, for: (i) an increase in Mr. Elam’s base salary from $230,000 to $390,000; (ii) a termination of the bonus due to Mr. Elam under the Employment Agreement upon the Company raising at least $5,000,000 in an equity financing; (iii) a termination of the car allowance granted to Mr. Elam under the Employment Agreement; and (iv) the termination of the pension benefit at the age of 65 equal to one-month’s salary for each year of employment. Beginning in April 2014, Mr. Elam was paid directly by the Company.

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Konus Note

On November 14, 2013, we issued into a 14% promissory note in the principal amount of $250,000 (Konus Note) to Konus in order to evidence funds Konus loaned to the Company. Pursuant to the terms of the Konus Note, the principal balance of the Note is due at the earlier of, (i) November 1, 2014 or (ii) ten days after the closing of an equity financing that raises at least three million dollars. As we completed an initial close of the Unit Financing for aggregate proceeds of approximately $5 million on March 31, 2014, we paid the outstanding principal and interest balance on the Konus Note on April 1, 2014. We also issued to Konus a warrant to purchase 39,117 shares of our common stock at an exercise price of $7.50 per share of common stock for a period of five (5) years from the issuance of the warrant.

Konus Repayment Agreement

On March 26, 2014, we entered into a repayment agreement with Konus. Pursuant to the terms of the Repayment Agreement, we agreed to repay to Konus $1,182,644, representing the total amounts due and owing to Konus for services rendered by Konus as of January 31, 2014 and its consultants to the Company (Balance) as set forth in the Konus Agreements (as defined in the Repayment Agreement) through, (i) the issuance of $275,000 worth of shares of our common stock (Payment Shares) with such Payment Shares to be valued at $1.56 per share and (ii) a cash payment or series of cash payments totaling $907,644 to be paid at such time as mutually agreed to by Konus and the Company. On March 11, 2015, the advisory agreement was terminated and the remaining outstanding payable balance due to Konus of $136,711 was written off by Konus.

Review, Approval or Ratification of Transactions with Related Persons

We rely on our Board to review related party transactions on an ongoing basis to prevent conflicts of interest. Our Board reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to determine whether our current director or our new directors are independent. We have determined that as of the date of this filing Barry Sherman would qualify as “independent” in accordance with the published listing requirements of The NASDAQ Stock Market and for purposes of Section 16 of the Exchange Act. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the Company;

•	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

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•	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth information as of July 20, 2015, regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock; and
•	each named executive officer, each director and all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 24,338,219 shares of common stock outstanding as of July 20, 2015.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days through the exercise of any warrant, stock option, or other right. Shares subject to options that are exercisable within 60 days following July 20, 2015, are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

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	Shares of Common Stock		Percentage of Class
Name and Address of Benefical Owner	Beneficially Owned		Beneficially Owned

LRFA, LLC (1) 217 Camino Al Lago Atherton, CA 94027	3,492,545		13.4%

Alpha Venture Capital Partners, LP (2) PO Box 2477 Lakeland, FL 33806	2,115,386		8.3%

Sankaram Mantripragada 1450 Infinite Drive Louisville, CO 80027	1,364,631	(3)	5.5%

Nevan C. Elam 1450 Infinite Drive Louisville, CO 80027	1,093,495	(3)	4.3%

Hoyoung Huh 1450 Infinite Drive Louisville, CO 80027	631,883	(3)	2.5%

Barry Sherman 1450 Infinite Drive Louisville, CO 80027	32,771	(3)	0.1%

Morgan Fields 1450 Infinite Drive Louisville, CO 80027	69,854	(3)	0.3%

All current executive officers and directors as a group (4 persons)	3,192,634		12.1%

(1)	LRFA, LLC is a Delaware limited liability company. David F. Welch is the President and has sole voting and investment power with respect to the shares.

(2)	Alpha Venture Capital Partners, LP is a Delaware Partnership. Carl C. Dockery is the Manager of the General Partner and has sole voting and investment power with respect to these shares.

(3)	Includes the vested portion of the options granted by Antria Delaware that were assumed by the Company in connection with the Reverse Merger as well as the vested portion of the options granted under the 2014 Stock Incentive Plan and the 2015 Non Qualified Stock Option Plan.

53

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock in one or more series, $0.001 par value per share.

Common Stock

As of July 20, 2015, there were 24,338,219 shares of our common stock outstanding held of record by 291 stockholders. In addition, there are outstanding options, warrants and rights to acquire additional shares of common stock.

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of AntriaBio upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

The transfer agent for the common stock is VStock, Cedarhurst, New York. Our common stock is traded on the OTCQB and is quoted under the symbol “ANTB.”

Preferred Stock

Our certificate of incorporation authorizes 20,000,000 shares of preferred stock. Our Board is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. The Board has not designated any rights to the preferred stock .

Warrants

The material terms and provisions of the Unit Warrants are summarized below.

Unit Warrants entitle the holder to purchase shares of common stock for an exercise price equal to $2.50 per share of our common stock. Subject to certain limitations as described below, the Unit Warrants are immediately exercisable upon issuance and expire on the third anniversary of the initial issue date.

The Compensation Warrants entitle the holder to purchase shares of common stock for an exercise price equal to $2.50 per share of our common stock. Subject to certain limitations as described below, the Compensation Warrants are immediately exercisable upon issuance and expire on the seventh anniversary of the initial issue date. The Compensation Warrants contain cashless exercise provisions.

The exercise price and the number of shares of our common stock issuable upon the exercise of the Unit Warrants and the Compensation Warrants, as applicable, is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the Unit Warrants. The Compensation Warrants have cashless exercise features. After the close of business on the expiration date, unexercised Unit Warrants and Compensation Warrants will become void.

54

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the Unit Warrants will be entitled to receive upon exercise of the Unit Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Unit Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Unit Warrants.

Upon the holder’s exercise of an Unit Warrant or a Compensation Warrant we will issue the shares of common stock issuable upon exercise of the Unit Warrant or a Compensation Warrant within three (3) business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the Unit Warrant or a Compensation Warrant. Prior to the exercise of any warrants to purchase common stock, holders of the Unit Warrants, the Compensation Warrants or any other warrant will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

SELLING STOCKHOLDERS

This prospectus covers an aggregate of 13,906,331 shares of our common stock, which includes: (i) 6,040,921 shares of common stock issued in connection with the Unit Financing; (ii) 6,040,921 shares of common stock issuable upon the exercise of the Unit Warrants; and (iii) 1,824,489 shares of common stock issuable upon the exercise of the Compensation Warrants issued to Paulson as compensation in connection with the Unit Financing, that may be sold or otherwise disposed of the selling stockholders and their transferees.

The following table sets forth certain information regarding the selling stockholders and the shares that may be sold or otherwise disposed of by them pursuant to this prospectus. Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to warrants, options and other convertible securities held by that person that are currently convertible or exercisable, or convertible or exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 24,338,219 shares of common stock outstanding on the date of this prospectus.

55

		Shares Beneficially Owned Prior to this Offering			Shares Beneficially Owned After this Offering (109)
Name of Selling Stockholder (1)		Number of Shares	% of Outstanding Shares	Number of Shares Covered Hereby(2)	Number of Shares	% of Outstanding Shares

LRFA, LLC	(3)	3,492,791	13.45%	3,243,246	249,545	*
Christian Kurmann	(4)	1,128,796	4.59%	540,000	588,796	2%
Palm Beach Universal Holding Company	(5)	432,432	1.76%	432,432	-	*
Caisson Breakwater Global Opportunity Fund, LTD	(6)	400,000	1.63%	400,000	-	*
Stephen Shumpert	(7)	701,826	2.86%	400,000	301,826	1%
Lester Petracca	(8)	270,272	1.10%	270,272	-	*
Lincoln Park Capital Fund, LLC	(9)	270,272	1.10%	270,272	-	*
Francis M. Lymburner	(10)	594,898	2.43%	255,786	339,112	1%
Adel Glen Helmers	(11)	216,218	*	216,218	-	*
Revocable Deed of Trust of Leon C. Sunstein, Jr. DTD 1/1/96 as Amended, Leon C. Sunstein, Jr., Trustee	(12)	760,301	3.11%	216,218	544,083	2%
Caisson Breakwater Fund, LTD	(13)	200,000	*	200,000	-	*
Clayton A. Stuve	(14)	200,000	*	200,000	-	*
Michael W. Allman	(15)	200,000	*	200,000	-	*
PTSRK Trust	(16)	200,000	*	200,000	-	*
Veronica Marano and Thomas M. Volckening	(17)	200,000	*	200,000	-	*
Czar Ventures, LLC	(18)	189,082	*	189,082	-	*
RBC Capital Markets LLC Custodian FBO Mr. Howard Hutt SEP IRA	(19)	172,974	*	172,974	-	*
Howard C. Hutt	(20)	296,578	1.21%	163,244	133,334	*
RBC Capital Markets LLC Custodian FBO Mr. Randal Thompson IRA	(21)	162,164	*	162,164	-	*
Jonathan Peacock	(22)	150,000	*	150,000	-	*
Thomas Gruber	(23)	395,116	1.62%	138,704	256,412	*
Joseph O. Manzi	(24)	384,681	1.58%	135,136	249,545	*
Mark W. Spates	(25)	384,218	1.57%	134,920	249,298	*
Francis G. Russo	(26)	200,000	*	120,000	80,000	*
George Elefther and Karin A. Elefther	(27)	108,110	*	108,110	-	*
Michael Weiss	(28)	108,110	*	108,110	-	*
Kingsbrook Opportunities Master Fund LP	(29)	108,108	*	108,108	-	*
Stanton J. Rowe	(30)	266,668	1.09%	100,000	166,668	*
Hideo Takada	(31)	262,868	1.08%	96,200	166,668	*
Nathan Pollack and Sylvia Pollack	(32)	90,164	*	90,164	-	*
Donald P. Sesterhenn	(33)	81,082	*	81,082	-	*
L&L Lainer Revolcable Trust	(34)	81,000	*	81,000	-	*
MIS Equity Strategies, L.P.	(35)	214,334	*	81,000	133,334	*
Adolfo Carmona and Donna Carmona	(36)	213,334	*	80,000	133,334	*
Jack Chitayak	(37)	113,334	*	80,000	33,334	*
David A. Ufheil	(38)	192,112	*	67,462	124,650	*
Daniel X. Wray	(39)	124,000	*	60,000	64,000	*
Roger Ramsey	(40)	60,000	*	60,000	-	*
Ashok K. Santhanam and Revathi Santhanam, Trustees of the Santhanam Family Trust, dated May 23, 1997	(41)	224,200	*	54,200	170,000	*
William N. Anderson and Reesa F. Anderson	(42)	54,200	*	54,200	-	*
Trienos Group, LLP	(43)	54,060	*	54,060	-	*
John Norris	(44)	54,056	*	54,056	-	*
Lee J. Seidler Revocable Trust	(45)	54,056	*	54,056	-	*
Thomas Eisenberg	(46)	92,518	*	54,056	38,462	*
Tom Sego	(47)	143,484	*	54,056	89,428	*
International Infusion, LP	(48)	54,054	*	54,054	-	*
Peter C. Gould	(49)	54,054	*	54,054	-	*
M&E Lainer Revocable Trust	(50)	54,000	*	54,000	-	*
Tahir Khan	(51)	54,000	*	54,000	-	*
Robert Kantor	(52)	148,994	*	52,326	96,668	*
Art Sadin	(53)	148,154	*	52,000	96,154	*
Douglas E. Jasek	(54)	50,000	*	50,000	-	*
Gregory H. Blaine	(55)	50,000	*	50,000	-	*

56

KADI Family Trust	(56)	283,334	1.16%	50,000	233,334	*
TNX-T2, LLC	(57)	43,200	*	43,200	-	*
Weiss Accountancy Corp 401K FBO Tony Reed	(58)	40,600	*	40,600	-	*
Burt Stangarone	(59)	40,000	*	40,000	-	*
EKM Capital LLC	(60)	40,000	*	40,000	-	*
Jorg Brown	(61)	104,104	*	40,000	64,104	*
KAM Capital LLC	(62)	40,000	*	40,000	-	*
Nirav S. Parikh and Kavita G. Parikh	(63)	40,000	*	40,000	-	*
Thomas W. Genrich	(64)	40,000	*	40,000	-	*
Natan Vishlitzky and Miryam Vishlitzky	(65)	102,788	*	36,120	66,668	*
Michael Klein	(66)	36,000	*	36,000	-	*
Debra Kanelstein	(67)	66,848	*	33,514	33,334	*
Chess 1997 Trust	(68)	32,434	*	32,434	-	*
Currie Family Trust	(69)	32,434	*	32,434	-	*
EBA Capital, Inc.	(70)	30,000	*	30,000	-	*
Grey Fox Associates I LLC	(71)	30,000	*	30,000	-	*
James Dritz	(72)	30,000	*	30,000	-	*
Kingston Smith	(73)	30,000	*	30,000	-	*
Guy Ponticiello	(74)	29,730	*	29,730	-	*
Conniff Family Trust	(75)	28,000	*	28,000	-	*
Don Ossey	(76)	27,040	*	27,040	-	*
Bussey 1989 Revocable Trust	(77)	27,028	*	27,028	-	*
Charles Mader	(78)	27,028	*	27,028	-	*
Jeffrey James Tarrand	(79)	27,028	*	27,028	-	*
Joan Rich Baer Pension Plan and Trust	(80)	62,645	*	27,028	35,617	*
John S. Black III	(81)	27,028	*	27,028	-	*
Millenium Trust Company CUST FBO Christopher R. Hermann	(82)	27,028	*	27,028	-	*
Robert Kanelstein	(83)	27,028	*	27,028	-	*
Ryan Hildenbrand	(84)	27,028	*	27,028	-	*
Samuel A. Fisher	(85)	124,464	*	27,028	97,436	*
Vivian Isaak	(86)	27,028	*	27,028	-	*
Derman Survivor's Trust	(87)	27,000	*	27,000	-	*
DiBenedetto & Blau Family Trust	(88)	27,000	*	27,000	-	*
Ernie Kreitenberg Attorney at Law DBPP	(89)	27,000	*	27,000	-	*
Kyle and Hollee Bollman	(90)	27,000	*	27,000	-	*
Millin Family Living Trust	(91)	27,000	*	27,000	-	*
Ramjet Capital, Ltd	(92)	27,000	*	27,000	-	*
Robert Adelson	(93)	27,000	*	27,000	-	*
Sean and Cecille Coleman	(94)	27,000	*	27,000	-	*
The Bennett & Janice Derman Family Trust dated 1/16/1998	(95)	27,000	*	27,000	-	*
Weiss Family Trust	(96)	27,000	*	27,000	-	*
Ashok and Harshida Patel	(97)	26,000	*	26,000	-	*
Calcott Family Trust dtd 1/27/98	(98)	22,000	*	22,000	-	*
Jenene Thomas	(99)	21,622	*	21,622	-	*
Philip M. Cannella	(100)	71,622	*	21,622	50,000	*
Robert Horowitz	(101)	70,000	*	20,000	50,000	*
Due Mondi Investments LTD	(102)	51,390	*	18,056	33,334	*
Mitchell Cohen	(103)	29,042	*	16,220	12,822	*
Fred and Betty Bialek Revocable Trust Dated 12/20/2004	(104)	48,470	*	15,136	33,334	*
Howard Richmond	(105)	23,634	*	10,812	12,822	*
Wayne Westerman	(106)	43,334	*	10,000	33,334	*
Tom Parigian	(107)	316,382	*	283,871	32,511	*
Robert Setteducati	(107)	316,382	*	283,871	32,511	*
Chris Clark	(107)	316,382	*	283,871	32,511	*
Kevin Graetz	(107)	267,539	*	213,696	53,843	*
Joe Hede	(107)	267,539	*	213,696	53,843	*
Margaret Lorraine Maxfield	(107)	51,742	*	47,242	4,500	*
Bryon Crowe	(107)	39,295	*	39,295	-	*
Larry Cohen	(107)	30,106	*	28,751	1,355	*
Gary Saccaro	(107)	28,033	*	23,197	4,836	*
Albert Landstrom	(107)	12,546	*	11,391	1,155	*
Ahmed Gheith	(107)	18,238	*	16,660	1,578	*
Basil Cristakos	(107)	5,346	*	4,346	1,000	*
Bryan Hagen	(107)	6,346	*	4,346	2,000	*
Jon Nelson	(107)	2,632	*	2,220	412	*
Peter Fogarty	(107)	2,498	*	2,498	-	*
Starla Goff	(107)	2,902	*	1,500	1,402	*
Thomas Shanley	(107)	1,180	*	750	430	*
Ken Tung	(107)	1,749	*	1,749	-	*
Daniel Brocki	(107)	500	*	500	-	*
Paulson Investment Company LLC	(108)	397,134	1.61%	361,039	36,095	*
TOTAL				13,906,331

* Represents ownership of less than 1%.

57

(1)	This table and the information in the notes below are based upon information supplied by the selling stockholders, including reports and amendments thereto filed on Schedule 13D, Schedule 13G, Form 3 and Form 4 with the SEC.
(2)	The actual numbers of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, pursuant to Rule 416 under the Securities Act, such additional number of shares of common stock as may be issuable in connection with the shares registered for sale hereby resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(3)	David F. Welch is the President of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 217 Camino Al Lago, Atherton, CA 94027.
(4)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 280 Diablo Ave., Mountain View, CA 94043.
(5)	Juan Bernardo Sanz, is the Director of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is Calle Elvira Mendez, Edf Vallarino, Piso 6, Ciudad de Panama, Panama.
(6)	Jeffrey Roney is the Managing Member of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 537 Calley Street, Scottsville, CA 24590.
(7)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 406 Goodnight Drive, Georgetown, TX 78628.
(8)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 30-56 Whitestone Expy, Triangle Equities, Flushing, NY 11354.
(9)	Josh Scheinfeld and Jonathan Cope, the principals of Lincoln Park, are deemed to be the beneficial owners of all of the shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus. The address of the selling stockholder is 440 N. Wells St. #440, Chicago, IL 60654.
(10)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 811 West Ridge Court, Lake Orion, MI 48359.
(11)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 2 Calle Nairn #SPH, San Juan, PR 00907.
(12)	Leon C. Sunstein, Jr is the Trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 1617 JFK Blvd. Suite 1220, Philadelphia, PA 19103.
(13)	Jeffrey Roney is the Chairman and CEO of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is C/O Turners Management, LTD, PO Box 2636, Strathvale House, Grand Cayman, RY1-1102, Cayman Islands
(14)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 175 W. Jackson Blvd, Chicago, IL 60604.
(15)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 6738 Rancho Lakes Court, #676163, Rancho Santa Fe, CA 92067.
(16)	Ross Koningstein and Patrizia Spezzaferro are the trustees of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder is 130 Selby Lane, Atherton, CA 94027.
(17)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 802 Lenel Lane, Franklin Lakes, NJ 07417.
(18)	Suhel Kothari is the CEO of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 303 East 57th Street, Apt 33G, New York, NY 10022.
(19)	Mr. Howard Hutt has voting and investment power over the shares. The address of the selling stockholder is 912 Bermuda Gardens Road, Delray Beach, FL 33483.
(20)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 912 Bermuda Gardens Road, Delray Beach, FL 33483.

58

(21)	Mr. Randall Thompson has voting and investment power over the shares. The address of the selling stockholder is 16102 Abberton Hill, Spring, TX 77379.
(22)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 613 Van Beuren Rd., Morristown, NJ 07960.
(23)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 147 Lakeview Way, Emerald Hills, CA 94062.
(24)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 143 Campbell Ct., Shrewsbury, NJ 07702.
(25)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 328 S. Jackson, Justin, TX 76247.
(26)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is PO Box 112, New York, NY 10150.
(27)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 618 Charles Court, River Vale, NJ 07675.
(28)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 9 East 96th Street, Apt 8A, New York, NY 10128.
(29)	Kingsbrook Partners LP is the investment manager of Kingsbrook Opportunities Master Fund LP and consequently has voting control and investment discretion over securities held by Kingsbook Opportunities Master Fund LP. The address of the selling stockholder is 689 Fifth Avenue, 12th Floor, New York, NY 10022.
(30)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 3 Shoreridge, Newport Coast, CA 92657.
(31)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 922 Pebblebrook Road, Mableton, GA 30126.
(32)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 2510 Blossom Lane, Beachwood, OH 44122.
(33)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 3410 Raymond Ct., Mount Pleasant, WI 53405.
(34)	Luis Lainer is the trustee of the selling stockholder and has voting and investment power over the share shares. The address of the selling stockholder is 10788 Bellagio Rd, Los Angeles, CA 90077.
(35)	Anthony Reed is the Manager of the General Partner of the selling Stockholder and has voting and investment power over the shares. Anthony Reed is an affiliate of Cova Capital Partners, a FINRA registered broker-dealer. The securities registered hereunder for resale by this selling security holder were purchased in the ordinary course of business and at the time of such purchase this selling security holder had no agreements or understandings, directly or indirectly, with any person, to distribute such securities. The address of the selling stockholder is 16217 Kittridge Street, Van Nuys, CA 91406.
(36)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 23 Strickland Rd, Cos Cob, CT 06807.
(37)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 1836 El Camino Del Teatro, La Jolla, CA 92037.
(38)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 17863 63rd Ave., N. Maple Grove, MN 55311.
(39)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 990 Ironwood Drive, Minden, NY 84923.
(40)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 6 Eaton Square, Houston, TX 77027.
(41)	Ashok K. Santhanam and Revathi Santhanam are the Trustees of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder is 1055 Cascade Drive, Menlo Park, CA 94025.
(42)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 534 Telner Street, Philadelphia, PA 19118.

59

(43)	Thomas A. Steinke is the member of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 400 Calle Calaf, Ste 181, San Juan, PR 00918.
(44)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 531 West Washington Street, Hanson, MA 02341.
(45)	Lee J. Seidler is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 5001 Joewood, Drive, Sanibel, FL 33957.
(46)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 22 Melrose Place, Montclair, NJ 07042.
(47)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 1045 Hutchinson Ave., Palo Alto, CA 94301.
(48)	Jeffery Stephens is the CEO of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 8618 Jefferson Avenue, Munster, IN 46321.
(49)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 2 East End Avenue, New York, NY 10075.
(50)	Mark Lainer is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 17527 Magnolia Blvd., Encino, CA 91316.
(51)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 11501 SW 9th Ct. Pembroke Pines, FL 33025.
(52)	The selling stockholder has voting and investment power over the shares. The selling stockholder is an affiliate of Time Equities, Inc. a FINRA registered broker-dealer. The securities registered hereunder for resale by this selling security holder were purchased in the ordinary course of business and at the time of such purchase this selling security holder had no agreements or understandings, directly or indirectly, with any person, to distribute such securities. The address of the selling stockholder is 7 Heller Drive, Montclair, NJ 07043.
(53)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 2207 Lakeway Drive, Friendswood, TX 77546.
(54)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 1515 Old Trail Ct., Sugar Land, TX 77479.
(55)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 393 Marina Boulevard, San Francisco, CA 94123.
(56)	William Kadi and Sandra Kadi are the Trustees of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder is P.O. Box 6126, Incline Village, NV 89450.
(57)	Anand Murty is the manager of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 19360 Rinaldi St. Ste 376, Porter Ranch, CA 91326.
(58)	Anthony Reed is the trusee of the selling Stockholder and has voting and investment power over the shares. Anthony Reed is an affiliate of Cova Capital Partners, a FINRA registered broker-dealer. The securities registered hereunder for resale by this selling security holder were purchased in the ordinary course of business and at the time of such purchase this selling security holder had no agreements or understandings, directly or indirectly, with any person, to distribute such securities. The address of the selling stockholder is 16217 Kittridge Street, Van Nuys, CA 91406.
(59)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 76 Childs Rd, Basking Ridge, NJ 07920.
(60)	Brian M. Miller is the Manager of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 60 Summit Ave, Mill Valley, CA 94941.
(61)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4032 Jefferson Ave., Emerald Hills, CA 94062
(62)	Brian M. Miller is the Manager of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 60 Summit Ave, Mill Valley, CA 94941.
(63)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 60 Riverside Blvd., Apt 718, New York, NY 10069.

60

(64)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 666 Greenwich St. Apt 854, New York, NY 10014.
(65)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 87 Clinton Road, Brookline, MA 02445.
(66)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 203 Woods Brooke Court, Ossining, NY 10562.
(67)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 135 High Street, Closter, NJ 07624.
(68)	Robert Chess is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 636 Brewer Drive, Hillborough, CA 94010.
(69)	Malcom R. Currie and Barbara L. Currie are trustees of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder is 28780 Wagon Road, Agoura, CA 91301.
(70)	Evan Azriliant is the President of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 501 5th Avenue, 15th Floor, New York, NY 10017.
(71)	Linda F. Cummin and Pearson C. Cummin III are members of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder 22 Baldwin Farms South, Greenwhich, CT 06831.
(72)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 3 Ledgewood Place, Armonk, NY 10504.
(73)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 892 Timber Ln, Lake Forest, IL 60045.
(74)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 1720 Northland Avenue, Highland Park, IL 60035.
(75)	George E. Conniff is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 23948 Mount Misery Rd., St. Michaels, MD 21663.
(76)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4431 NE Alameda, Portland, OR 97213.
(77)	Clayton E. Bussey is the trustee for the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 11600 Magdalena Avenue, Los Altos Hills, CA 94024.
(78)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4 Vandora Place, Durham, NC 27705.
(79)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4706 Braesvalley, Houston, TX 77096.
(80)	Joan R. Baer and Arthur B. Baer are the trustees of the selling stockholder and have voting and investment power over the shares. The address of the selling stockholder is 200 Leeder Hill Drive, Apt 2311, Hamden, CT 06517.
(81)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is PO Box 2157, Westport, CT 06880.
(82)	Christopher R. Herman is the individual of the selling stockholder that has voting and investment power over the shares. The address of the selling stockholder is 2001 Spring Rd #700, Oak Brook, IL 60523.
(83)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 135 High Street, Closter, NJ 07624.
(84)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 7920 SW Westgate Way, Portland, OR 97225.
(85)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 22 Coleman Road, Garrison, NY 10524.
(86)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 101A Lombard St., Philadelphia, PA 19147.

61

(87)	Elizabeth Derman is the trustee for the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 133 S. Los Robles #501, Pasadena, CA 91101.
(88)	Susan Blau is the trustee for the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 3621 Buena Park Dr., Studio City, CA 91604.
(89)	Ernie Kreitenberg is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 1413 Thayer Avenue, Los Angeles, CA 90024.
(90)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 217 Rosehill Drive N., Tallahassee, FL 32312.
(91)	Joseph Millin is the trustee of the selling stockholder and has voting and investment power over the share shares. The address of the selling stockholder is 4125 Troost Ave, Studio City, CA 91604.
(92)	Carrie R. Williams is the President of Ramrog Management, the general partner of Ramjet Capital, Ltd. and has voting and investment power over the shares. The address of the selling stockholder is 6 Eaton Square, Houston, TX 77027.
(93)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 4670 Links Village Drive #D604, Ponce Inlet, FL 32127.
(94)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 110 Lake Forest Lane, Atlanta, GA 30342.
(95)	Bennett Derman is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 41 Camino Lienzo, San Clemente, CA 92673.
(96)	Matt Weiss is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 16217 Kittridge St., Van Nuys, CA 91406.
(97)	The selling stockholders have voting and investment power over the shares. The address of the selling stockholder is 1811 Parkview Drive, Lisle, IL 60532.
(98)	George Reid Calcott is the trustee of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 5642 Azure Bay, Long Beach, CA 94027.
(99)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 269 CR-513, Frenchtown, NJ 08825.
(100)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 137 Highbrook Avenue, Pelham, NY 10803
(101)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 217 Red Fox Road, Stamford, CT 06903.
(102)	Robert S. Beadle is the General Partner of the selling stockholder and has voting and investment power over the shares. The address of the selling stockholder is 8620 Willow Wind, Boerne, TX 78015
(103)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 3967 Vierra Street, Pleasanton, CA 94566.
(104)	Fred Bialek is the Trustee of the selling stockholder and has voting and investment power over the selling stockholder. The address of the selling stockholder is 200 Winding Way, Woodside, CA 94062
(105)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 31913 SE 28th Street, Fall City, WA 98024.
(106)	The selling stockholder has voting and investment power over the shares. The address of the selling stockholder is 2628 Summit Drive, Burlingame, CA 94010.
(107)	Represents shares underlying the Compensation Warrants issued to Paulson as compensation for services rendered as the exclusive placement agent for the Unit Financing. Each selling stockholder has sole voting and investment power with respect to their respective securities. The selling stockholders are affiliates of Paulson Investment Company LLC, a broker-dealer registered with the SEC and member of FINRA. The securities registered hereunder for resale by the selling security holders were obtained in the ordinary course of business and at the time had no agreements or understandings, directly or indirectly, with any person to distribute such securities. The address of the selling stockholders is 1001 SW 5th Avenue, Ste 1460, Portland, OR 97204
(108)	Represents shares underlying the Compensation warrants issued to Paulson as compensation for services rendered as the exclusive placement agent for the Unit Financing. Trent Davis, as the Chief Executive Officer of Paulson Investment Company, Inc., a broker-dealer registered with the SEC and member of FINRA, has voting and investment power over the shares. The address for Paulson is 1001 SW 5th Avenue, Ste 1460, Portland, OR 97204.
(109)	The Shares Beneficially Owned after the Offering are covered by the S-1 which became effective on July 1, 2014.

62

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

63

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby and certain other legal matters will be passed upon for us by the law firm of Dorsey & Whitney LLP.

EXPERTS

EKS&H LLLP, our independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K, for the years ended June 30, 2014 and 2013, which is included in this Registration Statement on Amendment #2 to Form S-1. Our financial statements are included in reliance on their reports given upon their authority as experts in accounting and auditing.

64

ADDITIONAL INFORMATION

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.antriabio.com. Website materials are not a part of this prospectus.

65

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ANTRIABIO, INC. AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of AntriaBio, Inc.

Menlo Park, California

We have audited the accompanying consolidated balance sheets of AntriaBio, Inc. and subsidiary (the “Company”) as of June 30, 2014 and 2013, and the related statements of operations, stockholders’ deficit, and cash flows for each of the periods then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AntriaBio, Inc. and subsidiary as of June 30, 2014 and 2013, and the results of their operations and their cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

EKS&H LLLP

Denver, Colorado

September 29, 2014

F-2

AntriaBio, Inc.

Consolidated Balance Sheets

	June 30, 2014	June 30, 2013

Assets

Current assets
Cash	$5,934,534	$527
Note receivable - related party	-	163,829
Interest receivable - related party	-	3,341
Inventory	289,600	223,000
Due from related party	-	183,346
Deferred financing, net	-	146,037
Other current assets	83,425	95,469
Total current assets	6,307,559	815,549

Non-current assets
Fixed assets, net	337,932	275,717
Intangible assets, net	9,161	12,705
Deposit	750,000	-
Total non-current assets	1,097,093	288,422

Total Assets	$7,404,652	$1,103,971

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable and accrued expenses	$460,311	$188,346
Accounts payable and accrued expenses - related party	397,055	807,001
Convertible notes payable	60,000	3,732,500
Interest payable	11,079	380,575
Warrant derivative liability	35,595	157,761
Total current liabilities	964,040	5,266,183

Non-current liabilities:
Deferred lease liability	33,881	-
Total non-current liabilities	33,881	-

Total Liabilities	997,921	5,266,183

Commitments and Contingencies (Note 12)

Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized; 18,091,792 and 6,666,667 shares issued and outstanding, June 30, 2014 and 2013, respectively	18,092	6,667
Additional paid-in capital	24,135,563	3,847,591
Accumulated deficit	(17,746,924)	(8,016,470)
Total stockholders' equity (deficit)	6,406,731	(4,162,212)

Total Liabilities and Stockholders' Equity (Deficit)	$7,404,652	$1,103,971

See accompanying notes to consolidated financial statements

F-3

AntriaBio, Inc.

Consolidated Statements of Operations

	Years Ended June 30,
	2014	2013

Operating expenses
Consulting fees	$579,817	$647,925
Compensation and benefits	2,260,598	4,485,064
Research and development	34,317	3,494
Insurance	154,722	101,276
Meals and entertainment	32,562	17,670
Professional fees	724,385	620,162
Rent	134,952	73,256
Travel	106,421	90,048
Amortization and depreciation	11,303	295
Investor relations	661,914	39,031
General and administrative	475,042	28,660
Total operating expenses	5,176,033	6,106,881

Loss from operations	(5,176,033)	(6,106,881)

Other income (expense)
Interest income	12,180	106,044
Interest expense	(4,230,112)	(568,859)
Derivative expense	(336,489)	(157,761)
Total other income (expense)	(4,554,421)	(620,576)

Net loss	$(9,730,454)	$(6,727,457)

Net loss per common share - basic	$(1.04)	$(1.08)
Net loss per common share - diluted	$(1.04)	$(1.08)

Weighted average number of common shares outstanding - basic	9,384,662	6,204,568

Weighted average number of common shares outstanding - diluted	9,384,662	6,204,568

See accompanying notes to consolidated financial statements

F-4

AntriaBio, Inc.

Consolidated Statements of Stockholders' Equity (Deficit)

						Total
			Common	Additional		Stockholders'
	Common Stock, $0.001 Par Value		Stock	Paid-in	Accumulated	Equity
	Shares	Amount	Subscribed	Capital	Deficit	(Deficit)

Balance at June 30, 2012	5,880,667	$5,881	$(5,881)	$100	$(1,289,013)	$(1,288,913)

Stock-based compensation	-	-	-	3,687,502	-	3,687,502

Warrant expense	-	-	-	191,126	-	191,126

Conversion of equity in reverse merger acquisition	786,000	786	5,881	(31,137)	-	(24,470)

Net loss for the year ended June 30, 2013	-	-	-	-	(6,727,457)	(6,727,457)

Balance at June 30, 2013	6,666,667	$6,667	$-	$3,847,591	$(8,016,470)	$(4,162,212)

Stock-based compensation	-	-	-	1,081,792	-	1,081,792

Beneficial conversion feature	-	-	-	2,922,938	-	2,922,938

Fair value of warrants for financing and conversion	-	-	-	6,476,606	-	6,476,606

Fair value of warrants to be issued	-	-	-	690,187	-	690,187

Issuance of common stock, net of issuance costs of $2,263,804	5,725,327	5,725	-	3,477,683	-	3,483,408

Issuance of common stock for note conversions	5,297,964	5,298	-	4,959,581	-	4,964,879

Issuance of common stock as repayment of related party balance	176,283	176	-	274,824	-	275,000

Cashless exercise of warrants	100,550	101	-	(101)	-	-

Issuance of common stock for services	125,001	125	-	404,462	-	404,587

Net loss for the year ended June 30, 2014	-	-	-	-	(9,730,454)	(9,730,454)

Balance at June 30, 2014	18,091,792	$18,092	$-	$24,135,563	$(17,746,924)	$6,406,731

See accompanying notes to consolidated financial statements

F-5

AntriaBio, Inc.

Consolidated Statements of Cash Flows

	Year Ended June 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(9,730,454)	$(6,727,457)
Amortization of notes payable discount	3,356,000	19,312
Amortization of deferred financing costs	416,337	279,096
Amortization of intangible asset	3,544	295
Depreciation expense	7,759	-
Stock-based compensation expense	1,081,792	3,687,502
Stock issued for services	404,587	-
Warrant expense	126,427	-
Derivative expense	336,489	157,761
Bad debt expense	341,780	-
Changes in operating assets and liabilities:
Decrease in other assets	12,044	6,706
(Increase) in inventory	(66,600)	-
(Increase) decrease in due from related parties	18,947	(206,609)
Increase in accounts payable and accrued expenses	271,965	80,117
(Decrease) increase in accounts payable and accrued expenses - related party	(134,946)	804,861
Increase in interest payable	353,091	270,451
Deferred lease liability	33,881	-
Net Cash Used In Operating Activities	(3,167,357)	(1,627,965)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(69,974)	(11,717)
Payment of deposit	(750,000)	-
Acquisition of assets	-	(500,000)
(Increase) decrease in interest receivable - related party	(10,211)	28,206
Issuance of note receivable - related party	-	(305,603)
Payments on note receivable - related party	-	974,228
Net Cash (Used In) Provided By Investing Activities	(830,185)	185,114

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of financing costs	(270,300)	(157,500)
Proceeds from issuance of convertible notes payable	2,703,000	1,575,000
Repayments of convertible notes payable	(67,500)	-
Proceeds from issuance of notes payable - related party	234,700	-
Repayments of notes payable - related party	(234,700)	-
Proceeds from issuance of equity financing	8,931,434	-
Payment of placement agent compensation and issuance costs	(1,365,085)	-
Net Cash Provided By Financing Activities	9,931,549	1,417,500

Net increase (decrease) in cash	5,934,007	(25,351)

Cash - Beginning of Year	527	25,878

Cash - End of Year	$5,934,534	$527

(Continued)

F-6

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Taxes	$-	$-
Interest	$15,726	$-

Non-Cash Transactions:
Assumption of accrued expenses in reverse merger	$-	$1,207
Assumption of due to/from related party in reverse merger	$-	$23,263
Conversion of convertible notes payable to common stock	$6,308,000	$-
Conversion of interest payable to common stock	$722,587	$-
Conversion of accounts payable and accrued expense - related party to common stock	$275,000	$-
Beneficial conversion feature recorded as a debt discount	$2,922,938	$-
Warrant value recorded as a debt discount	$433,062	$-
Reclassification of warrant liability to equity	$1,407,739	$-
Warrant value recorded as issuance costs	$898,719	$-

Assets acquired in asset acquisition:
Inventory	$-	$223,000
Fixed Assets	-	264,000
Intangible assets	-	13,000
Cash paid for asset acquisition	$-	$500,000

See accompanying notes to consolidated financial statements

F-7

AntriaBio, Inc.

Notes to Consolidated Financial Statements
June 30, 2014

Note 1 Nature of Operations

These financial statements represent the consolidated financial statements of AntriaBio, Inc. (“AntriaBio”), formerly known as Fits My Style, Inc., and its wholly owned operating subsidiary, AntriaBio Delaware, Inc. (“Antria Delaware”). AntriaBio and Antria Delaware are collectively referred to herein as the “Company”.

On January 31, 2013, Antria Delaware merged with AntriaBio, a public company pursuant to a share exchange agreement in which the existing shareholders of Antria Delaware exchanged all of their issued and outstanding shares of common stock of Antria Delaware for 5,880,667 shares of common stock of AntriaBio (the “Reverse Merger”). After the consummation of the Reverse Merger, stockholders of Antria Delaware own 88.2% of AntriaBio’s outstanding common stock.

As a result of the Reverse Merger, Antria Delaware became a wholly owned subsidiary of AntriaBio. For accounting purposes, the Reverse Merger was treated as a reverse acquisition with Antria Delaware as the acquirer and AntriaBio as the acquired party. As a result, the business and financial information included in this Annual Report on Form 10-K is the business and financial information of Antria Delaware. The accumulated deficit of AntriaBio has been included in additional paid-in-capital. Pro-forma information has not been presented as the financial information of AntriaBio was insignificant.

Effective May 1, 2014, the Company effected a 6 to 1 reverse split of the Company’s common stock, in which for every six (6) shares of common stock combined into one (1) share of common stock. All share and per share amounts have been retroactively restated to reflect the forward split.

Note 2 Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these financial statements are set out below.

Basis of Presentation - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principals of Consolidation – These consolidated financial statements include the accounts of AntriaBio, Inc. and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated.

Accounting Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Such estimates and assumptions impact, among others, the following: estimated useful lives and potential impairment of intangible assets, the fair value of share-based payments and warrants, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing and expected future operating losses. Actual results could differ from those estimates.

Risks and Uncertainties - The Company's operations may be subject to significant risk and uncertainties including financial, operational, regulatory and other risks associated with a preclinical stage company, including the potential risk of business failure. See Note 3 regarding going concern matters.

F-8

Cash - In the statement of cash flows, cash includes cash in hand.

Note Receivable – Related Party – Notes receivable represent amounts due to the Company, and are recorded at cost less an allowance for note losses, if necessary.

Inventory – Inventory is stated at the lower of cost or market. Inventory consists of materials of AB101 acquired from PR Pharmaceuticals, Inc., as well as inventory purchased to make new material. All inventory is recorded at its acquisition cost.

Deferred Finance Costs - Direct, incremental finance costs related to the convertible notes payables that are recorded in liabilities are amortized over the term of the respective instrument through charges to interest expense using the effective interest method. Total deferred financing cost included in deferred financing amount to $146,037 as of June 30, 2013, which is net of accumulated amortization of $362,088. As of June 30, 2014, the Company amortized $416,337 of deferred financing costs into interest expense as all of the associated notes were converted into equity.

Fixed Assets – Fixed assets are carried at cost less accumulated depreciation and amortization. The fixed assets primarily consist of lab and manufacturing equipment. Depreciation is computed using the straight-line method over the estimated useful lives. The fixed assets have not been placed into service as of June 30, 2013 and had not begun depreciating as they were being stored until a lab facility has been established at which time the assets can be installed and placed into service. The Company placed the assets into service in June 2014 and began depreciating the assets.

Intangible Assets – Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The value of the current intangible asset is based on the asset values assigned in the asset acquisition discussed in Note 5. The intangible assets are being amortized over 11 years which is the remaining life of the patents acquired. The amortization expense is expected to be $1,181 for each of the next five fiscal years.

Deposits – Deposits represent amounts paid as a security deposit on the lease of the facilities and is recorded at cost.

Due to Related Parties - Due to related parties represent obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers, have been paid for by a related party, and are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Convertible Notes Payable - Borrowings are recognized initially at the principal amount received. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as interest expense in the statements of operation over the period of the borrowings using the effective interest method.

Beneficial Conversion Feature of Convertible Notes Payable - The Company accounts for convertible notes payable in accordance with the guidelines established by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, Debt with Conversion and Other Options, Emerging Issues Task Force ("EITF") 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No 98-5 To Certain Convertible Instruments. The Beneficial Conversion Feature ("BCF") of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of a convertible note when issued and also records the estimated fair value of any warrants issued with those convertible notes. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

F-9

The BCF of a convertible note is measured by allocating a portion of the note's proceeds to the warrants, if applicable, and as a reduction of the carrying amount of the convertible note equal to the intrinsic value of the conversion feature, both of which are credited to additional paid-in-capital. The Company calculates the fair value of warrants issued with the convertible note using the Black Scholes valuation model and uses the same assumptions for valuing any employee options in accordance with ASC Topic 718 Compensation – Stock Compensation. The only difference is that the contractual life of the warrants is used.

The value of the proceeds received from a convertible note is then allocated between the conversion features and warrants on a relative fair value basis. The allocated fair value is recorded in the financial statements as a debt discount (premium) from the face amount of the note and such discount is amortized over the expected term of the convertible note (or to the conversion date of the note, if sooner) and is charged to interest expense.

Revenue – The Company recognizes revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured.

Operating Expenses - Expenses necessary to generate revenue are expensed in the period incurred.

Income Taxes – The Company accounts for income taxes under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which would be recorded on the Company’s balance sheets in accordance with ASC 740, which established financial accounting and reporting standards for the effect of income taxes. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance. Changes in the Company’s valuation allowance in a period are recorded through the income tax provision on the statements of operations.

The Company adopted ASC 740 (formerly known as FIN No. 48, Accounting for Uncertainty in Income Taxes). ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of ASC 740, the Company recognized no material adjustment in the liability for unrecognized income tax benefits. The Company reports tax related interest and penalties as a component of interest expense.

Segment Reporting – Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer and the board of directors that makes strategic decisions. The Company operates one segment.

F-10

Comprehensive Income (Loss) – Comprehensive income (loss) is defined as all changes in stockholder’s equity from transactions and other events and circumstances. Therefore, comprehensive income (loss) includes our net loss and all charges and credits made directly to stockholder’s equity other than stockholders contributions and distributions. As of June 30, 2014 and 2013, the Company has no items other than net loss affecting comprehensive loss.

Income (Loss) Per Common Share – Basic income (loss) per common share is calculated by dividing the net income (loss) available to the common shareholders by the weighted average number of common shares outstanding during that period. Diluted earnings per share is calculated on the treasury stock method, by dividing income available to common shareholders, adjusted for the effects of dilutive convertible securities, by the weighted average number of shares of common shares outstanding during the period and all additional common shares that would have been outstanding had all potential dilutive common shares been issued.

Although there were common stock equivalents of 12,420,943 and 10,172,431 shares outstanding at June 30, 2014 and 2013, respectively, consisting of stock options and warrants; they were not included in the calculation of earnings per share because they would have been anti-dilutive.

Fair Value of Financial Instruments - From inception, the Company adopted ASC 820, Fair Value Measurements and Disclosures, which provides a framework for measuring fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices for identical assets and liabilities in active markets;
•	Level 2: Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts of financial instruments including cash and cash equivalents, notes receivable – related party, due to related parties, and notes payable approximated fair value as of June 30, 2014 and 2013 due to the relatively short maturity of the respective instruments.

The warrant derivative liability recorded as of June 30, 2014 and 2013 is recorded at an estimated fair value based on a Black-Scholes pricing model. On April 16, 2014, the Company recorded a warrant derivative liability at an estimated fair value using an income approach based on a Lattice Model due to down round provisions and reclassified to equity on May 16, 2014 when the down round provisions were removed at an estimated fair value based on a Black-Scholes pricing model. The warrant derivative liability is considered a level 3 fair value measurement with the entire change in the balance recorded through earnings. See significant assumptions in Note 10. The following table sets forth a reconciliation of changes in the fair value of financial instruments classified as level 3 in the fair value hierarchy:

Balance as of June 30, 2013	$(157,761)
Total unrealized gains (losses):
Included in earnings	(336,489)
Warrant reclassified to equity	1,407,739
Warrant recorded as derivative liability	(949,084)
Balance as of June 30, 2014	$(35,595)

F-11

Recently Issued Accounting Pronouncements -In June 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-10, Development Stage Entities (Topic 915). The objective of the amendments in this update is to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities. The amendments in this update remove all incremental financial reporting requirements from US GAAP for development stage entities, thereby improving financial reporting by eliminating the cost and complexity associated with providing that information. The amendments are effective for annual reporting periods beginning after December 15, 2014, and interim reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company has elected to early adopt this guidance, and therefore is no longer presenting the financial statements in accordance with ASU 915, with inception to date disclosures.

Reclassifications – Certain amounts reported in prior years in the Consolidated Financial Statements have been reclassified to conform to the current year’s presentation.

Subsequent Events – The Company has considered subsequent events through the date of issuance of this Report on Form 10-K, and has determined no additional disclosure is necessary, other than those disclosed in the footnotes.

Note 3 Going Concern

As reflected in the accompanying financial statements, the Company incurred a net loss of $9,730,454 and net cash used in operations of $3,167,357 for the year ended June 30, 2014, and stockholders’ equity of $6,406,731 and an accumulated deficit of $17,746,924 at June 30, 2014.  In addition, the Company is in the preclinical stage Company and has not yet generated any revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company expects that its current cash resources as well as expected lack of operating cash flows will not be sufficient to sustain operations for a period greater than one year. The ability of the Company to continue its operations is dependent on Management's plans, which include continuing to raise equity based financing. There is no assurance that the Company will be successful in accomplishing this objective.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Critical Accounting Estimates and Judgments

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year include:

Share-based Payments and warrants – The Company is required to exercise judgment in calculating the fair value of share based payments and warrants. The fair value calculation includes several inputs that are subject to management’s judgement. Management reviews these inputs on a regular basis to determine that the values used in the calculation are consistent with current economic events and historical events.

Warrant Derivative Liability – The Company is required to exercise judgment in calculating the fair value of the warrant derivative liability. The fair value calculation includes several inputs that are subject to management’s judgement. Management reviews these inputs on a regular basis to determine that the values used in the calculation are consistent with current economic events and historical events.

F-12

Contingent Liabilities - The Company is required to make judgments about contingent liabilities including the probability of pending and potential future litigation outcomes that, by their nature, are dependent on future events that are inherently uncertain. In making its determination of possible scenarios, management considers the evaluation of outside counsel knowledgeable about each matter, as well as known outcomes in case law.

Income Taxes - Significant judgement is involved in determining the Company’s provision for income taxes, including any valuation allowance on deferred income tax assets. There are certain transactions and computations for which the ultimate tax determination is uncertain during the normal course of business. The Company recognizes liabilities for expected tax issues based upon estimates of whether additional taxes will be due. Where the final outcome of these matters is different from the amounts that were initially recognized, such difference will impact the income tax and deferred tax positions in the year in which such determination is made.

Note 5 Acquisition of Assets

On January 30, 2013, the Company closed on an asset purchase agreement with the Chapter 7 Estate of PR Pharmaceuticals, Inc. (PRP). Pursuant to the agreement, the Company has acquired certain tangible and intangible assets in exchange for $400,000 in cash plus an initial deposit of $100,000 paid to the Chapter 11 Trustee of PRP which is included in the purchase price, plus contingent consideration up to a maximum amount of $44,000,000.

As the purchase was treated as an asset acquisition, the value assigned for the assets acquired for the price paid in cash is as follows:

Material inventory	$223,000
Fixed assets	264,000
Intangible assets	13,000
$500,000

The contingent consideration is payable in the following amounts, upon the occurrence of the following events:

•	Two million dollars ($2,000,000) related to the initiation of Phase 2b clinical studies for a multi-day injectable insulin, payable 30 days after the first dosing of a patient in a formal Phase 2b clinical study;
•	Two million dollars ($2,000,000) to be paid within 30 days after the exclusive license of the multi-day injectable insulin in the United States to a commercial pharmaceutical company.
•	Five million dollars ($5,000,000) after the initiation of Phase 3 clinical studies for the multi-day injectable insulin by the Company or a licensee of the Company, payable 30 days after the first dosing of a patient in a formal Phase 3 clinical study.
•	Ten million dollars ($10,000,000) upon the approval by the FDA or EMEA to allow the marketing and sales of the multi-day injectable insulin by the Company or a licensee of the Company, payable 30 days after the receipt of the approval letter or notice from the FDA or EMEA.
•	Twenty five million dollars ($25,000,000) if the twelve month cumulative sales of the multi-day injectable insulin by the Company or a licensee of the Company reaches five hundred million dollars ($500,000,000) in any one given twelve consecutive month period, so long as such period occurs during the life of the patents included in the purchased assets, payable 90 days after the twelfth month in which sales equaled or exceeded five hundred million dollars.

All contingent consideration events must occur within five years of the closing of the asset purchase agreement. If an event is not reached within five years, no remaining contingent consideration would be required to be paid. No contingent events have occurred through the report date.

F-13

Note 6 Fixed Assets

The following is a summary of fixed assets and accumulated depreciation:

	Useful
	Life	June 30, 2014	June 30, 2013
Furniture and fixtures	5 - 7 years	$6,728	$-
Lab equipment	3 - 15 years	315,951	275,717
Construction in process	-	23,012	-
		345,691	275,717
Less: accumulated depreciation		(7,759)	-
		$337,932	$275,717

Depreciation expense was $7,759 and none for the years ended June 30, 2014 and 2013, respectively.

Note 7 Related Party Transactions

Effective September 1, 2011, the Company issued a $1,000,000 line of credit to a related party, which had common ownership with the Company. The line of credit was issued in order for the Company to obtain a higher interest rate on excess cash. The balance due on the line of credit as of June 30, 2014 and 2013 was zero and $163,829, respectively, plus accrued interest of zero and $3,341, respectively. The Company was obligated to fund the unused amount under the line of credit through maturity of the line of credit. The line of credit bares interest equal to the lower of 10%, or the Wall Street Journal Prime Rate (3.25% at June 30, 2013) plus 5%. The interest rate at June 30, 2013 was 8.25%. The line of credit was for a period of one year and matured on August 31, 2012. A late charge of 5% of the outstanding balance was charged on the line of credit on December 31, 2012. The line of credit is secured by one million shares of the related party’s common stock. As of June 30, 2014, the Company wrote off the entire balance due from the related party of $177,382.

During the year ended June 30, 2014, the Company incurred consulting expenses of $321,205 and professional expenses of $57,345, for services performed by related parties of the Company and included in the statements of operations. As of June 30, 2014, $397,055 of related party expenses are recorded in accounts payable and accrued expenses – related party.

During the year ended June 30, 2013, the Company incurred consulting expenses of $598,995 and professional expenses of $135,000, for services performed by related parties of the Company and included in the statements of operations. As of June 30, 2013, $807,001 of related party expenses are recorded in accounts payable and accrued expenses – related party.

As of June 30, 2014 and 2013, the due from related party was zero and $183,346 respectively, for expenses paid on behalf of related parties. The Company wrote off the entire balance due from the related party during fiscal 2014.

Note 8 Convertible Notes Payable

2010 Notes (See (A) below.) - During 2010 and 2011, the Company issued 8% convertible notes payable for which principal and interest is due two years after date of issuance. The Company is required to pay a loan fee equal to 100% of the notes principal balance, which is recorded as a loan discount and being amortized on the effective yield method over the term of the notes.

F-14

Upon the close of a “Financing”, which means any third party capital investment in the Company, in cash, that is $2,500,000 or greater, the outstanding principal balance and at the option of the Lender, the unpaid accrued interest on these convertible notes shall convert in whole into the number of whole shares of common stock obtained by dividing the outstanding principal balance and unpaid accrued interest on these convertible notes at the time of such Financing, by the Conversion Price. The “Conversion Price” under these notes shall initially be 65% of the common share price of the Financing, subject to adjustment as provided herein. If the Company elects to pay the accrued interest on these convertible notes in cash, the accrued interest payment shall be due on the date the principal amount is converted to common stock. These terms were modified as disclosed below.

2011 Notes (See (B) below.) – During June 2011, the Company issued 8% convertible notes payable via Private Placement Memorandum (“PPM”). The PPM authorizes the issuance of up to $2,000,000 of convertible notes payable for which principal and interest is due one year after date of issuance. Pursuant to the terms of the PPM, upon an offering by the Company of common stock totaling at least $5,000,000 (a “Qualified Offering”) the notes will automatically and on a mandatory basis convert (the “Mandatory Conversion”) into common shares of the Company and the right to receive warrants. On the date of closing of a Qualified Financing of common shares, the Notes will convert into common shares of the Company at a price equal to 65% of the price per common share of the Qualified Financing (the “Mandatory Conversion Price”), subject to a maximum conversion pre-money valuation of $20,000,000, and the right to receive Warrants. The conversion will include the face amount of the Notes and include any accrued and unpaid interest. For each common share received as a result of the Mandatory Conversion, the Investor will receive one (1) warrant to purchase one (1) common share of the Company at an exercise price equal to 135% of the price per common share at which the Notes are converted pursuant to the Mandatory Conversion. The warrants will be exercisable at any time for a period of five years from the date of the Qualified Offering. These terms were modified as disclosed below.

2011 Notes (See (C) below) – In September 2011, the Company amended its 2011 PPM (above) to remove the mandatory conversion feature and to permit conversion of the notes payable at the option of the lender. The remaining terms remain essentially the same as the 2011 Notes described above.

On July 1, 2012, the Company amended its June 15, 2011 PPM on its twelve month, 8% convertible notes payable to issue up to an additional $2,000,000 in convertible notes and to extend it offering termination date to October 1, 2012. In addition, the amended PPM changes the definition of a “Qualified Financing” from $5,000,000 to $2,500,000. On the maturity date of the convertible notes, or the closing of a Sale of the Company, whichever occurs first, the lenders are permitted an elective conversion option to convert the outstanding principal and interest on the convertible notes at the lower of 65% of the price per share of common stock in the Qualified Financing or 65% of the common stock price using a pre-money valuation of the Company of $20 million. With each share of common stock received, the investor will also receive a warrant to purchase two shares of common stock at 135% of the price per common stock at the time the note was converted. The Company reserved the right to withdraw the offering at any time.

2012 Notes (See (D) below) - In December 2012, the Company amended its PPM on its twelve month, 8% convertible notes payable to issue up to an additional $1,000,000 in convertible notes and to extend the offering termination to December 31, 2012. On the date of a Qualified Financing, the lenders are permitted an elective conversion option to convert the outstanding principal and interest at the lower of 50% of the price per share of common stock in the Qualified Financing or $4.50 per share. With each share of common stock received, the investor will also receive a warrant to purchase one share of common stock at 150% of the price per common stock at the time the note was converted.

In the second fiscal quarter of 2014, the Company sent letters to the holders of the 2010, 2011 and 2012 notes requesting amendment of their convertible notes payable. The convertible notes payable were amended to: (i) fix the conversion price of the notes into common stock at $1.50 per share, (ii) require mandatory conversion of principal and interest, and (iii) change the definition of a qualified financing to an equity financing of at least $3,000,000. Note holders of $3,032,500 of the convertible notes payable balances outstanding have signed and returned the amendment letter. Based on the fixed conversion price, the intrinsic value of the beneficial conversion feature of $653,000 was calculated and recorded as a discount to the notes payable. As of June 30, 2014, $653,000 of the debt discount has been amortized into interest expense as these all amortized as part of the conversion.

F-15

2013 Notes – In December 2013 and January 2014, the Company issued $2,703,000 of 8% convertible promissory notes payable for which principal and interest is due six months after the date of issuance. Pursuant to the note agreements, if the Company issues equity securities in a transaction resulting in gross proceeds of at least $3,000,000, the promissory note and accrued interest will automatically convert to common stock at a conversion price of $1.26 per share. The notes also allow the investor to convert at any time prior to maturity at $1.26 per share at their option. With the promissory note, the investor will also receive a warrant to purchase common stock equal to one-half of the principal amount of the promissory note. The warrant will have an exercise price of $1.89 per share and will be exercisable for three years from date of issuance.

The value of the proceeds of the notes was allocated to the warrants as discussed in Note 9 and the remaining balance was allocated to the beneficial conversion feature as the intrinsic value of the beneficial conversion feature was greater than the remaining proceeds of the notes. The discount on the notes is being amortized into interest expense over the remaining life of the notes.

On March 31, 2014, the Company closed on an equity transaction which qualified as a “qualified financing.” As such the $2,703,000 in 2013 Notes and the accrued interest was converted into 2,186,838 shares of our common stock. The Company has also converted $4,275,172 of the 2010, 2011 and 2012 Notes and accrued interest into 3,111,126 shares of our common stock as of June 30, 2014. The remaining balance of any debt discounts on the notes converted was recorded into interest expense at the time of the conversion.

The convertible notes outstanding as of June 30, 2014 and 2013 include:

	2014	2013

2010 Notes (A)	$60,000	$562,500
2011 Notes (B)	-	645,000
2011 Notes (C)	-	1,700,000
2012 Notes (D)	-	825,000
Total	$60,000	$3,732,500

The notes originated at various dates from April 2010 through January 2013 and matured at various dates from February 2012 to January 2014.

As of June 30, 2014, all of the outstanding convertible notes have matured and payments were due on demand and remains convertible at the holders option. The convertible notes which have not been repaid or converted continue to accrue interest at a rate of 8%.

Note Payable – Related Party – On November 14, 2013, the Company issued a 14% promissory note with a related party. The note allows funds to be borrowed until March 1, 2014 for up to $250,000. The note matures on the earlier of November 1, 2014 or when the Company closes on an equity financing of at least $3,000,000. The Company also issued a warrant for one share of common stock for each dollar of principal loaned. The warrant was issued on March 1, 2014 for option to purchase up to 39,117 shares of common stock. The warrant exercise price will be $7.50 per share and will be exercisable for five years. As of June 30, 2014, the outstanding balance on the note is zero and the accrued interest is zero as the principal balance of $234,700 and interest of $12,895 was paid in full on April 1, 2014. The warrants were issued on March 26, 2014 for a fair value of $76,062.

F-16

Note 9 Shareholders’ Equity (Deficit)

Common Stock - The Company is authorized to issue 200,000,000 shares of $0.001 par-value common stock. All shares of the Company’s common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to:

a.	One non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
b.	To participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and
c.	To participate pro rata in any distribution of assets available for distribution upon liquidation.

Stockholders have no pre-emptive rights to acquire additional shares of common stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights.

Preferred Stock – The Company is authorized to issue 20,000,000 shares of Preferred Stock with each share having a par value of $0.001. No preferred shares are designated and there are no preferred shares issued and outstanding as of June 30, 2014 and 2013.

During 2014, the Company completed a private placement transaction in which the Company issued 5,725,327 units to accredited investors. Each unit consists of one share of our common stock and one common share purchase warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $2.34 per share and the warrant will expire 36 months following the issuance. The Company received net proceeds of $7.6 million after the placement agent compensation and issuance costs paid of $1,365,085 and $898,719 of warrant expense recorded as issuance costs.

In addition to the units issued, the Company also issued 562,352 additional warrants to investors who invested in the 2013 Notes and also in the private placement. For each dollar that was invested in the 2013 Notes, the Company would issue one-half of one common share purchase warrant for their investment in the private placement transaction for up to 150% of their investment in the 2013 Notes. The warrants will be exercisable at $2.34 per share and will expire 36 months after they were issued.

On March 31, 2014, the Company entered into a services agreement whereby the Company receives assistance with investor relations relating to digital strategy, website and investor materials, market awareness and other services. The compensation for these services will be 500,000 shares of common stock to be issued over a twelve-month period. As of June 30, 2014, 125,001 shares of common stock have been issued under the agreement and recorded as investor relations expense of $404,587 during the year ended June 30, 2014.

The Company issued no shares of common or preferred stock during the year ended June 30, 2013 other than those shares issued as part of the Reverse Merger. The Company has not declared or paid any dividends or returned any capital to shareholders as of June 30, 2014 and 2013.

F-17

Note 10 Stock-Based Compensation

Options - AntriaBio adopted individual stock option plans in January 2013 for four officers and/or directors of the Company. The stock option plans granted 1,500,000 option shares with an exercise price of $4.50 per share. Options to purchase 819,445 shares vested immediately, options to purchase 541,667 shares vest monthly over three years and 138,888 shares vested on May 31, 2013.

In June 2013, AntriaBio adopted individual stock option plans for two consultants of the Company. The stock option plans granted 8,334 shares with an exercise price of $4.50 per share. Option to purchase 2,084 shares vested immediately with the remaining shares vesting at various dates through October 2014.

On March 26, 2014, the Company adopted the AntriaBio, Inc. 2014 Stock and Incentive Plan which allows the Company to issue up to 3,750,000 of common stock in the form of stock options, incentive options or common stock. As of June 30, 2014, the Company granted 2,835,000 of these shares to current employees and directors of the Company. The options have an exercise price from $3.12 to $3.44 per share. The options vest monthly over four years, with some options subject to a one year cliff before the options begin to vest monthly.

AntriaBio has computed the fair value of all options granted using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. Due to the small number of option holders and all options being to officers, directors, or high level employees AntriaBio has estimated a forfeiture rate of zero. AntriaBio estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

AntriaBio has computed the fair value of all options granted during the year ended June 30, 2014 using the following assumptions:

Expected volatility	94%
Risk free interest rate	2.16% - 2.26%
Expected term (years)	7
Dividend yield	0%

F-18

Stock option activity is as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Options	Exercise Price	Contractual Life
Outstanding, June 30, 2012	-	$-	-
Granted	1,508,334	$4.50
Outstanding, June 30, 2013	1,508,334	$4.50	4.6
Granted	2,835,000	$3.14
Outstanding, June 30, 2014	4,343,334	$3.61	5.6

Exercisable at June 30, 2014	1,387,871	$4.33	4.0

Stock-based compensation expense related to the fair value of stock options was included in the statement of operations as compensation and benefits expense of $1,081,792 and $3,687,502 for the years ended June 30, 2014 and 2013, respectively. The unrecognized stock-based compensation expense at June 30, 2014 is $7,756,739. AntriaBio determined the fair value as of the date of grant using the Black-Scholes option pricing method and expenses the fair value ratably over the vesting period.

Warrants- AntriaBio issued warrants to agents in conjunction with the closing of various financings and issued warrants in note conversions and private placements as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Warrants	Exercise Price	Contractual Life
Outstanding, June 30, 2012	-	$-	-
Warrants issued to placement agents	41,424	$2.03
Warrants issued to placement agent	233,334	$2.03
Warrants issued to placement agent	18,334	$4.95
Outstanding, June 30, 2013	293,092	$2.21	4.1
Warrants issued to note holders	225,259	$1.89
Warrants issued to note holders	4,039,184	$1.98
Warrants issued to related party	39,117	$7.50
Warrants issued in private placement	6,287,679	$2.34
Warrants issued to placement agent	290,861	$1.56
Warrants issued for investor relations	66,667	$3.34
Warrants exercised	(100,550)	$1.17
Warrants forfeited	(41,570)	$1.17
Outstanding, June 30, 2014	11,099,739	$2.21	3.6

The Company issued warrants to purchase 41,424 shares of common stock at a price of $2.03 per share, exercisable from August 2012 through August 2017 to a placement agent in connection with the closing of convertible notes payable on specific PPMs. The Company issued a warrant to purchase 233,334 shares of common stock at a price of $2.03 per share, exercisable from August 2012 through August 2017 to a placement agent in connection with the closing of over $1,000,000 in convertible notes payable. The Company issued warrants to purchase 18,334 shares of common stock at a price of $4.95 per share, exercisable from February 2013 through February 2018 in connection with the closing of convertible notes payable on specific PPMs. The Company issued warrants to various note holders to purchase 225,259 shares of common stock at a price of $1.89 per share, exercisable from December 2013 through January 2017 in connection with the issuance of convertible notes. The Company issued warrants to a related party as part of a settlement of debt to purchase 39,117 shares of common stock at a price of $7.50 per share, exercisable from March 2014 through March 2019. The Company issued warrants to various note holders to purchase 4,039,184 shares of common stock at an average price of $1.98 per share of common stock, exercisable through April 2019 in connection with the conversion of convertible notes payable into equity. The Company issued warrants to purchase 6,287,679 shares of common stock at a price of $2.34 per share, exercisable through April 2017 in connection with the issuance of units in the private placement that was closed in April. The Company issued warrants to placement agent to purchase 290,861 shares of common stock at a price of $1.56 per share, exercisable through April 2021 in connection with the private placement that closed in April. The Company issued warrants to purchase 66,667 shares of common stock at a price of $3.44 per share, exercisable through May 2017 and 2019 in connection with investor relations activities that were performed.

F-19

The warrants exercisable for the 41,424 shares of common stock were accounted for under liability accounting and were fair valued at each reporting period until April 1, 2014 when the warrants were reclassified to equity as the exercise price became fixed. The value of the warrants to purchase 41,424 shares as of April 1, 2014 was $102,917, which was the fair value of the warrant on the date it was reclassified to additional paid-in capital, and was $157,761 as of June 30, 2013, which was recorded as a liability on the consolidated balance sheets with the fair value adjustment recorded as derivative expense on the consolidated statements of operations. The warrants exercisable for the 233,334 shares of common stock were accounted for under liability accounting and were fair valued at each reporting period until March 31, 2014 when the warrants were reclassified to equity as the exercise price became fixed. The value of the warrants to purchase 233,334 shares as of March 31, 2014 was $614,635, which was recorded as additional paid-in capital, and was not valued as of June 30, 2013 as the value could not be determined as an exercise price had not yet been fixed.

The warrants exercisable for the 18,334 shares of common stock are accounted for under equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued at $191,126 and recorded as additional paid-in-capital and deferred financing fees. The deferred financing fees were being amortized over the term of the notes associated with the warrants and were fully amortized as of June 30, 2014. The warrants for the 225,259 shares of common stock are accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The fair value of the warrants was $524,594 and the allocated fair value of $433,062 was recorded into additional paid-in capital and as a discount to the note payable balance. The unamortized discount was fully expensed into interest upon the conversion of the bridge notes in fiscal 2014.

The warrants exercisable for the 6,287,679 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The fair value of the warrants was $14,432,123 and the allocated fair value of $3,184,222 was recorded into additional paid-in capital. The warrants for the 4,039,184 shares of common stock were accounted for under the equity treatment and were recorded at the allocated fair value as of the date of issuance. The fair value of the warrants was $11,111,739 and the allocated fair value of $2,065,708 was recorded into additional paid-in capital. The warrants for the 39,117 was accounted for under the equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued at $76,062 and recorded as additional paid-in capital and interest expense. The warrants exercisable for the 290,861 shares were accounted for under liability accounting on the date they were recorded. The warrants to purchase 290,861 shares value was $898,719 when recorded using a Lattice pricing model. On May 16, 2014, the warrants to purchase 290,861 shares terms were fixed and the warrants were fair valued at $690,187 using a Black-Scholes pricing model and reclassified into equity with the fair value adjustment recorded as derivative expense on the consolidated statement of operations.

The warrants exercisable for the 66,667 shares of common stock are accounted for under liability accounting for the shares that have vested and were recorded at their fair value on the date of issuance of $50,365 as a liability and as professional fees and investor relation expense. The fair value as of June 30, 2014 was $35,595 which is reflected as a liability with the fair value adjustment recorded as a derivative expense on the consolidated statements of operations.

On May 2, 2014, an investor elected to exercise their warrant under a net issue exercise in which 100,550 shares of common stock were issued and 41,570 warrant shares were forfeited.

F-20

These warrants were valued using the Black-Scholes option pricing model on the date of issuance except for the warrants to purchase 290,861 shares which were valued using a Lattice pricing model. In order to calculate the fair value of the warrants in both models, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and warrant term. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

The Black-Scholes valuation methodology was used because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows:

Expected volatility	92% - 97%
Risk free interest rate	0.78% - 2.21%
Contractual term (years)	3 - 7
Dividend yield	0%

We utilize a lattice model to determine the fair market value of the warrants to purchase 290,861 shares on the day they were issued. The warrants issued resulted in a warrant derivative liability of $898,719. The lattice model accommodates the probability of exercise price adjustment features as outlined in the warrant agreement. Under the terms of the warrant agreement, at any time while the warrant is outstanding, the exercise price per share can be reduced in proportion to the exercise price per share of future warrants issued that is lower than the exercise price per share as stated in the warrant agreement. The estimated fair value was derived using the lattice model with the following assumptions:

Expected volatility	93%
Risk free interest rate	2.21%
Contractual term (years)	7
Dividend yield	0%

Note 11 Income Taxes

Taxing jurisdictions related to income taxes are the Unites States Federal Government and the State of Colorado. The provision for income taxes is as follows:

	Year Ended June 30,
	2014	2013

Current tax benefit
Federal	$-	$-
State	-	-
	-	-

Deferred tax benefit
Federal	2,006,831	2,052,267
State	79,548	184,451
Change in valuation allowance	(2,086,379)	(2,236,718)
	-	-
Total tax expense	$-	$-

Deferred taxes are a result of differences between income tax accounting and GAAP with respect to income and expenses. The following is a summary of the components of deferred taxes recognized in the financial statements as of June 30, 2014 and 2013:

F-21

	As of June 30,
	2014	2013

Deferred tax assets
Net operating loss carryforward	$2,267,379	$562,335
Start-up and organizational expenses	457,495	580,219
Stock-based compensation	1,683,247	1,265,350
Derivative expense	129,986	60,943
Other	17,093	(26)
Total deferred tax assets	4,555,200	2,468,821

Valuation allowance	(4,555,200)	(2,468,821)
Net deferred taxes	$-	$-

The valuation allowance was established because the Company had not reported earnings in order to support the recognition of the deferred tax asset. The Company has net operating loss carryforwards of approximately $5,869,000 for federal and state income tax purposes. Federal and state net operating loss carryforwards, to the extent not used, will expire starting in 2031. Under provisions of the Internal Revenue Code, substantial changes in the Company’s ownership may result in limitations on the amount of net operating loss carryforwards that can be utilized in future years. The Company is no longer subject to income tax examinations for federal income taxes before 2010 and for Colorado before 2009.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income for the following periods, due to the following:

	Year Ended June 30,
	2014	2013

Computed "expected" tax expense (benefit)	$(3,308,354)	$(2,293,815)
Change in income taxes from:
State taxes net of federal benefit	(79,549)	(184,451)
Permanent differences	1,301,524	241,548
Change in valuation allowance	2,086,379	2,236,718
	$-	$-

Note 12 Commitments and Contingencies

Employment Agreements - The Company entered into employment agreements with the officers of the Company.

On April 1, 2012, the Company entered into an employment agreement with its Chief Scientific Officer. This agreement provides for an initial salary of $275,000 through December 31, 2012 and a base salary $295,000 thereafter. The Chief Scientific Officer is also entitled to one-time bonuses totaling $275,000 upon achieving certain clinical testing milestones. Furthermore, the Chief Scientific Officer is entitled to an annual performance bonus equal to 40% of his base salary beginning in calendar 2013 based on criteria set by the Board of Directors in its sole discretion. Termination benefits for base salary and certain other benefits are provided for a period of twelve months. On March 26, 2014, we entered into an amended and restated employment agreement which removed the pension benefit owed to the Chief Scientific Officer.

F-22

On June 18, 2012, the Company entered into an employment agreement with its Chief Executive Officer. This agreement provides for an initial salary of $230,000 from the effective date of the agreement until the executive commits full time to the Company’s business and his base salary increases to $350,000. The Chief Executive Officer is entitled to one- time bonus of $40,000 upon the close of a Company financing of at least $5,000,000. Furthermore, the Chief Executive Officer is entitled to an annual performance bonus equal to 40% of his base salary beginning in calendar 2013 based on criteria set by the Board of Directors in its sole discretion. The agreement also provides for stock options to purchase 3,500,000 shares of common stock of the Company at an exercise price equal to the fair value of these shares on the date of grant. These options will vest 50% on December 31, 2012 and the remaining shares vest equally over the following thirty-six months of service. Termination benefits for base salary and certain other benefits are provided for a period of six months.

On March 26, 2014, we entered into an amended and restated employment agreement with our Chief Executive Officer. The Amended and Restated Employment Agreement provides, among other things, for: (i) an increase in Mr. Elam’s base salary from $230,000 to $390,000; (ii) a termination of the bonus due to Mr. Elam under the Employment Agreement upon the Company raising at least $5,000,000 in an equity financing; and (iii) a termination of the car allowance granted to Mr. Elam under the Employment Agreement.

Advisory Agreement - On July 2, 2012, the Company entered into an advisory agreement whereby the Company receives services including, but not limited to finance and strategy, clinical design, project management and portfolio assessment. The Company agreed to pay a monthly retainer in the amount of $9,000 per month to cover general and administrative matters plus an hour fee ranging from $100 to $700 per hour for additional services provided.

Consulting Agreements – On March 31, 2014, the Company entered into a services agreement whereby the Company receives assistance with investor relations relating to digital strategy, website and investor materials, market awareness and other services. The compensation for these services will be 500,000 shares of common stock to be issued over a twelve-month period.

On April 1, 2014, the Company entered into a services agreement whereby the Company receives assistance with strategic media placement, third –party research, e-mail blasts and media buys to generate awareness of the Company. The Company agreed to pay $20,000 per month plus expenses for these services through March 31, 2015, and can be renewed on a monthly basis at that point in time.

Lease Commitments – In May 2014, the Company entered into a lease of approximately 27,000 square feet of office, laboratory and clean room space to be leased for seventy two months. The lease requires monthly payments of $28,939 adjusted annually by approximately 3% plus triple net expenses monthly of $36,427 adjusted annually. The Company also made a security deposit of $750,000 which is held by the landlord and will be returned gradually over the next several years.

As of June 30, 2014, minimum rental commitment under the operating lease is as follows:

Year Ending June 30,
2015	$262,183
2016	359,468
2017	370,252
2018	381,360
2019	392,855
Thereafter	335,747
$2,101,865

F-23

Legal Matters - From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of June 30, 2014, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders, is an adverse party or has a material interest adverse to our interest.

F-24

AntriaBio, Inc.

Consolidated Balance Sheets

	March 31, 2015	June 30, 2014
	(Unaudited)
Assets

Current assets
Cash	$8,224,718	$5,934,534
Restricted cash	450,055	-
Inventory	92,425	289,600
Other current assets	175,023	83,425
Total current assets	8,942,221	6,307,559

Non-current assets
Fixed assets, net	2,303,080	337,932
Intangible assets, net	60,729	9,161
Deposit	750,000	750,000
Total non-current assets	3,113,809	1,097,093

Total Assets	$12,056,030	$7,404,652

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued expenses	$1,325,754	$460,311
Accounts payable and accrued expenses - related party	-	397,055
Convertible notes payable	60,000	60,000
Deferred lease liability, current portion	96,015	-
Lease payable, current portion	92,912	-
Interest payable	12,579	11,079
Warrant derivative liability	211,221	35,595
Total current liabilities	1,798,481	964,040

Non-current liabilities:
Deferred lease liability, less current portion	506,499	33,881
Lease payable, less current portion	46,946	-
Total non-current liabilities	553,445	33,881

Total Liabilities	2,351,926	997,921

Commitments and Contingencies (Note 10)

Stockholders' equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized; 23,535,740 and 18,091,792 shares issued and outstanding, March 31, 2015 and June 30, 2014, respectively	23,536	18,092
Additional paid-in capital	35,750,392	24,135,563
Accumulated deficit	(26,069,824)	(17,746,924)
Total stockholders' equity	9,704,104	6,406,731

Total Liabilities and Stockholders' Equity	$12,056,030	$7,404,652

See accompanying notes to consolidated financial statements

F-25

AntriaBio, Inc.

Consolidated Statements of Operations

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Operating expenses
Research and development
Compensation and benefits	$628,252	$-	$1,306,806	$-
Consultants and outside costs	166,472	-	425,891	-
Material manufacturing costs	296,385	2,246	871,308	2,246
Facilites and other costs	199,686	-	365,511	-
	1,290,795	2,246	2,969,516	2,246
General and Administrative
Consulting fees	33,000	221,263	349,633	383,288
Compensation and benefits	780,500	591,023	2,828,032	1,361,355
Professional fees	72,270	228,308	362,339	470,926
Investor relations	36,602	-	468,047	-
General and administrative	87,033	552,539	626,777	728,505
	1,009,405	1,593,133	4,634,828	2,944,074

Total operating expenses	2,300,200	1,595,379	7,604,344	2,946,320

Loss from operations	(2,300,200)	(1,595,379)	(7,604,344)	(2,946,320)

Other income (expense)
Interest income	1,093	3,667	4,062	10,500
Interest expense	(2,086)	(3,441,448)	(4,885)	(4,229,612)
Derivative losses	(871,447)	(53,970)	(717,733)	(559,791)
Total other expense	(872,440)	(3,491,751)	(718,556)	(4,778,903)

Net loss	$(3,172,640)	$(5,087,130)	$(8,322,900)	$(7,725,223)

Net loss per common share - basic and diluted	$(0.14)	$(0.76)	$(0.42)	$(1.16)

Weighted average number of common shares outstanding - basic and diluted	22,542,821	6,671,537	19,840,425	6,669,896

See accompanying notes to consolidated financial statements

F-26

AntriaBio, Inc.

Consolidated Statement of Stockholders' Equity (Deficit)

From June 30, 2013 to March 31, 2015 (Unaudited)

			Additional		Total
	Common Stock, $0.001 Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance at June 30, 2013	6,666,667	6,667	3,847,591	(8,016,470)	(4,162,212)

Stock-based compensation	-	-	1,081,792	-	1,081,792

Beneficial conversion feature	-	-	2,922,938	-	2,922,938

Fair value of warrants for financing and conversion	-	-	6,476,606	-	6,476,606

Fair value of warrants to be issued	-	-	690,187	-	690,187

Issuance of common stock, net of issuance costs of $2,263,804	5,725,327	5,725	3,477,683	-	3,483,408

Issuance of common stock for note conversions	5,297,964	5,298	4,959,581	-	4,964,879

Issuance of common stock as repayment of related party balance	176,283	176	274,824	-	275,000

Cashless exercise of warrants	100,550	101	(101)	-	-

Issuance of common stock for services	125,001	125	404,462	-	404,587

Net loss for the year ended June 30, 2014	-	-	-	(9,730,454)	(9,730,454)

Balance at June 30, 2014	18,091,792	$18,092	$24,135,563	$(17,746,924)	$6,406,731

Stock-based compensation (Unaudited)	-	-	1,864,226	-	1,864,226

Issuance of common stock for services (Unaudited)	167,668	168	298,250	-	298,418

Fair value of warrants issued (Unaudited)	-	-	5,169,743	-	5,169,743

Issuance of common stock, net of issuance costs of $2,693,836 (Unaudited)	5,276,280	5,276	4,282,610	-	4,287,886

Net loss for the nine months ended March 31, 2015 (Unaudited)	-	-	-	(8,322,900)	(8,322,900)

Balance at March 31, 2015 (Unaudited)	23,535,740	$23,536	$35,750,392	$(26,069,824)	$9,704,104

See accompanying notes to consolidated financial statements

F-27

AntriaBio, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months
	Ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(8,322,900)	$(7,725,223)
Amortization of notes payable discount	-	3,356,000
Amortization of deferred financing costs	-	416,337
Amortization of intangible asset	3,432	2,658
Depreciation expense	91,021	-
Stock-based compensation expense	1,864,226	495,120
Stock issued for services	298,418	-
Derivative losses	717,733	559,791
Warrant expense	84,558	76,064
Bad debt expense	-	341,780
Forgiveness of accounts payable and accrued expenses - related party	132,339	-
Changes in operating assets and liabilities:
Increase in other assets	(91,598)	(24,331)
Decrease in inventory	197,175	-
Increase in due from related parties	-	18,948
Increase in accounts payable and accrued expenses	380,727	457,350
(Decrease) increase in accounts payable and accrued expenses - related party	(529,394)	590,838
Increase in interest payable	1,500	365,485
Deferred lease liability	57,017	-
Net Cash Used In Operating Activities	(5,115,746)	(1,069,183)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(874,960)	-
Acquisition of intangibles	(55,000)	-
Increase in restricted cash	(450,055)	-
Decrease in interest receivable - related party	-	(10,212)
Net Cash Used In Investing Activities	(1,380,015)	(10,212)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of financing costs	-	(270,300)
Proceeds from issuance of convertible notes payable	-	2,703,000
Repayments of convertible notes payable	-	(67,500)
Proceeds from issuance of notes payable - related party	-	234,700
Payments on lease payable	(45,019)	-
Proceeds from issuance of equity financing	9,761,070	4,970,453
Payment of placement agent compensation and issuance costs	(930,106)	(849,858)
Net Cash Provided By Financing Activities	8,785,945	6,720,495

Net increase in cash	2,290,184	5,641,100

Cash - Beginning of Period	5,934,534	527

Cash - End of Period	$8,224,718	$5,641,627

(Continued)

F-28

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Taxes	$-	$-
Interest	$-	$-

Non-Cash Transactions:
Conversion of convertible notes payable to common stock	$-	$5,710,500
Conversion of interest payable to common stock	$-	$647,342
Conversion of accounts payable and accrued expense - related party to common stock	$-	$275,000
Beneficial conversion feature recorded as a debt discount	$-	$2,922,938
Warrant value recorded as a debt discount	$-	$433,062
Fixed assets acquired through lease payable	$184,877	$-
Fixed assets acquired through tenant improvement allowance	$511,616	$-
Warrant value recorded as issuance costs	$1,671,618	$-
Fixed assets acquired through accounts payable and accrued expenses	$484,716	$-
Warrant derivative liability reclassified as equity	$2,217,605	$-

See accompanying notes to consolidated financial statements

F-29

AntriaBio, Inc.

Notes to Consolidated Financial Statements
March 31, 2015

(Unaudited)

Note 1 Nature of Operations

These financial statements represent the consolidated financial statements of AntriaBio, Inc. (“AntriaBio”), formerly known as Fits My Style, Inc., and its wholly owned operating subsidiary, AntriaBio Delaware, Inc. (“Antria Delaware”). AntriaBio and Antria Delaware are collectively referred to herein as the “Company”.

On January 31, 2013, AntriaBio, a public company, acquired Antria Delaware pursuant to a share exchange agreement in which the existing stockholders of Antria Delaware exchanged all of their issued and outstanding shares of common stock of Antria Delaware for 5,880,667 shares of common stock of AntriaBio (the “Reverse Merger”). After the consummation of the Reverse Merger, stockholders of Antria Delaware owned 88.2% of AntriaBio’s outstanding common stock.

As a result of the Reverse Merger, Antria Delaware became a wholly owned subsidiary of AntriaBio. For accounting purposes, the Reverse Merger was treated as a reverse acquisition with Antria Delaware as the acquirer and AntriaBio as the acquired party. As a result, the business and financial information included in this Quarterly Report on Form 10-Q is the business and financial information of Antria Delaware. The accumulated deficit of AntriaBio has been included in additional paid-in-capital.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.

The unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed on September 29, 2014, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis of Financial Condition and Results of Operations, for the year ended June 30, 2014.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the period ended March 31, 2015 are not necessarily indicative of results for the full fiscal year.

F-30

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Such estimates and assumptions impact, among others, the following: estimated useful lives and potential impairment of intangible assets, the fair value of share-based payments and warrants, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing and expected future operating losses.

Risks and Uncertainties

The Company's operations may be subject to significant risk and uncertainties including financial, operational, regulatory and other risks associated with a preclinical stage company, including the potential risk of business failure. See Note 3 regarding going concern matters.

Restricted Cash

Restricted cash consists of cash held in a joint account with our general contractor until the completion of the construction in progress.

Fixed Assets

Fixed assets are carried at cost less accumulated depreciation. The fixed assets as of March 31, 2015 and June 30, 2014 included $1,131,741 and $23,012, respectively, of construction in process in the buildout of our lab facilities and manufacturing suite. The Company estimates that the buildout will be completed early in fiscal year 2016 at which time they will begin to be depreciated.

Research and Development Costs

Research and development costs are expensed as incurred and include salaries, benefits and other staff-related costs; consultants and outside costs; material manufacturing costs; and facilities and other costs. These costs relate to research and development costs without an allocation of general and administrative expenses.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices for identical assets and liabilities in active markets;
•	Level 2: Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts of financial instruments including cash, accounts payable, and convertible notes payable approximated fair value as of March 31, 2015 and June 30, 2014 due to the relatively short maturity of the respective instruments.

F-31

The warrant derivative liability recorded as of March 31, 2015 and June 30, 2014 is recorded at an estimated fair value based on a Black-Scholes pricing model for some of the warrant derivative liability. The warrant derivative liability recorded in the current period was recorded at an estimated fair value both when recorded and as of March 31, 2015 using an income approach based on a Lattice Model due to a down round provision. The warrant derivative liability is a level 3 fair value measurement with the entire change in the balance recorded through earnings. See significant assumptions in Note 8. The following table sets forth a reconciliation of changes in the fair value of financial instruments classified as level 3 in the fair value hierarchy:

Balance as of June 30, 2014	$(35,595)
Total unrealized gains (losses):
Included in earnings	(717,733)
Warrant recorded as derivative liability	(1,675,498)
Warrant reclassifed to equity	2,217,605
Balance as of March 31, 2015	$(211,221)

Recent Accounting Pronouncements

In June 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-10, Development Stage Entities (Topic 915). The objective of the amendments in this update is to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities. The amendments in this update remove all incremental financial reporting requirements from US GAAP for development stage entities, thereby improving financial reporting by eliminating the cost and complexity associated with providing that information. The amendments are effective for annual reporting periods beginning after December 15, 2014, and interim reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company has elected to early adopt this guidance, and therefore is no longer presenting the financial statements in accordance with ASU 915, with inception to date disclosures.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform assessments of an entity's ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity's ability to continue as a going concern. We will be required to perform the going concern assessment under ASU 2014-15 beginning with the year ending June 30, 2017.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), which eliminates the concept of extraordinary items. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. The new guidance is to be applied prospectively but may also be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We expect to adopt the provisions of this new guidance on July 1, 2016. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

Note 3 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $8,322,900 and net cash used in operations of $5,115,746 for the nine months ended March 31, 2015, working capital equity of $7,143,740, stockholders’ equity of $9,704,104, and an accumulated deficit of $26,069,824 at March 31, 2015.  In addition, the Company is in the preclinical stage and has not yet generated any revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

F-32

The Company expects that its current cash resources as well as expected lack of operating cash flows will not be sufficient to sustain operations for a period greater than one year. The ability of the Company to continue its operations is dependent on Management's plans, which include continuing to raise capital through equity based financings.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Asset Acquisition

Asset Acquisition - On January 30, 2013, the Company closed on an asset purchase agreement with the Chapter 7 Estate of PR Pharmaceuticals, Inc. (“PRP”). Pursuant to the asset purchase agreement, the Company has acquired certain tangible and intangible assets in exchange for $400,000 in cash plus an initial deposit of $100,000 paid to the Chapter 11 Trustee of PRP which is included in the purchase price, plus contingent consideration up to a maximum amount of $44,000,000.

On November 6, 2014, the Company closed on an asset purchase agreement with the Chapter 7 Estate of PRP in which the Company acquired its contingent consideration payments in exchange for $55,000 in cash. The value paid for the contingent consideration was allocated to the intangible assets that were acquired from PRP. As of the closing, the Company is no longer obligated to make any contingent consideration payments.

Note 5 Related Party Transactions

During the three and nine months ended March 31, 2015, the Company incurred consulting expenses of $33,000 and $99,000, respectively, for services performed by related parties of the Company and included in the statements of operations. As of March 31, 2015 and June 30, 2014, $0 and $397,055, respectively, of related party expenses are recorded in accounts payable and accrued expense – related party. During the three months ended March 31, 2015, the accounts payable and accrued expense – related party balance outstanding of $132,339 was forgiven and written off.

During the three and nine months ended March 31, 2014, the Company incurred consulting expenses of $172,530 and $334,204, respectively, and professional expenses of $0 and $51,000, respectively, for services performed by related parties of the Company and included in the statements of operations.

Note 6 Convertible Notes Payable

2010 Notes (See (A) below.) - During 2010 and 2011, the Company issued 8% convertible notes payable for which principal and interest is due two years after date of issuance. The Company is required to pay a loan fee equal to 100% of the notes principal balance, which is recorded as a loan discount and being amortized on the effective yield method over the term of the notes.

Upon the close of a “Financing”, which means any third party capital investment in the Company, in cash, that is two million, five hundred thousand dollars ($2,500,000) or greater, the outstanding principal balance and at the option of the Lender, the unpaid accrued interest on these convertible notes shall convert in whole into the number of whole shares of common stock obtained by dividing the outstanding principal balance and unpaid accrued interest on these convertible notes at the time of such Financing, by the Conversion Price. The “Conversion Price” under these notes shall initially be 65% of the common share price of the Financing, subject to adjustment as provided herein. If the Company elects to pay the accrued interest on these convertible notes in cash, the accrued interest payment shall be due on the date the principal amount is converted to common stock. These terms were modified as disclosed below.

F-33

2011 Notes (See (B) below.) – During June 2011, the Company issued 8% convertible notes payable via Private Placement Memorandum (“PPM”). The PPM authorizes the issuance of up to $2,000,000 of convertible notes payable for which principal and interest is due one year after date of issuance. Pursuant to the terms of the PPM, upon an offering by the Company of common stock totaling at least $5,000,000 (a “Qualified Offering”) the notes will automatically and on a mandatory basis convert (the “Mandatory Conversion”) into common shares of the Company and the right to receive warrants. On the date of closing of a Qualified Financing of common shares, the Notes will convert into common shares of the Company at a price equal to 65% of the price per common share of the Qualified Financing (the “Mandatory Conversion Price”), subject to a maximum conversion pre-money valuation of $20,000,000, and the right to receive Warrants. The conversion will include the face amount of the Notes and include any accrued and unpaid interest. For each common share received as a result of the Mandatory Conversion, the Investor will receive one (1) warrant to purchase one (1) common share of the Company at an exercise price equal to 135% of the price per common share at which the Notes are converted pursuant to the Mandatory Conversion. The warrants will be exercisable at any time for a period of five years from the date of the Qualified Offering. These terms were modified as disclosed below.

2011 Notes (See (C) below) – In September 2011, the Company amended its 2011 PPM (above) to remove the mandatory conversion feature and to permit conversion of the notes payable at the option of the lender. The remaining terms remain essentially the same as the 2011 Notes described above.

On July 1, 2012, the Company amended its June 15, 2011 PPM on its twelve month, 8% convertible notes payable to issue up to an additional $2,000,000 in convertible notes and to extend it offering termination date to October 1, 2012. In addition, the amended PPM changes the definition of a “Qualified Financing” from $5,000,000 to $2,500,000. On the maturity date of the convertible notes, or the closing of a Sale of the Company, whichever occurs first, the lenders are permitted an elective conversion option to convert the outstanding principal and interest on the convertible notes at the lower of 65% of the price per share of common stock in the Qualified Financing or 65% of the common stock price using a pre-money valuation of the Company of $20 million. With each share of common stock received, the investor will also receive a warrant to purchase two shares of common stock at 135% of the price per common stock at the time the note was converted. The Company reserved the right to withdraw the offering at any time.

2012 Notes (See (D) below) - In December 2012, the Company amended its PPM on its twelve month, 8% convertible notes payable to issue up to an additional $1,000,000 in convertible notes and to extend the offering termination to December 31, 2012. On the date of a Qualified Financing, the lenders are permitted an elective conversion option to convert the outstanding principal and interest at the lower of 50% of the price per share of common stock in the Qualified Financing or $4.50 per share. With each share of common stock received, the investor will also receive a warrant to purchase one share of common stock at 150% of the price per common stock at the time the note was converted.

In the second fiscal quarter of 2014, the Company sent letters to the holders of the 2010, 2011 and 2012 notes requesting amendment of their convertible notes payable. The convertible notes payable were amended to: (i) fix the conversion price of the notes into common stock at $1.50 per share, (ii) require mandatory conversion of principal and interest, and (iii) change the definition of a qualified financing to an equity financing of at least $3,000,000. Note holders of $3,032,500 of the convertible notes payable balances outstanding had signed and returned the amendment letter as of March 31, 2014. Based on the fixed conversion price, the intrinsic value of the beneficial conversion feature of $653,000 was calculated and recorded as a discount to the notes payable. As of June 30, 2014, $653,000 of the debt discount has been amortized into interest expense as these all amortized as part of the conversion.

F-34

2013 Notes (See (E) below) – In December 2013 and January 2014, the Company issued 8% convertible promissory notes payable for which principal and interest is due six months after the date of issuance. Pursuant to the note agreements, if the Company issues equity securities in a transaction resulting in gross proceeds of at least $3,000,000, the promissory note and accrued interest will automatically convert to common stock at a conversion price of $1.26 per share. The notes also allow the investor to convert at any time prior to maturity at $1.26 per share at their option. With the promissory note, the investor also received a warrant to purchase common stock equal to one-half of the principal amount of the promissory note. The warrant has an exercise price of $1.89 per share and is exercisable for three years from date of issuance.

The value of the proceeds of the notes was allocated to the warrants as discussed in Note 7 and the remaining balance was allocated to the beneficial conversion feature as the intrinsic value of the beneficial conversion feature is greater than the remaining value of the notes. The discount on the notes is being amortized into interest expense over the remaining life of the notes using the effective interest method.

On March 31, 2014, the Company closed on an equity transaction which qualified as a “qualified financing” as such the $2,703,000 in 2013 Notes and the accrued interest was converted into 2,186,838 shares of our common stock. The Company also converted $4,275,172 of the 2010, 2011 and 2012 Notes and accrued interest into 3,111,126 shares of our common stock. The remaining balance of any debt discounts on the notes converted was recorded into interest expense at the time of the conversion.

The convertible notes outstanding as of March 31, 2015 and June 30, 2014 are:

	March 31, 2015	June 30, 2014

2010 Notes (A)	$60,000	$60,000
2011 Notes (B)	-	-
2011 Notes (C)	-	-
2012 Notes (D)	-	-
	$60,000	$60,000

The notes originated at various dates from April 2010 through January 2013 and mature at various dates from February 2012 to June 2014.

As of March 31, 2015, all of the outstanding convertible notes have matured and payments were due on demand and remains convertible at the holders option. The convertible notes which have not been repaid continue to accrue interest at a rate of 8%.

Note 7 Shareholders’ Equity (Deficit)

During the fiscal year 2014, the Company completed a private placement transaction in which the Company issued 5,725,327 units to accredited investors. Each unit consists of one share of our common stock and one common share purchase warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $2.34 per share and the warrant will expire 36 months following the issuance. The Company received net proceeds of $7.6 million after the placement agent compensation and issuance costs paid of $1,365,085 and $898,719 of warrant expense recorded as issuance costs.

In addition to the units issued, the Company also issued 562,352 additional warrants to investors who invested in the 2013 Notes and also in the private placement. For each dollar that was invested in the 2013 Notes, the Company would issue one-half of one common share purchase warrant for their investment in the private placement transaction for up to 150% of their investment in the 2013 Notes. The warrants will be exercisable at $2.34 per share and will expire 36 months after they were issued.

F-35

On March 31, 2014, the Company entered into a services agreement whereby the Company receives assistance with investor relations relating to digital strategy, website and investor materials, market awareness and other services. The compensation for these services will be 500,000 shares of common stock to be issued over a twelve-month period. As of March 31, 2015, 291,669 shares of common stock have been issued under the agreement and $296,669 has been recorded as investor relations expense during the nine months ended March 31, 2015. On November 1, 2014 the agreement was terminated and no additional compensation will be paid.

During the nine months ended March 31, 2015, the Company completed a private placement transaction in which the Company issued 4,968,482 units to accredited investors. Each unit consists of one share of our common stock and one common share purchase warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $2.50 per share and the warrant will expire 36 months following the issuance. The Company received net proceeds of $6.7 million after the placement agent compensation and issuance costs paid of $873,164 and $1,590,920 of warrant expense recorded as issuance costs.

In the third quarter of fiscal 2015, the Company completed an initial close of a private placement transaction in which the Company issued 307,798 units to accredited investors. Each unit consists of one share of our common stock and one common share purchase warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $2.50 per share and the warrant will expire 36 months following the issuance. The Company received net proceeds of $339 thousand after the placement agent compensation and issuance costs paid of $56,943 and $172,809 of warrant expense recorded as issuance costs. The Company completed the final close on the private placement transaction on April 6, 2015 in which another $1.4 million of gross proceeds were received.

The Company issued no shares of preferred stock during the three and nine month period ended March 31, 2015. The Company has not declared or paid any dividends or returned any capital to shareholders as of March 31, 2015.

Note 8 Stock-Based Compensation

Options - AntriaBio adopted individual stock option plans in January 2013 for four officers and/or directors of the Company. The stock option plans granted 1,500,000 option shares with an exercise price of $4.50 per share. Options to purchase 819,445 shares vested immediately, options to purchase 541,667 shares vest monthly over 3 years and 138,888 shares vest on May 31, 2013.

In June 2013, AntriaBio adopted individual stock option plans for two consultants of the Company. The stock option plans granted 8,334 shares with an exercise price of $4.50 per share. Option to purchase 2,084 shares vested immediately with the remaining shares vesting at various dates through October 2014.

On March 26, 2014, the Company adopted the AntriaBio, Inc. 2014 Stock and Incentive Plan which allows the Company to issue up to 3,750,000 of common stock in the form of stock options, incentive options or common stock. As of March 31, 2015, the Company granted 3,295,000 of these shares to current employees and directors of the Company. The options have an exercise price from $1.29 to $3.44 per share. The options vest monthly over 4 years with some options subject to a one year cliff before options begin to vest monthly.

On February 23, 2015, the Company adopted the AntriaBio, Inc. 2015 Non Qualified Stock Option Plan which allows the Company to issue up to 6,850,000 of common stock in the form of stock options. As of March 31, 2015, the Company granted 4,072,000 of these shares to current employees and directors of the Company. The options have an exercise price of $2.06 per share. The options vest monthly over 4 years with some options subject to a one year cliff before options begin to vest monthly.

F-36

AntriaBio has computed the fair value of all options granted using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions used could cause significant differences in a valuation calculation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. Due to the small number of option holders, AntriaBio has estimated a forfeiture rate of zero. AntriaBio estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

AntriaBio has computed the fair value of all options granted during the nine months ended March 31, 2015 using the following assumptions:

Expected volatility	90 - 92%
Risk free interest rate	1.31% - 1.88%
Expected term (years)	5 - 7
Dividend yield	0%

Stock option activity is as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Options	Exercise Price	Contractual Life
Outstanding, June 30, 2013	1,508,334	$4.50	4.6
Granted	2,835,000	$3.14
Outstanding, June 30, 2014	4,343,334	$3.61	5.6
Granted	4,532,000	$2.03
Forfeited	(212,916)	$3.57
Outstanding, March 31, 2015	8,662,418	$2.78	7.4

Exercisable at March 31, 2015	2,065,147	$3.95	4.1

Stock-based compensation expense related to the fair value of stock options was included in the statement of operations as research and development – compensation and benefits expense of $224,029 and $362,369 and as general and administrative – compensation and benefits expense of $484,676 and $1,501,857 for the three and nine months ended March 31, 2015, respectively. The unrecognized stock-based compensation expense at March 31, 2015 is $12,397,853. AntriaBio determined the fair value as of the date of grant using the Black-Scholes option pricing method and expenses the fair value ratably over the vesting period.

F-37

Warrants- AntriaBio issued warrants to agents and note holders in conjunction with the closing of its convertible notes payable and equity financings as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Warrants	Exercise Price	Contractual Life
Outstanding, June 30, 2013	293,092	$2.21	4.1
Warrants issued to note holders	225,259	$1.89
Warrants issued to note holders	4,039,184	$1.98
Warrants issued to related party	39,117	$7.50
Warrants issued in private placement	6,287,679	$2.34
Warrants issued to placement agent	290,861	$1.56
Warrants issued for investor relations	66,667	$3.34
Warrants exercised	(100,550)	$1.17
Warrants forfeited	(41,570)	$1.17
Outstanding, June 30, 2014	11,099,739	$2.21	3.6
Warrants issued in private placements	5,276,280	$2.50
Warrants issued to placement agent	1,576,937	$2.50
Warrants issued for investor relations	105,000	$1.65
Warrants cancelled	(59,758)	$2.92
Outstanding, March 31, 2015	17,998,198	$2.31	3.0

Year Ended June 30, 2014: The Company issued warrants to purchase 41,424 shares of common stock at a price of $2.03 per share, exercisable from August 2012 through August 2017 to a placement agent in connection with the closing of convertible notes payable on specific private placements. The Company issued a warrant to purchase 233,334 shares of common stock at a price of $2.03 per share, exercisable from August 2012 through August 2017 to a placement agent in connection with the closing of over $1,000,000 in convertible notes payable. The Company issued warrants to purchase 18,334 shares of common stock at a price of $4.95 per share, exercisable from February 2013 through February 2018 in connection with the closing of convertible notes payable on specific private placements. The Company issued warrants to various note holders to purchase 225,259 shares of common stock at a price of $1.89 per share, exercisable from December 2013 through January 2017 in connection with the issuance of convertible notes. The Company issued warrants to a related party as part of a settlement of debt to purchase 39,117 shares of common stock at a price of $7.50 per share, exercisable from March 2014 through March 2019. The Company issued warrants to various note holders to purchase 4,039,184 shares of common stock at an average price of $1.98 per share of common stock, exercisable through April 2019 in connection with the conversion of convertible notes payable into equity. The Company issued warrants to purchase 6,287,679 shares of common stock at a price of $2.34 per share, exercisable through April 2017 in connection with the issuance of units in the private placement that was closed in April of 2014. The Company issued warrants to placement agent to purchase 290,861 shares of common stock at a price of $1.56 per share, exercisable through April 2021 in connection with the private placement that closed in April of 2014. The Company issued warrants to purchase 66,667 shares of common stock at a price of $3.44 per share, exercisable through May 2017 and 2019 in connection with investor relations activities that were performed.

Nine Months Ended March 31, 2015: The Company issued warrants to purchase 4,968,482 shares of common stock at a price of $2.50 per share, exercisable through February 2018 in connection with the issuance of units in a private placement. The Company issued warrants to the placement agent to purchase agent to purchase 1,477,287 shares of common stock at a price of $2.50 per share, exercisable through February 2022 in connection with the private placement that occurred from November 2014 through February 2015. The Company issued warrants to purchase 105,000 shares of common stock at a price of $1.65 per share in connection with investor relations services. The Company issued warrants to purchase 307,798 shares of common stock at a price of $2.50 per share, exercisable through March 2018 in connection with the issuance of units in a private placement. The Company issued warrants to the placement agent to purchase agent to purchase 99,650 shares of common stock at a price of $2.50 per share, exercisable through March 2022 in connection with the private placement that occurred in March 2015.

F-38

The warrants exercisable for the 41,424 shares of common stock were accounted for under liability accounting and were fair valued at each reporting period until April 1, 2014 when the warrants were reclassified to equity as the exercise price became fixed. The value of the warrants to purchase 41,424 shares as of April 1, 2014 was $102,917, which was the fair value of the warrant on the date it was reclassified to additional paid-in capital. The warrants exercisable for the 233,334 shares of common stock were accounted for under liability accounting and were fair valued at each reporting period until March 31, 2014 when the warrants were reclassified to equity as the exercise price became fixed. The value of the warrants to purchase 233,334 shares as of March 31, 2014 was $614,635, which was recorded as additional paid-in capital.

The warrants exercisable for the 18,334 shares of common stock are accounted for under equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued at $191,126 and recorded as additional paid-in-capital and deferred financing fees. The deferred financing fees were being amortized over the term of the notes associated with the warrants and were fully amortized as of June 30, 2014. The warrants for the 225,259 shares of common stock are accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The fair value of the warrants was $524,594 and the allocated fair value of $433,062 was recorded into additional paid-in capital and as a discount to the note payable balance. The unamortized discount was fully expensed into interest upon the conversion of the bridge notes in fiscal 2014.

The warrants exercisable for the 6,287,679 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $14,432,123 and the allocated fair value of $3,184,222 was recorded into additional paid-in capital. The warrants for the 4,039,184 shares of common stock were accounted for under the equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $11,111,739 and the allocated fair value of $2,065,708 was recorded into additional paid-in capital. The warrants for the 39,117 was accounted for under the equity treatment and fair valued as of the date of issuance. The estimated fair value of the warrants was $76,062 and recorded as additional paid-in capital and interest expense. The warrants exercisable for the 290,861 shares were accounted for under liability accounting on the date they were recorded. The warrants to purchase 290,861 shares had a value of $898,719 when recorded using a Lattice pricing model. On May 16, 2014, the warrants to purchase 290,861 shares terms were fixed and the warrants were fair valued at $690,187 using a Black-Scholes pricing model and reclassified into equity with the fair value adjustment recorded as derivative expense on the consolidated statement of operations.

The warrants exercisable for the 66,667 shares of common stock are accounted for under liability accounting for the shares that have vested and were recorded at their fair value on the date of issuance of $50,365 as a liability and as professional fees and investor relation expense. The fair value as of March 31, 2015 and June 30, 2014 were $38,412 and $35,595, respectively which is reflected as a liability with the fair value adjustment recorded as a derivative expense on the consolidated statements of operations.

The warrants exercisable for the 4,968,482 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $3,527,816 and the allocated fair value of $2,597,932 was recorded into additional paid-in capital. The warrants exercisable for the 307,798 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $379,694 and the allocated fair value of $181,418 was recorded into additional paid-in capital. The warrants exercisable for the 105,000 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $80,677 and recorded as additional paid-in-capital and professional fees.

F-39

The warrants exercisable for the 1,477,287 shares were accounted for under liability accounting on the date they were recorded, except for 58,914 shares which were recorded directly into equity using the Black-Scholes pricing model on February 23, 2015 at a fair value of $92,111. The warrants to purchase 1,418,373 shares had a value of $1,498,809 when originally recorded using a Lattice pricing model and $2,217,605 as of February 23, 2015 using a Black-Scholes pricing model and reclassified into equity with the fair value adjustment recorded as derivative expense on the consolidated statement of operations. The warrants exercisable for the 99,650 shares were accounted for under liability accounting on March 31, 2015. The warrants to purchase 99,650 shares had a value of $172,809 when recorded using a Lattice pricing model.

On May 2, 2014, an investor elected to exercise their warrant under a net issue exercise in which 100,550 shares of common stock were issued and 41,570 warrant shares were forfeited.

These warrants were valued using the Black-Scholes option pricing model on the date of issuance except for the warrants to purchase 290,861 shares and the warrants to purchase 1,518,387 shares which were valued using a Lattice pricing model. In order to calculate the fair value of the warrants in both models, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and warrant term. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

The Black-Scholes valuation methodology was used because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows:

Expected volatility	89% - 97%
Risk free interest rate	0.56% - 2.21%
Warrant term (years)	2 - 7
Dividend yield	0%

We utilize a Lattice model to determine the fair market value of the warrants to purchase 290,861 shares on the day they were issued. The warrants issued resulted in a warrant derivative liability of $898,719 as of April 16, 2014. The Lattice model accommodates the probability of exercise price adjustment features as outlined in the warrant agreement. Under the terms of the warrant agreement, at any time while the warrant is outstanding, the exercise price per share can be reduced in proportion to the exercise price per share of future warrants issued that is lower than the exercise price per share as stated in the warrant agreement. The estimated fair value was derived using the lattice model with the following assumptions:

Expected volatility	93%
Risk free interest rate	2.21%
Warrant term (years)	7
Dividend yield	0%

We utilize a Lattice model to determine the fair market value of the warrants to purchase 1,418,373 shares on the day they were issued. The warrants issued resulted in a warrant derivative liability of $1,498,809 on the dates they were issued. The Lattice model accommodates the probability of exercise price adjustment features as outlined in the placement agent agreement. Under the terms of the placement agent agreement, until the final close of the private placement financing under the agreement, the exercise price per share can be reduced in proportion to the exercise price per share of warrants issued in the private placement that is lower than the exercise price per share as stated in the warrant agreement. The estimated fair value was derived using the lattice model with the following assumptions:

F-40

Expected volatility	90% - 91%
Risk free interest rate	1.89% - 1.98%
Warrant term (years)	7
Dividend yield	0%

We utilize a Lattice model to determine the fair market value of the warrants to purchase 96,650 shares on March 31, 2015, the day they were issued. The warrants issued resulted in a warrant derivative liability of $172,809 on the date they were issued. The Lattice model accommodates the probability of exercise price adjustment features as outlined in the placement agent agreement. Under the terms of the placement agent agreement, until the final close of the private placement financing under the agreement, the exercise price per share can be reduced in proportion to the exercise price per share of warrants issued in the private placement that is lower than the exercise price per share as stated in the warrant agreement. The estimated fair value was derived using the lattice model with the following assumptions:

Expected volatility	90%
Risk free interest rate	1.71%
Warrant term (years)	7
Dividend yield	0%

Note 9 Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

In the three and nine months ended March 31, 2015, the Company did not record any income tax provision due to the expected future losses and full valuation allowance on its deferred tax assets.

Note 10 Commitments and Contingencies

Lease Commitments – In May 2014, the Company entered into a lease of approximately 27,000 square feet of office, laboratory and clean room space to be leased for seventy two months. The lease requires monthly payments of $28,939 adjusted annually by approximately 3% plus triple net expenses monthly of $34,381 adjusted annually. The Company also made a security deposit of $750,000 which is held by the landlord and will be returned gradually over the next several years.

F-41

As of March 31, 2015, minimum rental commitment under the lease is as follows:

Year Ending June 30,
2015	$88,552
2016	359,468
2017	370,252
2018	381,360
2019	392,855
Thereafter	335,747
$1,928,234

In September 2014, the Company entered into an equipment lease for laboratory equipment to be leased for twenty-four months with a bargain purchase option at the end of the lease. The equipment lease has been recorded as a capital lease with monthly payments of $8,075 per month to be made.

As of March 31, 2015, minimum rental commitment under the leases is as follows:

Year Ending June 30,
2015	$24,222
2016	96,890
2017	24,223
Total rental commitments	145,335
Less: Interest payments	(5,477)
Total lease payable	139,858
Lease payable, current portion	(92,912)
Lease payable, less current portion	$46,946

Legal Matters - From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of March 31, 2015, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders, is an adverse party or has a material interest adverse to our interest.

Note 11 Subsequent Events

No events occurred subsequent to March 31, 2015 that would require adjustment to the accompanying financial statements or footnotes other than those disclosed in the notes above.

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The fees and expenses to be paid in connection with the distribution of securities being registered hereby are estimated as follows:

SEC registration fee	$2,553
Accounting fees and expenses	15,000
Legal fees and expenses	40,000
Total	$57,553

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation and Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Act and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

In the past three years as of May 22, 2015, we, and our predecessor company “Fits My Style, Inc.” have offered and sold the following securities in unregistered transactions pursuant to exemptions under the United States Securities Act of 1933, as amended (the “Securities Act”).

1.	On June 11, 2012, we issued 29,169 shares of our common stock in a PIPE transaction to Orit Wolkin, Juemin Chu, KAEYO Investments Ltd. and BeIT Visual Communication Ltd. for an aggregate consideration of $13,825. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

2.	On January 31, 2013, we issued 5,880,667 shares of our common stock to the Antria Delaware Holders in exchange for all of the issued and outstanding shares of common stock of Antria Delaware in connection with the Reverse Merger. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

3.	On November 14, 2013, we issued a 14% promissory note in the principal amount of $250,000 (the “Note”) to Konus Advisory Group, Inc. (the “Holder”) in order to evidence funds the Holder has agreed to loan to the Company. Pursuant to the terms of the Note, the principal balance of the Note is due at the earlier of, (i) November 1, 2014 or (ii) ten days after the closing of an equity financing that raises at least three million dollars. In connection with the Note, we have also agreed to issue one-sixth of one common share purchase warrant (each a “Warrant”) for each dollar we borrow on the Note. Each Warrant is exercisable into one share of our common stock at an exercise of $7.50 per share, with an expiry date of five years after issuance. The issuance of the Note and the Warrant were made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

4.	On January 14, 2014, we issued 20 of our 8% convertible promissory notes to a number of accredited investors for gross cash proceeds of $ $2,703,000. Paulson Investment Company, Inc. (“Paulson”) served as our exclusive placement agent. We paid Paulson cash compensation of $270,300 and we also issued Paulson a warrant exercisable into 67,575 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

5.	On March 26, 2014, we issued 176,283 shares of our common stock to Konus Advisory Group, Inc. in consideration for part of the outstanding payables balance due. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

6.	On March 31, 2014, we entered into a services agreement in which the compensation for services were 41,667 shares of common stock per month. As of October 31, 2014, we had issued 291,669 shares of common stock at which time the agreement was terminated. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

7.	On March 31, 2014, we issued 3,186,222 shares of our common stock in a unit transaction (the “Unit Financing”) to 80 investors for an aggregate consideration of $4,790,453. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

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8.	On April 1, 2014, we issued 1,491,026 shares of our common stock in the Unit Financing to 3 investors for an aggregate consideration of $2,326,000. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

9.	On April 11, 2014, we issued 829,795 shares of our common stock in the Unit Financing to 26 investors for an aggregate consideration of $1,294,480. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

10.	On April 16, 2014, we issued 218,314 shares of our common stock in the Unit Transaction to 6 investors for an aggregate consideration of $340,500. We paid Paulson cash compensation of $1,298,857 and we also issued Paulson a warrant exercisable into 223,286 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

11.	On September 3, 2014, we issued 1,000 shares of our common stock in consideration for services performed. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

12.	On November 28, 2014, we issued 1,782,783 shares of our common stock in the Unit Financing to 50 investors for an aggregate consideration of $3,298,131. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

13.	On December 31, 2014, we issued 1,960,774 shares of our common stock in the Unit Financing to 23 investors for an aggregate consideration of $3,627,412. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

14.	On February 28, 2015, we issued 897,004 shares of our common stock in the Unit Financing to 18 investors for an aggregate consideration of $1,659,452. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

15.	On February 23, 2015, we issued 327,921 shares of our common stock in the Unit Financing to 8 investors for an aggregate consideration of $606,650. We paid Paulson cash compensation of $894,164 and we also issued Paulson a warrant exercisable into 1,477,287 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

16.	On March 31, 2015, we issued 307,798 shares of our common stock in the Unit Financing to 8 investors for an aggregate consideration of $569,426. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

17.	On April 6, 2015, we issued 764,641 shares of our common stock in the Unit Financing to 6 investors for an aggregate consideration of $1,414,585. We paid Paulson cash compensation of $141,585 and we also issued Paulson a warrant exercisable into 347,202 shares of our common stock. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

18.	On April 20, 2015, we issued 37,838 shares of our common stock in consideration for services performed. The issuance was made in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act.

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Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Undertakings

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
b.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
c.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
a.	if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a) (1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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b.	if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Louisville, State of Colorado, on July 22, 2015.

ANTRIABIO, INC.

By:	/s/ Nevan Elam
Nevan Elam Chief Executive Officer (Principal Executive Officer)

By:	/s/ Morgan Fields
Morgan Fields Chief Accounting Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nevan Elam	Chief Executive Officer and Director	July 22, 2015
Nevan Elam	(Principal Executive Officer)

*		July 22, 2015
Hoyoung Huh	Director

*		July 22, 2015
Barry Sherman	Director

/s/ Morgan Fields	Chief Accounting Officer	July 22, 2015
Morgan Fields	(Principal Financial and Accounting Officer)

*By:	/s/ Nevan Elam
Nevan Elam, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share Exchange and Reorganization Agreement, January 31, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

2.2	Plan of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filing on January 11, 2013)

3.1	Articles of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on January 11, 2013)

3.2	Certificate of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filing on January 11, 2013)

3.3	Certificate of Incorporation, dated January 10, 2013 (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filing on January 11, 2013)

3.4	Delaware Bylaws, dated January 10, 2013 (incorporated by reference to Exhibit 3.4 of the Company’s Form 8-K filing on January 11, 2013)

3.5	Certificate of Amendment to The Certificate of Incorporation, dated April 30, 2014 (incorporated by reference to Exhibit 3.5 of the Company’s S-1 filing on May 20, 2014)

4.1	Form of Konus Warrant (incorporated by reference to Exhibit 4.5 of the Company’s Form 8-K filing on April 1, 2014)

4.2	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filing on April 1, 2014)

4.3	Form of Bridge Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filing on January 16, 2014)

4.4	Form of Conversion Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filing on April 1, 2014)

4.5	Form of Compensation Warrant (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q filing on May 14, 2014)

4.6	Form of Warrant (incorporated by reference to the Company’s Form 8-K filing on December 4, 2014)

4.7	Form of Financing Warrant (incorporated by reference to the Company’s Form 8-K filing on January 5, 2015)

4.8	Form of Warrant (incorporated by reference to the Company’s Form 8-K filing on April 6, 2015)

4.9	Form of Financing Warrant (incorporated by reference to the Company’s Form 8-K filing on April 6, 2015)

5.1	Opinion of Dorsey & Whitney LLP *

10.1	Asset Purchase Agreement with PR Pharmaceuticals (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.2	Asset Purchase Agreement (incorporated by reference to the Company’s Form 8-K filing on November 10, 2014)

10.3	Employment Agreement with Steve Howe, dated April 1, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.4	Termination Agreement with Steve Howe, dated March 26, 2014 (incorporated by reference to Exhibit10.5 of the Company’s Form 8-K filing on April 1, 2014)

10.5	Employment Agreement with Nevan Elam, dated June 18, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.6	Amended and Restated Employment Agreement with Nevan Elam, dated March 26, 2014 (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filing on April 1, 2014)

10.7	Second Amended and Restated Employment Agreement with Nevan Elam, dated February 23, 2015 (incorporated by reference to the Company’s Form 8-K filing on February 24, 2015)

10.8	Employment Agreement with Sankaram Mantripragada, dated April 1, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.9	Amended and Restated Employment Agreement with Sankaram Mantripragada, dated March 26, 2014 (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filing on April 1, 2014)

10.10	Second Amended and Restated Employment Agreement with Sankaram Mantripragada, dated February 23, 2015 (incorporated by reference to the Company’s Form 8-K filing on February 24, 2015)

10.11	Advisory Services Agreement with Konus Advisory Group, Inc., dated July 2, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.12	Consulting Agreement with Hoyoung Huh, dated July 1, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.13	Termination Agreement with Hoyoung Huh, dated March 26, 2014 (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filing on April 1, 2014)

10.14	Employment Agreement with Hoyoung Huh, dated January 1, 2015 (incorporated by reference to the Company’s Form 8-K filing on January 8, 2015)

10.15	Amended and Restated Employment Agreement with Morgan Fields, dated February 23, 2015 (incorporated by reference to the Company’s Form 8-K filing on February 24, 2015)

10.16	Option Agreement with Steve Howe, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.17	Option Agreement with Nevan Elam, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.18	Option Agreement with Sankaram Mantripragada, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.19	Option Agreement with Hoyoung Huh, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.20	Related Party Line of Credit with Drywave Technologies (incorporated by reference to the Company’s Form S-1A filing on June 25, 2014)

10.21	Note Payable with Konus Advisory Group (incorporated by reference to the Company’s 8-K filing on November 15, 2013)

10.22	Subscription Agreement (incorporated by reference to the Company’s 8-K filing on January 16, 2014)

10.23	Form of Bridge Note (incorporated by reference to the Company’s Form 8-K filing on January 16, 2014)

10.24	Form of Note Conversion Letters (incorporated by reference to the Company’s Form 10-Q filing on February 13, 2014)

10.25	Unit Subscription Agreement (incorporated by reference to the Company’s Form 8-K filing on April 1, 2014)

10.26	Konus Repayment Agreement (incorporated by reference to the Company’s Form 8-K filing on April 1, 2014)

10.27	JSDC Services Agreement (incorporated by reference to the Company’s Form 8-K filing on April 4, 2014)

10.28	AntriaBio, Inc. 2014 Stock and Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Information Statement on Schedule 14C filed on April 10, 2014)

10.29	AntriaBio, Inc. 2015 Non Qualified Stock Option Plan (incorporated by reference to the Company’s Form 8-K filing on February 24, 2015)

10.30	Lease Agreement (incorporated by reference to the Company’s Form 8-K filing on May 12, 2014)

10.31	Form of Subscription Agreement (incorporated by reference to the Company’s Form 8-K filing on January 5, 2015)

10.32	Form of Subscription Agreement (incorporated by reference to the Company’s Form 8-K filing on April 6, 2015)

21.1	Listing of Subsidiaries (incorporated by reference to the Company’s Annual Report Form 10-K filed on September 30, 2014)

23.2	Consent of EKS&H LLLP *

23.3	Consent of Dorsey & Whitney, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page to the registration statement)

101	The following materials for the years ended June 30, 2014 and 2013 and for the quarter ended march 31, 2015 formatted in XBRL (extensible Business Reporting Language): (i) Balance Sheet, (ii) Statement of Operations, (iii) Statements of Cash Flows, (iv) Statements of Stockholders Equity and (v) related notes to these Financial Statements, tagged as blocks of text. (Previously filed on the Company's Form S-1 filing on May 22, 2015)

* Filed Herewith